 As filed with the Securities and Exchange Commission on January 21, 1999

                                                      Registration No. 333-68543
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                             SECURITIES ACT OF 1933
                              PUBLIC STORAGE, INC.
             (Exact name of registrant as specified in its charter)

            CALIFORNIA                                 6798                           95-3551121
   (State or other jurisdiction             (Primary Standard Industrial            (I.R.S. Employer
 of incorporation or organization)          Classification Code Number)            Identification No.)

                701 Western Avenue                                         Harvey Lenkin
           Glendale, California 91201-2397                               Public Storage, Inc.
                  (818) 224-8080                                          701 Western Avenue
          (Address, including zip code, and                         Glendale, California 91201-2397
        telephone number, including area code,                             (818) 244-8080
     of registrant's principal executive offices)        (Name, address, including zip code, and telephone
                                                         number, including area code, of agent for service)

                                  COPIES TO:

                 David Goldberg                                           Edward J. Schneidman
               Public Storage, Inc.                                        Michael L. Hermsen
                701 Western Avenue                                        Mayer, Brown & Platt
           Glendale, California 91201-2397                              190 South LaSalle Street
                  (818) 244-8080                                        Chicago, Illinois 60603
                                                                              (312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


----------------------------------------------------------------------------------------------------------------------
                                 CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
         Title of each                                        Proposed           Proposed
           class of                                           maximum            maximum             Amount of
       securities to be                   Amount to be      offering price       aggregate          registration
          registered                       registered        per share(1)    offering price(1)       fee(1)(2)
----------------------------------------------------------------------------------------------------------------------
 Common stock, $0.10 par value.......     15,975,000          $25.873         $413,306,660            $114,900
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(f)(1) under the Securities Act of 1993, as amended based on the market value of the Storage Trust shares on December 1, 1998 with regard to 14,837,575 shares and January 19, 1999 with regard to 1,137,425 shares to be acquired in the merger. Includes up to 14,963,037 shares issuable pursuant to the Merger Agreement and 1,011,963 shares issuable to holders of units of limited partnership interest of Storage Trust Properties, L.P., upon conversion of their units.

(2)  The fee with respect to 14,837,575 shares was previously paid.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             STORAGE TRUST REALTY
                             2407 Rangeline Street
                          Columbia, Missouri   65202


                               January 25, 1999



                            To the Shareholders of
                             Storage Trust Realty



                               IMPORTANT NOTICE


Dear Shareholder:

     Enclosed in a Proxy Statement and Prospectus for a Special Meeting of Shareholders of Storage Trust Realty to be held on March 10, 1999 regarding a proposed merger of Storage Trust Realty and Public Storage, Inc.

     THE STORAGE TRUST BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STORAGE TRUST SHAREHOLDERS VOTE "FOR" THE MERGER. Your vote is important. You should read carefully the enclosed Proxy Statement and Prospectus and complete, sign, date and return the enclosed proxy card in the accompanying envelope. The affirmative vote of holders of at least two-thirds of the common shares of Storage Trust Realty is necessary to approve the merger.

     Shareholders Communications Corporation has been retained to assist in the voting process. If you have any questions regarding the Proxy Statement and Prospectus, the proposed merger or how to vote your shares, please contact Shareholder Communications Corporation at (800) 401-3138.

     Thank you for your prompt attention to this matter.

                                        Very truly yours,



                                        Daniel C. Staton
                                        Chairman of the Board of Trustees

                               PROPOSED MERGER OF

                              STORAGE TRUST REALTY

                                      WITH

                              PUBLIC STORAGE, INC.

                  TO THE SHAREHOLDERS OF STORAGE TRUST REALTY

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                   TO BE HELD

                          WEDNESDAY, MARCH 10, 1999

                                   10:00 A.M.

                         Renaissance St. Louis Hotel-Airport

                              St. Louis, Missouri



The Storage Trust Board of Trustees asks you to attend this meeting to vote on the following:

     1. Proposed Merger. Your vote on the agreement describing Storage Trust's proposed merger is important. In the merger, Storage Trust shareholders will be entitled to receive 0.86 of a share of Public Storage common stock for each Storage Trust common share. In the merger, Storage Trust will either (1) become a subsidiary of Public Storage by merging into a newly formed subsidiary of Public Storage or
          (2) will be merged into Public Storage and disappear as a separate entity by first merging into a newly created subsidiary of Storage Trust, which subsidiary will then be merged into Public Storage. The Agreement and Plan of Merger providing for the merger, which describes the terms of the merger in great detail, is attached to the accompanying Proxy Statement/Prospectus as Annex A; and

     2. Other Business. To consider and vote on any other matters that properly come before the meeting or any adjournments or postponements.

Only shareholders who hold their Storage Trust common shares at the close of business on January 14, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting.



                                    By the Order of the Board of Trustees,




                                    Michael G. Burnam
                                    Chief Executive Officer



January 25, 1999
Columbia, Missouri

YOUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

WE INVITE YOU TO ATTEND THE SPECIAL MEETING BECAUSE IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY PERSONAL NOTIFICATION.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this Proxy Statement and Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement and Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS OF
PUBLIC STORAGE, INC.



COMMON STOCK



The Board of Trustees of Storage Trust Realty and the Board of Directors of Public Storage have agreed to a merger. Storage Trust will either (1) become a subsidiary of Public Storage or (2) be merged into Public Storage and disappear as a separate entity. Storage Trust shareholders will be entitled to receive
0.86 of a share of Public Storage common stock for each Storage Trust common share that they own. We estimate that the shares of Public Storage common stock to be issued to Storage Trust shareholders will represent approximately 10% of the outstanding Public Storage common stock after the merger.

PROXY STATEMENT
FOR
SPECIAL MEETING OF
SHAREHOLDERS
OF
STORAGE TRUST REALTY



TO BE HELD ON MARCH 10, 1999



The merger cannot be completed unless Storage Trust shareholders holding two-thirds of the outstanding common shares approve it. The Storage Trust Board has scheduled a special meeting for Storage Trust shareholders to vote on the merger as follows:


Wednesday, March 10, 1999

10:00 a.m.

Renaissance St. Louis Hotel-Airport
St. Louis, Missouri
-------------------

This document gives you detailed information about the proposed merger. Public Storage has provided the information concerning Public Storage, and Storage Trust has provided the information concerning Storage Trust. Please see "Where You Can Find More Information" on page 16 for additional information about Storage Trust and Public Storage on file with the Securities and Exchange Commission.


This Proxy Statement/Prospectus and proxy are being mailed to shareholders of Storage Trust beginning about January 25, 1999.


PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE PUBLIC STORAGE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 22, 1999.

Public Storage/Storage Trust Combined Portfolios


[Map of United States appears here illustrating the number of Public Storage and
                 Storage Trust facilities in each state.]

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
SUMMARY.............................................................................................   3
      The Companies.................................................................................   3
      The Merger....................................................................................   3

SUMMARY SELECTED HISTORICAL AND UNAUDITED CONDENSED FINANCIAL INFORMATION...........................   8

STORAGE TRUST REALTY AND PREDECESSOR COMPANY
         HISTORICAL FINANCIAL DATA..................................................................   9

PUBLIC STORAGE HISTORICAL FINANCIAL DATA............................................................  11

UNAUDITED PRO FORMA FINANCIAL DATA..................................................................  13

PRO FORMA PER SHARE DATA............................................................................  15

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.....................................................  16

ABOUT THIS PROXY STATEMENT AND PROSPECTUS...........................................................  16

WHERE YOU CAN FIND MORE INFORMATION.................................................................  16

RISK FACTORS........................................................................................  19
      Risk Factors Relating to the Merger...........................................................  19
      Risk Factors Relating to Ownership of Public Storage Common Stock.............................  20
      General Risks Relating to Real Estate Investments and Public Storage's Business...............  21

PUBLIC STORAGE......................................................................................  24
      Description of Business.......................................................................  24
      Facilities....................................................................................  24

STORAGE TRUST.......................................................................................  27
      Description of Business.......................................................................  27
      Facilities....................................................................................  28

THE COMBINED COMPANY................................................................................  30
      General.......................................................................................  30
      Strategies....................................................................................  31
      Common Markets................................................................................  33

THE MERGER..........................................................................................  34
      Terms of the Merger...........................................................................  34
      Background of the Merger......................................................................  34
      Recommendations of the Storage Trust Board of Trustees; Reasons for the Merger................  43
      Opinion of Storage Trust's Financial Advisor..................................................  45
      Interests of Certain Parties..................................................................  50
      Accounting Treatment..........................................................................  51
      Restrictions on Sales by Affiliates...........................................................  51
      Federal Income Tax Consequences...............................................................  51

THE MERGER AGREEMENT..............................................................................  52
      Storage Trust Board Recommendation..........................................................  52
      General.....................................................................................  52
      Effective Time of the Merger................................................................  52
      Exchange of Storage Trust Share Certificates................................................  52
      Conditions to the Merger....................................................................  53
      Storage Trust Options.......................................................................  54
      The Retention Bonus Plan....................................................................  55
      Representations and Warranties..............................................................  55
      Certain Covenants...........................................................................  56
      Distributions...............................................................................  58
      No Solicitation of Transactions.............................................................  58
      Termination.................................................................................  59
      Break-Up Payment............................................................................  60
      Indemnification.............................................................................  60
      Amendment and Waiver........................................................................  61

THE SPECIAL MEETING OF STORAGE TRUST SHAREHOLDERS.................................................  62

COMPARISON OF SHAREHOLDER RIGHTS..................................................................  64
      Authorized Shares...........................................................................  64
      Special Meetings of Shareholders............................................................  64
      Limitation of Personal Liability of Directors/Trustees......................................  65
      Classified Board of Directors/Trustees......................................................  65
      Election of Directors/Trustees..............................................................  65
      Removal of Directors/Trustees...............................................................  65
      Standard of Conduct for Directors/Trustees..................................................  66
      Board Committees............................................................................  66
      Amendment of Storage Trust Declaration or the Public Storage Articles.......................  66
      Shareholder Inspection of Books and Records.................................................  66
      Dividends and Other Distributions...........................................................  67
      Maryland Asset Requirements.................................................................  67
      Action by Written Consent of Shareholders...................................................  67
      Appraisal Rights............................................................................  67
      Indemnification.............................................................................  68
      Business Combinations.......................................................................  68
      Control Share Acquisitions..................................................................  69

DESCRIPTION OF PUBLIC STORAGE CAPITAL STOCK.......................................................  72
      Common  Stock...............................................................................  72
      Ownership Limitations.......................................................................  72
      Class B Common Stock........................................................................  73
      Preferred  Stock............................................................................  74
      Equity Stock................................................................................  75
      Effects of Issuance of Capital Stock........................................................  75

INVESTMENT POLICIES...............................................................................  76

MATERIAL FEDERAL INCOME TAX CONSEQUENCES..........................................................  77
      The Merger..................................................................................  77
      General Tax Treatment of Public Storage.....................................................  78
      Consequences of the PSMI Merger on Public Storage's Qualification as a REIT.................  83
      Taxation of Taxable Domestic Holders of Public Storage Common Stock.........................  86

      Taxation of Non-U.S. Shareholders...........................................................  88
      Ownership Records...........................................................................  90
      Recent Legislation..........................................................................  91
      Recent Administration Proposal..............................................................  91

STATE AND LOCAL TAXES.............................................................................  92

PLAN OF DISTRIBUTION..............................................................................  92

LEGAL MATTERS.....................................................................................  92

INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS........................................................  92

EXPENSES OF SOLICITATION..........................................................................  93

SHAREHOLDER PROPOSALS.............................................................................  93


ANNEXES
     Agreement and Plan of Merger                                                     Annex A-1
     Amendment No. 1 to Agreement and Plan of Merger                                  Annex A-2
     Opinion of Merrill Lynch & Co.                                                   Annex B

                                    SUMMARY


The following summary is qualified in its entirety by the detailed information appearing elsewhere or incorporated in this Proxy Statement and Prospectus. We urge you to review the entire Proxy Statement and Prospectus including the Annexes.



                                 THE COMPANIES


STORAGE TRUST REALTY
2407 Rangeline Street
Columbia, Missouri 65202
(573) 499-4799


Storage Trust, a real estate investment trust ("REIT"), owns, manages, leases, acquires and develops self-storage facilities in 16 states in the Southern, Mid-Atlantic, Midwestern and Western regions of the United States. It was formed as a Maryland REIT in July 1994 to continue and expand the self-storage facility business conducted by Burnam Holding Companies Co.

PUBLIC STORAGE, INC.
701 Western Avenue
Glendale, California 91221
(818) 244-8080


Public Storage, a California corporation taxed as a REIT, owns, manages, leases, acquires and develops self-storage facilities in 37 states in all regions of the United States. Public Storage is the nation's largest owner and operator of self-storage facilities.

THE COMBINED COMPANY (SEE PAGE 30)

Upon completion of the merger, Public Storage will have a pro forma total market capitalization of approximately $5 billion and 1,313 self-storage facilities in 37 states. Public Storage believes that Storage Trust has a high quality portfolio of properties which fit strategically in many of Public Storage's target markets.


                                   THE MERGER


The Public Storage Board of Directors (the "Public Storage Board") and the Storage Trust Board of Trustees (the "Storage Trust Board") have each approved the merger.


RECOMMENDATION OF THE STORAGE TRUST BOARD; REASONS FOR THE MERGER (SEE PAGE
44)


THE STORAGE TRUST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STORAGE TRUST SHAREHOLDERS VOTE "FOR" THE MERGER. The affirmative vote of the holders of two-thirds of the outstanding Storage Trust common shares is required to approve this proposal.

In its decision to recommend the merger, the Storage Trust Board considered the following positive factors for the Storage Trust shareholders:

     . The combined company will own the same type of facilities as Storage Trust, but with the advantage of increased geographic diversification. Storage Trust has an interest in 224 facilities in 16 states compared with an interest in 1,313 facilities in 37 states for the combined company;

     . The combined company will be able to capitalize on Public Storage's name recognition from 25 years of operating experience and its position as the largest operator of self-storage facilities in the United States;

     . The combined company should provide Storage Trust shareholders with a more active trading market and increased liquidity for the Public Storage common stock they receive in the merger;


     . The combined company should be able to raise capital more cheaply and easily with its large market capitalization, low level of debt and conservative distribution policy. Storage Trust has a total market capitalization of approximately $600 million and a ratio of debt-to-total market capitalization at September 30, 1998 of 32% compared with a pro-forma total market capitalization of approximately $5 billion and a pro-forma ratio of debt-to-total market capitalization at September 30, 1998 of 5.9% for the combined company;


     . The combined company should benefit from Public Storage's national telephone reservation system, presenting an opportunity for increased revenues through higher occupancies of the Storage Trust properties;

     . The combined company will eliminate duplicative general and administrative expenses and should eliminate certain other duplicative expenses, such as yellow page advertisements, casualty and liability insurance, supervisory payroll, and media advertising, resulting in economies of scale and cost efficiencies;

     . The merger has been structured as tax-free to Storage Trust shareholders; and

     . The opinion, analysis and presentation of Storage Trust's financial advisor, Merrill Lynch & Co., as to the fairness of the exchange ratio.

In its decision to recommend the merger, the Storage Trust Board considered the following potential detriments:

     . The exchange ratio is fixed, but the market price of Public Storage common stock may change. Accordingly, the Public Storage common stock that Public Storage will issue for the Storage Trust common shares may have a greater or lower aggregate value than the value contemplated at the time the merger agreement was signed.

     . Because Public Storage currently distributes a smaller share of its funds from operations than does Storage Trust, the initial level of regular cash distributions to a Storage Trust shareholder is expected to be significantly lower after the merger than before. A portion of the Storage Trust distribution has been a return of capital. Public Storage intends to make a special cash distribution after the merger in 1999 assuming a continuation of its increasing level of taxable income.

     . The size of the transaction may make rapid integration of Public Storage and Storage Trust difficult.

     . Storage Trust shareholders will become subject to the risks of the real estate markets in which Public Storage currently operates, but Storage Trust does not.




TERMS OF THE MERGER (SEE PAGE 34)

Upon satisfaction (or waiver) of certain conditions, when the merger becomes effective:

     1. Either (A) a subsidiary of Public Storage will merge into Storage Trust and Storage Trust will become a subsidiary of Public Storage or
          (B) Storage Trust will merge into a newly created subsidiary of Storage Trust, which subsidiary will then merge into Public Storage and Storage Trust will disappear as a separate entity; and

     2.   Each Storage Trust common share will convert into the right to receive
          0.86 shares of Public Storage common stock.


Based upon the number of Storage Trust common shares outstanding on November 30, 1998, the holders of Storage Trust common shares immediately prior to the merger will hold, immediately after the merger, approximately 10% of the aggregate number of shares of Public Storage common stock expected to be outstanding after the merger (11% assuming conversion of all interests in the operating partnership of Storage Trust).

OPINION OF STORAGE TRUST'S FINANCIAL ADVISOR (SEE PAGE 45)

Merrill Lynch has delivered its written opinion, dated November 12, 1998, to the Storage Trust Board to the effect that the exchange ratio of 0.86 shares of Public Storage common stock to be paid for each Storage Trust common share is fair from a financial point of view to the holders of Storage Trust common shares other than Public Storage. The full text of the Merrill Lynch opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this document. We urge you to read the opinion of Merrill Lynch in its entirety.

THE MERGER AGREEMENT


We encourage you to read the merger agreement, as amended, attached as Annex A-1 and Annex A-2 to this document (the "Merger Agreement"), in its entirety.

EFFECTIVE TIME OF THE MERGER

Subject to the satisfaction (or waiver) of certain conditions, we currently expect the merger to be completed in the first quarter of 1999.

CONDITIONS TO THE MERGER (SEE PAGE 53)

The completion of the merger depends upon meeting or waiving a number of conditions, including:

     1. Approval of the merger by shareholders holding two-thirds of the outstanding common shares of Storage Trust;

     2. The authorization for listing on the New York Stock Exchange and the Pacific Exchange of the Public Storage common stock issuable as a result of the merger; and

     3. The receipt of legal opinions regarding the impact of the merger on Public Storage's REIT status and the treatment of the merger as a tax-free reorganization.

TERMINATION (SEE PAGE 59)

Public Storage and Storage Trust can agree to terminate the Merger Agreement at any time, even if Storage Trust's shareholders have approved the merger. Also, either company can decide, without the consent of the other, to terminate the Merger Agreement if:

     1.   The merger has not been completed on or before June 30, 1999;

     2.   The other party materially fails to perform under the Merger
          Agreement;

     3. A judgment, injunction, order, decree or action by a governmental entity preventing the merger has become final and nonappealable; and

     4. Prior to the meeting of the Storage Trust shareholders, the Storage Trust Board withdraws or modifies its recommendation that its shareholders approve the Merger Agreement because Storage Trust has received a superior acquisition proposal.

BREAK-UP PAYMENT (SEE PAGE 60)

Storage Trust will be required to pay a break-up payment to Public Storage under the following circumstances:


     1. If the Merger Agreement is terminated by Public Storage or Storage Trust after the Storage Trust Board withdraws or modifies its recommendation that shareholders approve the Merger Agreement because Storage Trust has received a superior acquisition proposal, Storage Trust must pay Public Storage $12 million plus up to $500,000 of Public Storage's out-of-pocket expenses.

     2. If the Merger Agreement is terminated by Public Storage because of a material breach of a condition by Storage Trust and at the time of the termination of the Merger Agreement Storage Trust has received an alternative acquisition proposal and Storage Trust enters into a written agreement with another person relating to an alternative acquisition transaction within 12 months after the termination of the Merger Agreement, Storage Trust must pay Public Storage $12 million plus Public Storage's out-of-pocket expenses not to exceed $500,000.

DISTRIBUTIONS (SEE PAGE 58)


Storage Trust paid a distribution of $0.46 per share on January 15, 1999 to shareholders of record as of December 15, 1998. It is expected that a portion of this distribution will be reported as a return of capital. Beginning with the first quarter of 1999, Storage Trust will adopt the Public Storage distribution policy, multiplied by the exchange ratio of 0.86.

Public Storage expects to continue its present conservative distribution policy after the merger. The current regular quarterly distribution on Public Storage common stock is $0.22 per share. As a result, the initial regular distribution to each Storage Trust shareholder will be $0.1892 per share beginning in the first quarter of 1999. Public Storage intends to make a special cash distribution after the merger in 1999 assuming a continuation of its increasing level of taxable income.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 77)

In the opinion of Mayer, Brown & Platt, counsel to Storage Trust, and A. Timothy Scott, senior vice president and tax counsel of Public Storage, based on certain representations of Public Storage and Storage Trust, the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.  Accordingly,

     . no gain or loss will be recognized by Storage Trust shareholders except to the extent of cash received for fractional shares,

     .    no gain or loss will be recognized by Public Storage shareholders, and

     .    no gain or loss will be recognized by Storage Trust or Public Storage.

In the opinion of Mr. Scott, based on certain representations of Public Storage and Storage Trust, Public Storage is organized in conformity with the requirements for qualification as a REIT and its proposed method of operation following the merger will enable Public Storage to continue to meet the requirements for qualification as a REIT.

THE STORAGE TRUST SPECIAL MEETING


     . The Storage Trust special meeting of shareholders is scheduled to be held at 10:00 a.m., central standard time, on March 10, 1999 at the Renaissance St. Louis Hotel-Airport, St. Louis, Missouri.


     . The Storage Trust Board has fixed the close of business on January 14, 1999 as the record date for the determination of holders of Storage Trust common shares entitled to notice of and to vote at the Storage Trust special meeting of shareholders.

     . The proposal to approve the merger must be approved by the affirmative vote of the holders of two-thirds of the votes entitled to be cast by holders of Storage Trust common shares.

RISK FACTORS

Please read the Risk Factors beginning on page 19 for a discussion of the material risks you should consider in evaluating whether to approve the merger.

                          SUMMARY SELECTED HISTORICAL
                 AND UNAUDITED CONDENSED FINANCIAL INFORMATION


The following historical financial data for Storage Trust and Public Storage on pages 9 through 12 is provided in order to help you evaluate the financial aspects of the merger. This information is derived from the audited financial statements from 1993 to 1997, and the unaudited financial statements for the nine months ended September 30, 1997 and 1998. This information is a summary and you should read it with the historical financial statements filed by Storage Trust and Public Storage included on their Annual Reports on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K's") and their Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (collectively, the "1998 Form 10-Q's"). Please read "Where You Can Find More Information" beginning on page 16 for instructions on obtaining copies of these filings.


Both Storage Trust and Public Storage report quarterly and annual earnings results in their filings with the Securities and Exchange Commission (the "Commission") using methods required by generally accepted accounting principles ("GAAP"). These financial results include unusual or infrequent events and factors. In reviewing the financial information, you should consider the following:

     . Storage Trust was formed on July 12, 1994 as a Maryland REIT to continue the self-storage business of the Burnam Holding Companies Co. and certain of its affiliates (the "Predecessor Company") in owning, operating, and managing self storage facilities. Storage Trust began operating on November 16, 1994. Storage Trust's table reflects financial data on a historical basis for the consolidated financial statements of Storage Trust and its subsidiaries and the combined financial statements of the Predecessor Company. Before November 16, 1994, this information is taken from the combined financial statements of the Predecessor Company. After November 16, 1994, the information is taken from the consolidated financial statements of Storage Trust.


     . Storage Trust has completed significant property acquisitions during 1996, 1997 and 1998. These transactions are described more completely in Storage Trust's 1997 Form 10-K and in its Current Reports on Form 8-K, dated March 23, 1998 (two reports filed on this date, each as amended), April 23, 1998, June 15, 1998 and August 14, 1998 (collectively, the "1998 Storage Trust Form 8-K's"), and the Pro Forma Financial Statements included in Public Storage's Current Report on Form 8-K dated December 7, 1998 (the "1998 Public Storage Form 8-K"). The impact of these transactions are reflected in the "Storage Trust-- Pre-Merger Pro Forma" amounts on page 14 as if they had occurred on January 1, 1997. Please read "Where You Can Find More Information" beginning on page 16 for instructions on obtaining copies of these documents.

     . Public Storage completed several significant business combinations and equity transactions in 1995, 1996, 1997. Please read Notes 3 and 10 to Public Storage's consolidated financial statements contained in its 1997 Form 10-K.

     . Public Storage incurred significant startup operating losses with respect to its portable self-storage operations in the amount of $31.7 million for the year ended December 31, 1997 and $25.2 million for the nine months ended September 30, 1998. Please read Public Storage's Management's Discussion and Analysis of Financial Condition and Results of Operations contained in its 1997 Form 10-K and its 1998 Form 10-Q's for further discussion of this item.

                 STORAGE TRUST REALTY AND PREDECESSOR COMPANY
                           HISTORICAL FINANCIAL DATA
            (Amount in thousands, except for per share information)

                                               Nine Months Ended
                                                 September 30,                         For the Year Ended December 31,
                                           -----------------------      ---------------------------------------------------------
                                            1998(1)        1997(1)       1997(1)         1996         1995      1994(2)   1993(2)
                                           --------       --------      --------      ---------     --------   --------   -------
REVENUES:                                  (unaudited)
Rental income-real estate...........       $ 56,561       $ 42,623      $ 57,859      $  42,499     $ 22,916   $  7,245   $ 4,909
Equity in earnings of
 joint ventures.....................             65             69            93            100          118         24        16
Management income...................            159            193           236            168          339        320       375
Interest and other income...........          1,750            927         1,518            675          466        444       143
                                           --------       --------      --------      ---------     --------   --------   -------
                                             58,535         43,812        59,706         43,442       23,839      8,033     5,443
                                           --------       --------      --------      ---------     --------   --------   -------
EXPENSES:
Cost of operations-real estate......         18,051         13,020        17,236         13,251        6,798      2,310     1,560
Depreciation and amortization.......          9,985          7,279        10,002          6,565        4,106      1,019       839
General and administrative..........          3,094          2,302         3,152          2,549        1,573        617       404
Strategic evaluation costs..........            212             --            --             --           --         --        --
Interest expense....................          8,530          5,596         7,646          4,190        1,334      1,823     1,918
Hedging loss........................          5,464             --            --             --           --         --        --
                                           --------       --------      --------      ---------     --------   --------   -------
                                             45,336         28,197        38,036         26,555       13,811      5,769     4,721
                                           --------       --------      --------      ---------     --------   --------   -------

Income before minority interest.....         13,199         15,615        21,670         16,887       10,028      2,264       722
Minority interest in income.........           (893)        (1,011)       (1,293)        (1,091)        (471)    (1,234)       --
                                           --------       --------      --------      ---------     --------   --------   -------
Net income..........................       $ 12,306       $ 14,604      $ 20,377      $  15,796     $  9,557   $  1,030   $   722
                                           ========       ========      ========      =========     ========   ========   =======

PER COMMON SHARE (3)
Distributions.......................       $ 1.3800       $ 1.3050      $ 1.7650      $  1.6650     $ 1.5725   $ 0.1940   $    --
Net income - Basic..................       $   0.78       $   1.13      $   1.52      $    1.46     $   1.30   $   0.18   $    --
Net income - Diluted................       $   0.77       $   1.12      $   1.51      $    1.46     $   1.30   $   0.18   $    --
Weighted average common
 shares -  Basic....................         15,816         12,901        13,378         10,804        7,324      5,859        --

Weighted average common
 shares -  Diluted..................         17,027         13,897        14,373         11,572        7,722      5,859        --

BALANCE SHEET DATA (AT END OF
 PERIOD):
Total assets........................       $512,116       $371,349      $400,295      $ 308,725     $194,655   $104,965   $22,511
Total debt..........................       $183,470       $123,820      $100,000      $  63,255     $ 39,285   $  8,766   $24,534
Total liabilities...................       $211,257       $141,093      $111,786      $  76,559     $ 47,779   $ 13,229   $24,899
Minority interest...................       $ 23,426       $ 16,114      $ 15,905      $  16,470     $  7,837   $  4,313        --
Shareholders' equity (deficit)......       $277,433       $214,142      $272,604      $ 215,696     $139,039   $ 87,443   $(2,388)

OTHER DATA:
Net cash provided by
 operating activities...............       $ 31,497       $ 26,801      $ 35,624      $  25,553     $ 14,211   $  5,861   $ 1,296
Net cash used in investing
activities..........................       $(79,710)      $(66,222)     $(95,512)     $(106,951)    $(84,953)  $(77,345)  $(1,757)
Net cash provided by
 financing activities...............       $ 46,329       $ 40,094      $ 62,480      $  81,359     $ 69,378   $ 74,919       495
Funds from operations(2)(4).........       $ 28,535       $ 22,374      $ 30,973      $  22,937     $ 13,204   $  1,348        --


_____________________
Footnotes on next page.

(1) Storage Trust has completed significant property acquisitions and debt and equity issuances in 1996 and 1997 and the first nine months of 1998. See Storage Trust's 1997 Form 10-K, its 1998 Form 10-Q's, and the 1998 Storage Trust Form 8-K's for further discussion. Please see "Where You Can Find More Information" beginning on page 16 for instructions on obtaining copies of filings incorporated by reference into this document.

(2) Funds from operations and earnings per share information are for periods after November 16, 1994 (when Storage Trust became a public company). All other amounts for the period prior to November 16,1994 reflect the combined financial statements of the Predecessor Company.

(3) The net income per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FASB 128"). For further discussion of earnings per share and the impact of FASB 128, please read the notes to the consolidated financial statements included in Storage Trust's 1997 Form 10-K.

(4) Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (loss) before minority interest computed in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, provision for losses and real estate related depreciation and amortization (excluding amortization of financing costs). Effective in 1996, the definition of funds from operations was modified by NAREIT to exclude the add-back of the amortization of deferred financing fees and depreciation of non real estate assets. Storage Trust has adopted this new definition. The NAREIT definition does not specifically address the treatment of strategic evaluation costs or hedging losses in the determination of funds from operations. In the case of Storage Trust, funds from operations represents amounts without reductions for either strategic evaluation costs or hedging losses. Amounts for prior years have been revised to conform to the new definition. Storage Trust believes that funds from operations is helpful to investors as a measure of the operations of an equity REIT because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of Storage Trust to incur and service debt and to make capital expenditures. Funds from operations is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Funds from operations is not comparable to similarly entitled items reported by other REITs that do not define it exactly as Storage Trust defines it.

                                 PUBLIC STORAGE
                           HISTORICAL FINANCIAL DATA
            (Amounts in thousands, except for per share information)

                                              Nine Months
                                             September 30,                        For the Year Ended December 31,
                                       -------------------------    -------------------------------------------------------------
                                         1998           1997(1)        1997(1)         1996(1)      1995(1)     1994      1993
                                       -------------------------    -------------------------------------------------------------
                                              (unaudited)
REVENUES:
Rental income -- real estate..........  $  382,179     $  301,492    $  426,115     $  294,005   $  202,134   $ 141,845  $ 109,203
Rental income -- portable
 self-storage.........................      18,069          4,140         7,893            421           --          --         --
Equity in earnings of real
 estate entities......................      16,598         14,652        17,569         22,121        3,763         764        563
Facility management fees..............       4,805          8,319        10,141         14,428        2,144          --         --
Interest and other income.............      11,925          7,489         9,126          7,976        4,509       4,587      4,914
                                        ----------     ----------    ----------     ----------   ----------   ---------  ---------
                                           433,576        336,092       470,844        338,951      212,550     147,196    114,680
                                        ----------     ----------    ----------     ----------   ----------   ---------  ---------
EXPENSES:
Cost of operations -- real estate.....     115,780         93,426       134,628         93,244       72,247      52,816     42,116
Cost of operations --
 portable self-storage................      43,226         25,325        39,558          1,247           --          --         --
Cost of facility management...........         780          1,300         1,793          2,575          352          --         --
Depreciation and amortization.........      79,628         64,141        91,356         64,967       40,760      28,274     24,998
General and administrative............       7,246          5,185         6,384          5,524        3,982       2,631      2,541
Interest expense......................       2,926          5,821         6,792          8,482        8,508       6,893      6,079
Environmental cost....................          --             --            --             --        2,741          --         --
Advisory fee..........................          --             --            --             --        6,437       4,983      3,619
                                        ----------     ----------    ----------     ----------   ----------   ---------  ---------
                                           249,586        195,198       280,511        176,039      135,027      95,597  $  79,353
                                        ----------     ----------    ----------     ----------   ----------   ---------  ---------

Income before minority interest.......     183,990        140,894       190,333        162,912       77,523      51,599     35,327
Minority interest in income...........     (16,141)        (7,777)      (11,684)        (9,363)      (7,137)     (9,481)    (7,291)
                                         ----------     ----------    ----------     ----------   ----------   ---------  ---------
Net income............................  $  167,849     $  133,117    $  178,649     $  153,549   $   70,386   $  42,118  $  28,036
                                        ==========     ==========    ==========     ==========   ==========   =========  =========

PER COMMON SHARE (2):
Distributions.........................  $     0.66     $     0.66    $     0.88     $     0.88   $     0.88   $    0.85  $    0.84
Net income - Basic....................  $     0.96     $     0.67    $     0.92     $     1.10   $     0.96   $    1.05  $    0.98
Net income - Diluted..................  $     0.95     $     0.67    $     0.91     $     1.10   $     0.95   $    1.05  $    0.98
Weighted average common...............
 shares --
        Basic.........................     113,311         96,586        98,446         77,117       41,039      23,978     17,483
Weighted average common
 shares --............................     113,762         97,154        98,961         77,358       41,171      24,077     17,558

        Diluted

BALANCE SHEET DATA (AT END OF PERIOD)
Total assets..........................  $3,411,833     $3,101,814    $3,311,645     $2,572,152   $1,937,461   $ 820,309  $ 666,133
Total debt............................  $   85,617     $  100,349    $  103,558     $  108,443   $  158,052   $  77,235  $  84,076
Minority interest.....................  $  150,532     $  143,678    $  288,479     $  116,805   $  112,373   $ 141,227  $ 193,712
Shareholders' equity..................  $3,098,304     $2,791,819    $2,848,960     $2,305,437   $1,634,503   $ 587,786  $ 376,066

OTHER DATA:
Net cash provided by
 operating activities ................  $  273,520     $  214,212    $  293,163     $  245,329   $  123,579   $  79,180  $  59,477
Net cash used in investing
 activities ..........................  $ (300,899)    $ (303,093)   $ (408,313)    $ (479,626)  $ (248,672)  $(169,590) $(137,429)
Net cash provided by
 financing activities.................  $   40,874     $  144,686    $  129,749     $  180,717   $  185,378   $ 100,029  $  80,100
Funds from operations (3).............  $  247,955     $  200,106    $  272,234     $  224,476   $  105,199   $  56,143  $  35,830

____________________
Footnotes on next page.

(1) During 1997, 1996 and 1995, Public Storage completed several significant business combinations and equity transactions. Please read Notes 3 and 10 to Public Storage's consolidated financial statements contained in its 1997 Form 10-K. Please read "Where You Can Find More Information" beginning on page 16 for instructions on obtaining copies of filings incorporated by reference into this document.

(2) The net income per share amounts prior to 1997 have been restated as required to comply with FASB 128. For further discussion of net income per share and the impact of FASB 128, see Note 2 to Public Storage's consolidated financial statements contained in its 1997 Form 10-K.

(3) Funds from operations for this table, means net income (loss) (computed in accordance with GAAP) before (i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization (including Public Storage's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in a November 1995 reorganization, including property management agreements and excess purchase cost over net assets acquired), and (ii) less funds from operation attributable to minority interest. Funds from operation is a supplemental performance measure for equity REITs as defined by NAREIT. The NAREIT definition does not specifically address the treatment of minority interest in the determination of funds from operations or the treatment of the amortization. In the case of Public Storage, funds from operations represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of intangible assets. Funds from operations is presented because many analysts consider funds from operations to be one measure of the performance of Public Storage and it is used in certain aspects of the terms of the Class B common stock. Funds from operations does not take into consideration scheduled principal payments on debt, capital improvements distributions and other obligations of Public Storage. Accordingly, funds from operations is not a substitute for Public Storage's cash flow or net income as a measure of Public Storage's liquidity or operating performance or ability to pay distributions. Funds from operations is not comparable to similarly entitled items reported by other REITs that do not define it exactly as Public Storage defines it.

                      UNAUDITED PRO FORMA FINANCIAL DATA


The following table summarizes the unaudited pro forma financial information included in the 1998 Public Storage Form 8-K. The unaudited pro forma financial statements are prepared to reflect (i) Storage Trust's acquisition of facilities and issuances of equity and debt in 1997 and 1998, and (ii) the impact of the merger with Storage Trust, as if these transactions occurred on January 1, 1997.

You should read this table with the historical and unaudited pro forma financial statements and accompanying notes of Public Storage and Storage Trust contained in their 1997 Form 10-K's, their Quarterly Reports on Form 10-Q for the quarter ended September 30, 1998, the 1998 Storage Trust Form 8-K's and the 1998 Public Storage Form 8-K. Please read "Where You Can Find More Information" beginning on page 16 for instructions on obtaining copies of filings incorporated by reference into this document.

Pro forma adjustments have been made to reflect reductions in certain general and administrative expense resulting from the elimination of duplicate personnel and costs associated with maintaining Storage Trust as a public company. However, no adjustments have been made for any cost reductions that should result from the merger, as the result of the elimination of certain other duplicative expenses, such as yellow pages advertising, casualty and liability insurance, supervisory payroll, and media advertising, resulting from economies of scale and cost efficiencies. In addition, no adjustments were made to reflect the merged company's expected reduced borrowing costs on its line of credit. During the year ended December 31, 1997 and the nine months ended September 30, 1998, Public Storage's average interest rate on line of credit borrowings was approximately LIBOR plus 0.40% per annum compared to Storage Trust's average interest rates of approximately LIBOR plus 1.45% per annum for the year ended December 31, 1997 and LIBOR plus 1.20% per annum for the nine months ended September 30, 1998.

The pro forma financial information does not purport to represent what Storage Trust's or the merged company's results of operations would actually have been had the transactions had in fact occurred as of January 1, 1997 or to project the merged company's results of operations for any future date or period.

                                PUBLIC STORAGE
                           PRO FORMA FINANCIAL DATA
           (Amounts in thousands, except for per share information)

                                                 Nine Months Ended September 30, 1998           Year Ended December 31, 1997
                                                 ------------------------------------           ----------------------------

                                                Public      Storage Trust     Merged         Public     Storage Trust   Merged
                                                Storage      (Pre Merger     Company         Storage    (Pre Merger     Company
                                             (Historical)   Pro Forma)(1)   Pro Forma(2)  (Historical)  Pro Forma)(1) Pro Forma(2)
                                           ---------------------------------------------  ----------------------------------------
REVENUES:
Rental income-real estate.................      $  382,179      $ 59,169    $  441,348       $426,115       $74,511       $500,626
Rental income-portable self-storage.......          18,069            --        18,069          7,893            --          7,893
Equity in earnings of real estate
 entities.................................          16,598            65        15,881         17,569            93         17,662
Facility management fees..................           4,805           151         4,956         10,141           225         10,366
Interest and other income.................          11,925         1,762        12,632          9,126         1,957          9,963
                                                ----------------------------------------  -----------------------------------------
                                                   433,576        61,147       492,886        470,844        76,786        546,510
                                                ----------------------------------------  -----------------------------------------

EXPENSES:
Cost of operations-real estate............         115,780        18,915       134,357        134,628        23,935        158,112
Cost of operations-portable self-
 storage..................................          43,226            --        43,226         39,558            --         39,558
Cost of facility management...............             780            --           805          1,793            --          1,833
Depreciation and amortization.............          79,628        10,499        94,439         91,356        13,680        111,381
General and administrative................           7,246         3,306         7,963          6,384         3,152          7,243
Interest expense..........................           2,926         9,505        12,431          6,792        12,715         19,507
Hedging loss..............................              --         5,464         5,464             --            --             --
                                                ----------------------------------------  -----------------------------------------
                                                   249,586        47,689       298,685        280,511        53,482        337,634
                                                ----------------------------------------  -----------------------------------------

Income before minority interest...........         183,990        13,458       194,201        190,333        23,304        208,876
Minority interest in income...............         (16,141)         (864)      (17,087)       (11,684)       (1,610)       (12,674)
                                                ----------------------------------------  -----------------------------------------
Net income................................      $  167,849      $ 12,594    $  177,114       $178,649       $21,694       $196,202
                                                ==========      ========    ==========       ========       =======       ========

PER COMMON SHARE:
Net income -- basic.......................      $     0.96      $   0.78    $     0.93       $   0.92       $  1.35       $   0.97
Net income -- diluted.....................      $     0.95      $   0.78    $     0.93       $   0.91       $  1.34       $   0.96
Weighted average common shares
 -- basic.................................         113,311        16,070       126,302         98,446        16,049        111,419
Weighted average common shares
 -- diluted...............................         113,762        17,352       127,767         98,961        17,374        112,957
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................      $3,411,833      $512,116    $3,993,380
Total debt................................      $   85,617      $183,470    $  269,087
Total liabilities.........................      $  162,997      $211,257    $  374,254
Shareholder's equity......................      $3,098,304      $277,433    $3,445,168

(1) These amounts reflect Storage Trust's historical amounts, adjusted as if the facility acquisitions and issuances of equity and debt which were completed during 1997 and 1998 occurred on January 1,1997. The adjustments made to Storage Trust's historical amounts for the property acquisitions reflect the actual revenues and cost of operations for the acquired facilities prior to their acquisition, additional costs to finance these acquisitions prior to their acquisition, and additional depreciation expense.

(2) These amounts reflect the impact of the merger as if it occurred on January 1, 1997. They reflect the Public Storage (Historical) and Storage Trust (Pre merger pro forma) amounts, adjusted as follows: (i) reduced interest income due to lower available cash used for the expenses of the merger,
     (ii) additional depreciation and amortization expenses required to reflect the total merger cost relative to Storage Trust's real estate facilities,
     (iii) reductions to reflect certain duplicate administrative costs that will be eliminated as a result of the merger, and (iv) reclassifications of certain items in Storage Trust's amounts in order to conform to Public Storage's presentation.

                           PRO FORMA PER SHARE DATA

The following table further summarizes the historical and pro forma information that may be useful in evaluating the impact of the merger on a summary per-share basis.

The amounts included for earnings, distributions, and book value per common share are as follows:

                                                             Nine Months Ended                        Year Ended
                                                             September 30, 1998                    December 31, 1997
                                                             ------------------                    -----------------
                                                      Public Storage(3)   Storage Trust    Public Storage(3)     Storage Trust
                                                      -----------------   -------------    -----------------     -------------
Basic Earnings per Share:
   Historical......................................        $ 0.96             $ 0.78           $ 0.92               $ 1.52
 Pre-Merger pro forma(1)...........................        $ 0.96             $ 0.78            $0.92               $ 1.35
   Merged Company pro forma (2)....................        $ 0.93             $ 0.80            $0.97               $ 0.83

Diluted Earnings per Share:
   Historical .....................................        $ 0.95             $ 0.77            $0.91               $ 1.51
   Pre-Merger pro forma(1).........................        $ 0.95             $ 0.78            $0.91               $ 1.34
   Merged Company pro forma(2).....................        $ 0.93             $ 0.80            $0.96               $ 0.83

Distributions per Common Share:
   Historical......................................        $ 0.66             $ 1.38            $0.88               $1.765
   Pre-Merger pro forma (1)........................        $ 0.66             $ 0.57            $0.88               $0.757

Book value per common share (at September 30, 1998):
   Historical......................................        $19.26             $17.26
   Merged Company pro forma (2)....................        $20.01             $17.21


(1) Reflects historical amounts and the pro forma effect of acquisitions and debt and equity issuances by Storage Trust (Storage Trust Pre-Merger pro forma) as described in pro forma financial statements included in the 1998
     Public Storage Form 8-K. In the case of Public Storage, data reflects historical amounts.
(2) Reflects pro forma post-merger amounts as described in the pro forma financial statements included in the 1998 Public Storage Form 8-K. Amounts with respect to Storage Trust have been adjusted based on the conversion ratio of 0.86 to reflect the post merger amounts for each previously held
     Storage Trust common share.
(3)  For the year ended December 31, 1997 and the nine months ended September
     30, 1998, Public Storage incurred start-up operating losses related to its portable self-storage operations of approximately $.32 and $.22 per common share, respectively.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Proxy Statement and Prospectus that are not historical facts are forward-looking statements within Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Storage Trust and Public Storage operate, and each management's beliefs and assumptions. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve (1) known and unknown risks, uncertainties and other factors, including those identified under the caption "Risk Factors" and elsewhere in this Proxy Statement and Prospectus,
(2) changes in general economic conditions in their respective target markets that could adversely affect demand for their facilities, and (3) changes in financial markets and interest rates that could adversely affect the cost of capital and the ability to meet financial needs and obligations, that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement and Prospectus. Storage Trust and Public Storage do not undertake to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                   ABOUT THIS PROXY STATEMENT AND PROSPECTUS

This Proxy Statement and Prospectus is part of a registration statement that Public Storage filed with the Commission relating to the shares of Public Storage common stock being issued in connection with the merger. This Proxy Statement and Prospectus provides you with a general description of the securities Public Storage will offer. You should read this Proxy Statement and Prospectus together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION
Storage Trust and Public Storage are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each files reports, proxy statements and other information with the Commission. You may read and copy any materials Storage Trust or Public Storage files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically and the address of that site is http://www.sec.gov. Public Storage's outstanding common stock and Storage Trust's outstanding common shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "PSA" and "SEA," respectively, and Public Storage's outstanding common stock is also listed on the Pacific Exchange ("PCX") under the symbol PSA, and all reports, proxy statements and other information filed by Public Storage and Storage Trust with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005 and all those reports and other information filed by Public Storage with the PCX may be inspected at the PCX's offices at 301 Pine Street, San Francisco, California 94104.

Public Storage has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Public Storage common stock being offered in the merger. This Proxy Statement and Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted from the Proxy Statement and Prospectus in accordance with the rules and regulations of the Commission. For further information, your attention is directed to the Registration Statement. Statements made in this Proxy Statement and Prospectus concerning the contents of any documents referred to in this document are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Commission.

The Commission allows Public Storage and Storage Trust to "incorporate by reference" the information Public Storage and Storage Trust file with the Commission, which means that Public Storage and Storage Trust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement and Prospectus, and information that Public Storage and Storage Trust file later with the Commission will automatically update and supersede this information.

     Public Storage incorporates by reference the documents listed below:

       . Public Storage's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

       . Public Storage's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

       . Public Storage's Current Reports on Form 8-K, dated January 15, 1998, February 10, 1998, April 23, 1998, December 7, 1998 and
            January 13, 1999; and

       . The description of Public Storage's common stock contained in Public Storage's Registration Statement on Form 8-A, effective June 30, 1981, as supplemented by the description of Public Storage's common stock contained in this Proxy Statement and Prospectus.

The Commission has assigned file number 1-8389 to the reports and other information that Public Storage files with the Commission.

     Storage Trust incorporates by reference the documents listed below:

       . Storage Trust's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

       . Storage Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

       . Storage Trust's Current Reports on Form 8-K, dated March 23, 1998 (two reports filed this date) (each as amended), April 23, 1998, June 15, 1998, August 14, 1998 and November 13, 1998; and

       . Storage Trust's Registration Statements on Form 8-A, dated October 14, 1994 (filed October 14, 1994) and August 11, 1998 (filed August 13, 1998).

The Commission has assigned file number 1-13462 to the reports and other information that Storage Trust files with the Commission.

This Proxy Statement and Prospectus also incorporates by reference any future filings made by Public Storage or Storage Trust with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all distributions relating to the securities registered under the Registration Statement have been completed. You should be aware that any statement contained in this Proxy Statement and Prospectus or in a document incorporated by reference may be modified or superseded by a document filed with the Commission at a later date. Any statement which has been modified or superseded shall not be considered to constitute a part of this Proxy Statement and Prospectus.

You may request a copy of each of Public Storage's filings at no cost, by writing or telephoning Public Storage at the following address, telephone or facsimile number:

     Investor Services Department
     Public Storage, Inc.
     701 Western Avenue
     Glendale, California   91201-2397
     Telephone:  (800) 807-3055
                 (800) 421-2856
                 (818) 244-8080
     Facsimile:  (818) 241-0627

In addition, you may request a copy of each of Storage Trust's filings at no cost, by writing or telephoning Storage Trust at the following address, telephone or facsimile number:

     Controller - External Reports
     Storage Trust Realty
     2407 Rangeline Street
     Columbia, Missouri   65202
     Telephone:  (573) 499-4799
     Facsimile:  (573) 442-5554

In order to ensure timely delivery of any documents, you must request the information by March 3, 1999.

You may also find more information concerning Public Storage and Storage Trust at the following Internet addresses: http://www.publicstorage.com or http://www.storagetrust.com.

You should rely only on the information included in this Proxy Statement or incorporated by reference in this Prospectus. Neither Public Storage nor Storage Trust has authorized anyone else to provide you with different information. Public Storage is not making an offer of its shares of common stock in any state where the offer is not permitted. You should not assume that the information in this Proxy Statement and Prospectus is accurate as of any date other than the date on the front of those documents.

                                 RISK FACTORS

You should consider carefully the factors set forth below in evaluating the merger. The following list of risk factors may not be exhaustive. This Proxy Statement and Prospectus contains forward-looking statements with respect to the operations of Public Storage, Storage Trust and the combined company. Actual results could differ materially from those set forth in the forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

RISK FACTORS RELATING TO THE MERGER

Fixed Merger Consideration Subject to Change in Stock Value

The exchange ratio is fixed, but the market price of Public Storage common stock may change. Accordingly, the Public Storage common stock that Public Storage will issue for the Storage Trust common shares may have a greater or lower aggregate value at the time of the merger than the value contemplated at the time the merger agreement was signed. Storage Trust does not intend to obtain an updated fairness opinion of Merrill Lynch. In addition, because of possible increased selling activity following issuance of Public Storage common stock in the merger and other factors, such as changes in interest rates and market conditions, the market value of Public Storage common stock that Storage Trust shareholders may receive in the merger may decrease following the merger.

Conflicts of Interest

If the merger is completed, Daniel Staton, chairman of Storage Trust, will become a director of Public Storage and as a director will be granted stock options. Also, Michael Burnam (chief executive officer of Storage Trust), P. Crismon Burnam (chief operating officer) and Stephen Dulle (chief financial officer) will enter into one-year consulting agreements with Public Storage. Other employees and officers of Storage Trust may join Public Storage. Upon completion of the merger, various officers and employees will be entitled to receive bonus retention payments and severance payments totaling approximately $1.9 million. In addition, all outstanding Storage Trust options held by employees and trustees will fully vest and, at their election, will be cashed out following the merger. You should read "The Merger--Interest of Certain Parties," "The Merger Agreement--The Retention Bonus Plan" and "The Merger Agreement--Storage Trust Options."

Substantial Expenses and Payments if Merger Fails to Occur

The merger may not be completed. If the merger is not completed, Public Storage and Storage Trust will have incurred substantial expenses. If the Merger Agreement is terminated under certain circumstances, Storage Trust may be required to pay Public Storage a $12 million termination fee plus up to $500,000 of Public Storage's out-of-pocket expenses. See "The Merger Agreement--Certain Fees and Expenses."

Differences in Shareholder Rights

The rights of Storage Trust's shareholders currently are governed by Maryland law and Storage Trust's Declaration of Trust and bylaws. After of the merger, shareholders of Storage Trust will become shareholders of Public Storage and their rights will be governed by California law and Public Storage's Articles of Incorporation and bylaws. The rights of shareholders of Storage Trust may differ materially from the rights of shareholders of Public Storage. You should read "Comparison of Shareholder Rights" for a detailed discussion of these differences.

Lower Level of Distributions After the Merger

Because Public Storage currently distributes a smaller share of its funds from operations than does Storage Trust, your regular initial cash distributions are expected to be significantly lower after the merger than it was before the merger. For the year 1998, Storage Trust paid its shareholders a distribution of $1.84 per share per year while Public Storage paid its shareholders a distribution of $0.88 per share per year or an equivalent of $0.7568 per Storage Trust share per year. A portion of the Storage Trust distribution was a return of capital. Public Storage intends to make a special cash distribution to shareholders after the merger in 1999 assuming a continuation of its increasing level of taxable income.

Integration Problems

Public Storage has never undertaken to integrate a company as large as Storage Trust, which may make rapid combination of Public Storage and Storage Trust difficult. As a result, Public Storage may have to spend additional time and expense on integrating the facilities of Storage Trust into its portfolio that it would otherwise spend on operating its business.

Risks of New Real Estate Markets

You will become subject to the risks of the real estate markets in which Public Storage currently operates, such as California, but Storage Trust does not.

RISK FACTORS RELATING TO OWNERSHIP OF PUBLIC STORAGE COMMON STOCK

Control and Influence over Public Storage by the Hughes Family and Public Storage Ownership Limitations

Public Storage shareholders are substantially limited in their ability to control Public Storage. B. Wayne Hughes, Public Storage's chairman and chief executive officer, and members of his family own approximately 33% of the outstanding shares of Public Storage common stock (approximately 37% upon conversion of the Public Storage class B common stock). Consequently, the Hughes family may effectively control matters submitted to a vote of Public Storage shareholders, including electing directors, amending Public Storage's Articles of Incorporation, dissolving and approving other extraordinary transactions, such as a takeover attempt. Also, the Public Storage Articles of Incorporation and bylaws restrict the beneficial ownership of Public Storage securities. Unless Public Storage's board of directors waives these limitations, no Public Storage shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of Public Storage or (B) 9.9% of the outstanding shares of each class or series of preferred or equity stock of Public Storage. The Public Storage Articles of Incorporation and bylaws provide, however, that the Hughes family may continue to own the shares of Public Storage common stock held at the time of a 1995 reorganization. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize the ability of Public Storage to qualify as a REIT and to obtain the favorable tax benefits afforded a qualified REIT. These limitations also make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the Public Storage shareholders. These provisions will prevent future takeover attempts not approved by the Public Storage Board even if a majority of the Public Storage shareholders deem it to be in their best interests because they would receive a premium for their shares over the shares' then market value or for other reasons. See "Description of Public Storage Capital Stock--Ownership Limitations."

Liabilities with Respect to Acquired General Partner Interests

When Public Storage succeeded to substantially all of the facilities and operations of affiliates in a 1995 reorganization, Public Storage became subject to all of the affiliates' liabilities as general partner of various limited partnerships. Public Storage will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Mr. Hughes agreed to indemnify Public Storage for activities of the affiliates before the 1995 reorganization and put in escrow shares of Public Storage class B common stock received in the reorganization to support this indemnification.

GENERAL RISKS RELATING TO REAL ESTATE INVESTMENTS AND PUBLIC STORAGE'S BUSINESS

Value of Investment Reduced by General Risks of Real Estate Ownership

Like Storage Trust, Public Storage is subject to the risks generally related to the ownership of real estate-related assets. These risks include:

     1.   lack of demand for rental spaces or units in a locale;

     2.   changes in general economic or local conditions;

     3. changes in supply of or demand for similar or competing facilities in an area;

     4.   the impact of environmental protection laws;

     5. changes in interest rates and availability of permanent mortgage funds, which may render the sale or financing of a facility difficult or unattractive; and

     6.   changes in tax, real estate and zoning laws.

Significant Competition among Mini-Warehouses

Like Storage Trust, most of Public Storage's facilities are mini-warehouses. Competition in the market areas in which many of its facilities are located is significant and could affect the occupancy levels, rental rates and operating expenses of certain of its facilities. Any increase in availability of funds for investment in real estate may accelerate competition. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which Public Storage operates.

Risk of Environmental Liabilities

Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

Public Storage has conducted preliminary environmental assessments of most of its facilities (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such facilities. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, Public Storage's operations and recent property acquisitions, Public Storage has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain of such facilities are or may be the subject of federal or state environmental investigations or remedial actions. Public Storage has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on these preliminary environmental assessments, Public Storage believes it has funds available to cover any liability (estimated at $4 million) from environmental contamination or potential contamination and Public Storage is not aware of any environmental contamination of its facilities material to its overall business, financial condition or results of operation.

Tenant Reinsurance

A corporation owned by the Hughes family reinsures policies insuring against losses to goods stored by tenants in the mini-warehouses operated by Public Storage. Public Storage believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the reinsurance. Public Storage has a right of first refusal to buy the stock or assets of this corporation if the Hughes family or the corporation agree to sell them. However, Public Storage has no interest in the operations of this corporation and no right to buy the stock or assets of the corporation unless the Hughes family decides to sell. If the reinsurance business were owned directly by Public Storage, the insurance premiums would be nonqualifying income to Public Storage under the Internal Revenue Code in determining its REIT status. In the absence of a change in tax laws, REIT requirements would likely preclude Public Storage from exercising its right of first refusal to buy the stock or assets of the reinsurance corporation.

Canadian Operations

The Hughes family owns and operates mini-warehouses in Canada. Public Storage has a right of first refusal to buy the stock or assets of the corporation engaged in these operations if the Hughes family or the corporation agree to sell. However, Public Storage has no interest in the operations of this corporation and no right to buy the stock or the assets of that corporation unless the Hughes family decides to sell.

Merchandise and Portable Self-Storage Companies

At almost all of Public Storage's mini-warehouses, PS Orangeco, Inc. (the "Lock/Box Company") offers for sale to the general public, including mini-warehouse tenants, a variety of items such as locks and boxes to assist in the moving and storage of goods. Because the revenues received from the sale of these items would be nonqualifying income to Public Storage, Public Storage owns the nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity). The Hughes family, which owns the voting common stock of the Lock/Box Company (representing 5% of the equity), controls the operations of the Lock/Box Company.

Public Storage organized Public Storage Pickup & Delivery ("PSPUD") in 1996 to operate a portable self-storage business. Public Storage owns substantially all of the economic interest of PSPUD. Since PSPUD will operate profitably only if it can succeed in the relatively new field of portable self-storage, there can be no assurance as to its profitability. As a start-up enterprise, PSPUD incurred operating losses of $31,700,000 in 1997 and $25,200,000 during the first nine months of 1998. You should read "Material Federal Income Tax Consequences--General Tax Treatment of Public Storage" for a discussion concerning the treatment of income from and investment in PSPUD for purposes of the REIT income and asset tests. Income derived directly from PSPUD is nonqualifying income to Public Storage under the Internal Revenue Code in determining its REIT status.

Restrictions on, and Risks of, Unsuccessful Development Activities

Public Storage intends to continue to pursue development activities as opportunities arise. Such development activities generally require various government and other approvals. Public Storage may not receive such approvals. Public Storage will incur risks associated with any such development activities. These risks include:

     1. the risk that development opportunities explored by Public Storage may be abandoned;

     2. the risk that construction costs of a project may exceed original estimates, possibly making the project unprofitable;

     3.   lack of cash flow during the construction period; and

     4. the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

Public Storage's competitors seek properties for development and may have greater resources than Public Storage.

                                PUBLIC STORAGE

DESCRIPTION OF BUSINESS

Public Storage is a fully integrated, self-administered and self-managed REIT that owns, manages, leases, acquires and develops self-storage facilities offering storage space for personal and business use. Public Storage is the largest owner and operator of self-storage facilities in the United States with equity interests (through direct ownership, as well as general and limited partnership interests), as of September 30, 1998, in 1,089 self-storage facilities located in 37 states. Public Storage also has a significant ownership in PS Business Parks, Inc., a REIT that, as of September 30, 1998, had equity interests in 99 commercial properties located in ten states.

In 1996 Public Storage organized PSPUD as a separate affiliated entity to operate a portable self-storage business that rents portable containers.

Public Storage was organized as a California corporation in 1980. The principal executive offices of Public Storage are located at 701 Western Avenue, Glendale, California 91201-2397. The telephone number is (818) 244-8080.

FACILITIES

Public Storage primarily owns, manages, leases, acquires and develops self-storage facilities, also known as mini-warehouses. Mini-warehouses are designed to offer accessible storage space for personal and business use at a relatively low cost. A user rents a fully enclosed space which is for the user's exclusive use and to which only the user has access on an unrestricted basis during business hours. On-site operation is the responsibility of resident managers who are supervised by area managers. Some mini-warehouses also include rentable uncovered parking areas for vehicle storage. Leases for mini-warehouse space may be on a long-term or short-term basis, although typically spaces are rented on a month-to-month basis. Rental rates vary according to the location of the facility and the size of the storage spaces, which ranges generally from 25 to 400 square feet.

Users of space in mini-warehouses include both individuals and large and small businesses. Individuals usually employ this space for storage of, among other things, furniture, household appliances, personal belongings, motor vehicles, boats, campers, motorcycles and other household goods. Businesses normally employ this space for storage of excess inventory, business records, seasonal goods, equipment and fixtures.

The following table reflects the geographic diversification of the mini-warehouses in which Public Storage has an interest:

                                                              At September 30, 1998
                                             -------------------------------------------------------
                                                                          Net Rentable Square Feet
                                                 Number of Facilities             (in thousands)
                                                 --------------------     --------------------------
       California:
         Southern                                        150                             9,512
         Northern                                        131                             7,280
       Texas                                             123                             8,083
       Florida                                           100                             5,838
       Illinois                                           67                             4,224
       Colorado                                           38                             2,375
       Washington                                         37                             2,292
       Georgia                                            36                             1,962
       New Jersey                                         35                             2,018
       Maryland                                           34                             1,921
       Virginia                                           33                             2,040
       New York                                           29                             1,692
       Ohio                                               27                             1,650
       Oregon                                             25                             1,171
       Nevada                                             22                             1,409
       Missouri                                           19                             1,017
       Pennsylvania                                       18                             1,224
       Other states (21 states)                          165                             9,249
                                                       -----                            ------
         Totals                                        1,089                            64,957
                                                       =====                            ======

______________

  None of Public Storage's mini-warehouses involves 10% or more of Public Storage's total assets or gross revenues. As of September 30, 1998, each of Public Storage's facilities is generating sufficient revenues to cover its operating expenses, other than those properties recently opened that are in the initial lease-up stage. Only 25 of Public Storage's facilities are subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. As of September 30, 1998, these 25 facilities were encumbered by mortgages in the aggregate amount of $35,992,000, bearing interest at rates ranging from 7.13% to 11.0% per year and maturing between May 1999 and September 2028. Each of Public Storage's facilities will continue to be used for its current purpose. At present, Public Storage has no plans for any material renovation or improvement of its facilities. However, Public Storage budgets for regular maintenance, repair and upgrade of its facilities. Public Storage believes each of its facilities is adequately covered by insurance.

  Competition exists in substantially all of the market areas in which Public Storage's mini-warehouse facilities are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, Public Storage believes that the current overall demand for mini-warehouse space is strong, and as reflected in the table below, the overall performance of Public Storage's mini-warehouses has generally improved. More than 10% of Public Storage's net rentable square feet of space are located in each of the Southern California, Northern California and Texas market areas. The economy of each of those markets has been strengthening. Public Storage's mini-warehouses are operated as part of the "Public Storage" system. Public Storage is the largest operator of mini-warehouses in the United States.

Set forth below is a schedule showing the overall occupancy rate and realized rent for the 985 mini-warehouses in which Public Storage had an interest, direct or indirect, for the periods indicated ("same - store mini-warehouses"):

                                                   Years ended            Nine months ended
                                                   December 31,             September 30,
                                             ----------------------      ----------------
                                              1995     1996   1997         1997     1998
                                              ----     ----   ----         ----     ----
Weighted average occupancy level(1)
Annual realized rent per occupied             89.9%   91.0%  91.7%        91.6%    92.6%
 square foot (1)(2)                          $8.37   $8.70  $9.20        $9.12    $9.72

_______________
(1)  Properties owned throughout the periods.
(2) Realized rent per occupied square foot represents the actual revenue earned per occupied square foot. Public Storage believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

                                 STORAGE TRUST

DESCRIPTION OF BUSINESS

Storage Trust and its affiliates constitute a self-administered and self-managed REIT which was organized in November 1994 to continue and expand the self-storage facility business conducted by Burnam Holding Companies Co. and certain of its affiliates (collectively, the "Predecessor Company") since 1974. Storage Trust and its affiliates own, manage, lease, acquire and develop self-storage facilities. Storage Trust owns and operates self-storage facilities in the Southern, Mid-Atlantic, Midwestern and Western regions of the United States. Storage Trust offers a broad range of features and amenities to its customers, including uniformed customer service-oriented facility managers, door alarms, lighting systems, video cameras, twenty-four hour computer-controlled access, climate-controlled storage spaces, attractive buildings and wide drive aisles.

The business of Storage Trust is operated through Storage Trust Properties, L.P. (the "Operating Partnership") and Storage Realty Management Co. Substantially all of Storage Trust's assets and interest in self-storage facilities are held by, and all of its operations are conducted through, the Operating Partnership. Storage Trust is the sole general partner of, and thereby controls the operations of, the Operating Partnership, holding approximately a 93% ownership
interest (as of September 30, 1998).   The remaining ownership interests in the
Operating Partnership are primarily held by certain owners of the Predecessor Company, including Burnam Holding Companies Co. and certain former owners of assets acquired by the Operating Partnership subsequent to Storage Trust's initial public offering of common shares. Storage Trust is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations. Storage Realty Management Co. manages facilities owned by unrelated third parties and conducts various other businesses at certain facilities, such as the sale of locks and the processing of customer property insurance. Through its ownership of the preferred stock, the Operating Partnership enjoys substantially all of the economic benefit of the businesses carried on by Storage Realty Management Co.

Storage Trust was formed as a Maryland real estate investment trust on July 12, 1994. The Operating Partnership was organized under the laws of the State of Delaware on July 13, 1994. Storage Trust's and the Operating Partnership's executive offices are located at 2407 Rangeline Street, Columbia, Missouri 65202 and their telephone number is (573) 499-4799.

FACILITIES

The following table reflects the location of Storage Trust's self-storage facilities:

                                 At September 30, 1998
                       ------------------------------------------

                                                  Net Rentable Square
                    Number of Facilities          Feet (in thousands)
                    --------------------          --------------------
  Texas                     36                          2,016
  Georgia                   27                          1,626
  Florida                   27                          1,311
  South Carolina            24                          1,003
  Missouri                  23                          1,194
  Illinois                  23                          1,176
  Colorado                  12                            747
  Tennessee                 11                            605
  Other (8 states)          41                          2,233
                           ---                         ------
    Totals                 224                         11,911
                           ===                         ======



None of Storage Trust's self-storage facilities involves 10% or more of Storage Trust's total assets or gross revenues. As of the date hereof, each of Storage Trust's properties is generating sufficient revenues to cover its operating expenses other than those properties recently opened that are in the initial lease-up stage. None of Storage Trust's properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes, assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of Storage Trust's properties continues to be used for its current purpose. Storage Trust believes each of its properties is adequately covered by insurance. Substantially all of Storage Trust's facilities are subject to competition and the barriers to entry are relatively low for competitors with sufficient capital. More than 10% of Storage Trust's net rentable square feet are located in each of Texas, Georgia, Florida and Missouri.

Set forth below is a schedule showing the overall occupancy rate and realized rents for the 105 self-storage facilities in which Storage Trust had an interest for the periods indicated:

                                                                                    Nine months ended
                                               Years Ended December 31,               September 30,
                                               ------------------------          ------------------------

                                                   1996          1997               1997          1998
                                               ------------   ---------           ---------    ----------
Weighted averaged occupancy (1)                    84.3%        83.9%               84.3%         83.9%
Average realized rent per occupied
square foot (1)(2)                                 $7.15        $7.35               $7.36         $7.52

___________________


(1)  Properties owned throughout 1996 to 1998.

(2) Realized rent per occupied square foot represents the actual revenue earned per occupied square foot. Storage Trust believes this is a more relevant measure than posted rental rates, since-posted rates can be discounted through the use of promotions. Includes administrative and late fees.

                             THE COMBINED COMPANY

GENERAL

After the merger, the combined company will have an interest in 1,313 mini-warehouses in 37 states. Public Storage believes that Storage Trust has a high quality portfolio of facilities which fit strategically in many of Public Storage's target markets. The following table reflects the continued geographic diversification of the combined company's mini-warehouses:

                                                                         At September 30, 1998
                                                      ------------------------------------------------------
                                                                       Net Rentable Square Feet
                                                      Number of Facilities            (in thousands)
                                                      --------------------           ---------------
               California:
                   Southern California                        150                          9,512
                   Northern California                        131                          7,280
               Texas                                          159                         10,099
               Florida                                        127                          7,149
               Illinois                                        90                          5,400
               Georgia                                         63                          3,588
               Colorado                                        50                          3,122
               Missouri                                        42                          2,211
               Washington                                      37                          2,292
               Virginia                                        37                          2,241
               New Jersey                                      35                          2,018
               Maryland                                        34                          1,921
               Ohio                                            32                          1,899
               New York                                        29                          1,692
               South Carolina                                  26                          1,084
               Oregon                                          25                          1,171
               Nevada                                          22                          1,409
               Tennessee                                       22                          1,311
               Kansas                                          22                          1,274
               Alabama                                         21                            835
               North Carolina                                  20                          1,004
               Pennsylvania                                    18                          1,224
               Other states (16 states)                       121                          7,132
                                                            -----                         ------
               Totals                                       1,313                         76,868
                                                            =====                         ======



Substantially all of the combined company's facilities are subject to competition and the barriers to entry are relatively low for competitors with sufficient capital. More than 10% of the combined company's net rentable square feet will be located in each of Southern California and Texas.

STRATEGIES

The combined company is expected to continue Public Storage's growth and operating strategies. There can be no assurance that the combined company will be successful in implementing Public Storage's strategies.

Growth Strategies

Public Storage's growth strategies focus on improving the operating performance of its existing facilities and on increasing its ownership of mini-warehouses through additional investments. Major elements of these strategies are as follows:

       Increase net cash flow of existing facilities. Public Storage seeks to increase the net cash flow generated by its existing facilities by (i) increasing average occupancy rates and (ii) achieving higher levels of realized monthly rents per occupied square foot. Average occupancy at the Public Storage same-store mini-warehouses has increased from 89.9% in 1995 to 92.6% for the nine months ended September 30, 1998. Similarly, realized monthly rents per occupied square foot have increased approximately 16.1% during this same period. These factors have resulted in growth in net operating income at the Public Storage same store mini-warehouses of 5.0%, 7.0% and 8.5% in 1996, 1997 and the nine months ended September 30, 1998, respectively, over the prior period. Public Storage does not expect to maintain this growth rate in future periods as it does not anticipate increases in occupancies in its base portfolio and it anticipates smaller increases in realized rents.

       Develop properties. Between 1995 and September 30, 1998, Public Storage and a development joint venture in which Public Storage has a 30% interest have developed 28 mini-warehouses (approximately 1,663,000 net rentable square feet) at a total cost of approximately $133.7 million. At September 30, 1998, Public Storage had 25 mini-warehouses (approximately 1,669,000 net rentable square feet) in process with total estimated development costs of $115 million and had identified 49 additional mini-warehouse development projects (approximately 2,850,000 net rentable square feet) with total estimated development costs of $179 million. Development of these projects is subject to contingencies. Public Storage believes that the combined company will be in a better position to develop these projects and to be able to continue to develop mini-warehouses that meet the combined company's criteria for success.

       Access to capital. Public Storage believes that the merger with Storage Trust will strengthen its financial position and access to capital.

       Conservative distribution policy. The combined company expects to continue Public Storage's conservative distribution policy. After the merger, Public Storage will seek to continue to retain significant funds generated from operations (after funding its distributions and capital improvements) for additional property investments and debt reduction. During the nine months ended September 30, 1998, Public Storage distributed 40.2% of its funds from operations allocable to Common Stock and retained $ 95.7 million. Public Storage believes that this policy strengthens its financial condition and provides significant financial flexibility. There can be no assurance that the combined company will be able to continue to retain this level of cash. Public Storage intends to make a special cash distribution after the merger in 1999, assuming a continuation of its increasing level of taxable income.

Operating Strategies

After the merger, the combined company's mini-warehouses will be operated under the "Public Storage" name, the most recognized name in the mini-warehouse industry. The major elements of Public Storage's operating strategies are as follows:

       Capitalize on Public Storage brand name recognition. Public Storage, together with its predecessor, has 25 years of operating experience in the mini-warehouse business, and is the largest operator of mini-warehouses in the United States. Public Storage believes that its marketing and advertising programs improve its competitive position in the market. Public Storage believes that it is the only mini-warehouse operator regularly using television advertising in several major markets around the country, and its in-house Yellow Pages staff designs and places advertisements in approximately 700 directories. In addition, Public Storage offers a toll-free referral system, 800-44-STORE, which services approximately 100,000 calls per year from potential customers inquiring as to the nearest Public Storage mini-warehouse.

       Maintain high occupancy levels and increase realized rents. Average occupancy for the Public Storage same-store mini-warehouses increased from 89.9% in 1995 to 91.7% in 1997. During the nine months ended September 30, 1998, the average occupancy was 92.6% compared to 91.6% for the comparable period in 1997. Realized monthly rents per square foot increased from $8.37 in 1995 to $9.72 during the nine months ended September 30, 1998.

       Concentrate facilities in major markets. Public Storage is focused on owning and acquiring mini-warehouses located principally in the 54 largest metropolitan areas (those with populations in excess of 1,000,000) throughout the country. Public Storage believes that the events resulting in the rental of mini-warehouse space occur with greater frequency in the larger metropolitan areas than in less populous areas. By concentrating its facilities within these markets, Public Storage can also achieve economies of scale with respect to property operations and advertising. The addition of Storage Trust's portfolio of facilities will enhance this strategy.

       Focus on high quality properties in prime locations. Public Storage seeks to own high quality properties located on prime land with high traffic counts, high visibility and a dense population within a three to five mile radius. Public Storage believes that facilities located on prime land are less susceptible to the threat of competition from new development and, as a result, have more stable cash flows. Public Storage is also committed to investing the capital necessary to maintain the high quality of its facilities and to upgrade them when warranted by market conditions. The addition of Storage Trust's portfolio of facilities will enhance this strategy.

       Systems and controls. Public Storage has an organizational structure and a property management system, "CHAMP" (Computerized Help and Management Program), which links its corporate office with each mini-warehouse.
       This enables Public Storage to obtain daily information from each mini-warehouse and to achieve efficiencies in operations and maintain control over space inventory, rental rates, promotional discounts and delinquencies. Expense management is achieved through centralized payroll and accounts payable systems and a comprehensive property tax appeals department, and Public Storage has an extensive internal audit program designed to ensure proper handling of cash collections.

       Professional property operation. In addition to approximately 120 support personnel at Public Storage's corporate offices, there are approximately 2,800 on-site personnel who manage the day-to-day operations of the mini-warehouses operated by Public Storage. These on-site personnel are supervised by approximately 100 district managers, 18 regional managers and five divisional managers (with an average of more than 12 years experience in the mini-warehouse industry) who report to the president of the management division (who has 15 years of experience with Public Storage). Public Storage carefully selects and extensively trains the operational and support personnel and offers them a progressive career path. Public Storage furnishes on-site personnel with detailed operating procedures.

COMMON MARKETS

The following table sets forth a comparison of the occupancy levels of both companies' mini-warehouses in common markets for the nine months ended September 30, 1998:

                               Public Storage Properties                    Storage Trust Properties
                      --------------------------------------   ----------------------------------------------------
                                       Net                                       Net                                 Differences in
                       Number of    Rentable    Weighted Avg.    Number of    Rentable          Weighted Avg.        Weighted Avg.
         Market        Properties  Square Feet    Occupancy     Properties   Square Feet         Occupancy             Occupancy
------------------    --------------------------------------   ---------------------------------------------------  ---------------
CO       Colorado Springs        7      359,353        91.3%              5       344,615                 87.2%            4.1%
CO       Denver                 29    1,911,768        94.6%              4       213,862                 78.0%           16.6%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                36    2,271,121        94.1%              9       558,477                 83.7%           10.4%
                      --------------------------------------   ---------------------------------------------------  ---------------

FL       Jacksonville            9      454,660        94.5%              6       347,455                 89.8%            4.7%
FL       Orlando                13      695,343        91.3%              5       232,809                 86.4%            4.9%
FL       Miami                  29    1,613,555        89.7%              8       343,210                 81.0%            8.7%
FL       Tampa Bay              17    1,018,215        93.0%              3       196,685                 89.6%            3.4%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                68    3,781,773        91.4%             22     1,120,159                 86.4%            5.0%
                      --------------------------------------   ---------------------------------------------------  ---------------

GA       Atlanta                31    1,701,741        92.1%             23     1,420,133                 82.3%            9.8%
GA       Augusta                 1       40,124        83.5%              2       110,353                 82.6%            0.9%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                32    1,741,865        91.9%             25     1,530,486                 82.3%            9.6%
                      --------------------------------------   ---------------------------------------------------  ---------------

IL       Chicago                63    3,993,063        92.8%             23     1,175,738                 85.6%            7.2%

KS & MO  Kansas City            13      783,366        91.7%             12       648,887                 85.1%            6.6%


KY       Louisville              2      119,375        87.8%              3       117,220                 82.7%            5.1%

LA       New Orleans             4      271,717        93.9%              1        68,927                 80.7%           13.2%

MO       St. Louis              11      518,036        92.0%             10       497,464                 85.6%            6.4%

NC       Charlotte               4      191,957        91.0%              5       227,089                 67.7%           23.3%
NC       Raleigh/Durham          3      208,610        88.1%              4       171,123                 99.4%          -11.3%
NC       Greensboro              3      151,458        84.8%              1        37,180                 85.9%           -1.1%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                10      552,025        88.2%             10       435,392                 81.7%            6.5%
                      --------------------------------------   ---------------------------------------------------  ---------------

OH       Columbus               12      762,825        89.1%              2       129,206                 70.5%           18.6%
OH       Cincinnati             12      638,740        91.0%              3       119,821                 96.1%           -5.1%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                24    1,401,565        90.0%              5       249,027                 82.8%            7.2%
                      --------------------------------------   ---------------------------------------------------  ---------------

SC       Columbia                2       80,700        91.9%              9       360,758                 86.1%            5.8%

TN       Chattanooga             1       81,400        83.4%              3       119,620                 71.4%           12.0%
TN       Nashville               2      106,351        88.4%              8       485,076                 74.3%           14.1%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                 3      187,751        86.2%             11       604,696                 73.7%           12.5%
                      --------------------------------------   ---------------------------------------------------  ---------------


TX       Dallas/                53    3,062,137        93.5%             19     1,017,997                 87.3%            6.2%
         Ft. Worth
TX       Houston                41    2,922,652        93.4%             17       998,064                 86.0%            7.4%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                94    5,984,789        93.4%             36     2,016,061                 86.6%            6.8%
                      --------------------------------------   ---------------------------------------------------  ---------------


VA       Washington D.C.        38    2,093,482        91.6%              3       125,382                 90.7%            0.9%
VA       Norfolk/
         Chesapeake              7      486,067        91.2%              1        75,300                 91.4%           -0.2%
                      --------------------------------------   ---------------------------------------------------  ---------------
                                45    2,579,549        91.5%              4       200,682                 91.0%            0.5%
                      --------------------------------------   ---------------------------------------------------  ---------------

WI       Milwaukee               6      377,750        94.8%              2       254,622                 81.3%           13.5%
                      --------------------------------------   ---------------------------------------------------  ---------------
         Totals                413   26,644,445        92.3% (1)        182     9,838,596                 84.2% (1)        8.1%(1)
                      ======================================   ===================================================  ===============




______
(1) These percentages represent the monthly weighted average occupancy for the nine month period ended September 30, 1998. At November 30, 1998, the averageoccupancy for the same Public Storage facilities was 91.2% and for the same Storage Trust facilities was 85.6%, or a difference of 5.6%.

     THERE CAN BE NO ASSURANCE THAT PUBLIC STORAGE WILL BE ABLE TO INCREASE THE OCCUPANCY LEVELS OF STORAGE TRUST'S FACILITIES. OCCUPANCY LEVELS ARE A FUNCTION NOT ONLY OF GENERAL MARKETS BUT ALSO OF SPECIFIC LOCATIONS, PROPERTY-SPECIFIC COMPETITION, RENTAL RATES AND PHYSICAL CHARACTERISTICS, SUCH AS SPACE MIX, SECURITY SYSTEMS AND CLIMATE CONTROL. WHILE THE FACILITIES IN THIS TABLE ARE IN THE SAME GENERAL MARKETS, THEY ARE OBVIOUSLY IN DIFFERENT SPECIFIC LOCATIONS AND HAVE DIFFERING PHYSICAL CHARACTERISTICS.

                                  THE MERGER

TERMS OF THE MERGER


The Public Storage Board and the Storage Trust Board have each approved the merger and the Merger Agreement, a copy of which you will find in Annex A-1 and Annex A-2 attached to this document. Under the Merger Agreement, among other things, upon satisfaction (or waiver) of the conditions set forth in the Merger Agreement, at the effective time of the merger, either:

     1. A subsidiary of Public Storage will merge into Storage Trust. Storage Trust will be the surviving entity, and will become a subsidiary of Public Storage, or

     2. Storage Trust will merge into a newly formed subsidiary of Storage Trust, which subsidiary will merge into Public Storage, with Storage Trust disappearing as a separate entity.

Under either scenario, each issued and outstanding share of Storage Trust will be converted into the right to receive 0.86 shares of Public Storage common stock.

No fractional shares of Public Storage common stock will be issued in the merger. In lieu of fractional shares, a holder of Storage Trust common shares otherwise entitled to a fractional share will be paid cash for such fractional interest.

As a result of the merger and without any action on the part of the shareholder, at the effective time, each Storage Trust common share will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of a certificate representing Storage Trust common shares will thereafter cease to have any rights with respect to such shares, except the right to receive the Public Storage common stock, as applicable, and cash in lieu of fractional shares upon the surrender of such certificate. Promptly after the effective time of the merger, the exchange agent, BankBoston, N.A., will mail a letter of transmittal and instructions to each holder of a certificate representing Storage Trust common shares as of the effective time for use in effecting the surrender of the certificate in exchange for certificates representing Public Storage common stock and cash in lieu of fractional shares. See "The Merger Agreement -- Exchange of Storage Trust Share Certificates."


BACKGROUND OF THE MERGER

In early June 1998, B. Wayne Hughes, chairman and chief executive officer of Public Storage, initiated several telephone conversations with certain trustees of Storage Trust to discuss in broad terms a "strategic alliance" between Public Storage and Storage Trust. On June 10, 1998, Mr. Hughes sent the following letter to Daniel Staton, Chairman of the Board of Trustees of Storage Trust:

                                 June 10, 1998


By Federal Express
------------------

Mr. Daniel C. Staton, Chairman, Storage Trust Realty
312 Walnut Street, Suite 1151
Cincinnati, Ohio 45202

Dear Dan:

     As we discussed over the telephone, we would like to meet with you to discuss a proposal for a strategic alliance of our two companies. This letter briefly outlines our thoughts.

PSI Investment
--------------

     We propose to purchase 3,000,000 shares of your common stock for $26.00 per share. (This is equivalent to a price in excess of $27 since no commissions are paid.) The proceeds of $78,000,000 would allow your company to repay its revolving line of credit and acquire additional properties.

     We would agree to certain restrictions on our voting rights and our actions as a shareholder as required by your board and agreed to by ours. If legally permissible, we would seek to have someone designated by you to serve on our board and someone designated by us to serve on your board.

Operations
----------

     We propose initially to jointly select a market in which both companies' properties would be operated jointly under the Public Storage name for advertising and marketing advantages. We would bring your properties in the agreed-upon market into our national telephone reservation center and they would participate in all ongoing promotional and media programs. We currently receive referrals and have combined marketing programs with several national companies (unrelated to storage such as Hertz and AT&T). Also these properties would become part of our computerized reporting system, providing both of us weekly with detailed occupancy information. If and as the joint operating program in that market is successful in the view of both companies' boards, it would be expanded to other markets.

     We would allocate expenses in a jointly agreed upon method to each property in those markets, but with no property management fee paid to either company. Our benefits would come as a shareholder of Storage Trust, as well as from lower operating costs on our properties.

     I realize that the integration of operations will result in some dislocations in both organizations. Some of your operating people would be replaced by our people and some of our operating people would be replaced by your people. However, we intend to continue to expand acquisition and development activity and we should be able to relocate many operating people. Therefore, we anticipate minimal reduction in employees of either company. There should be sufficient work for anyone willing and able to contribute.

Benefits to Shareholders
------------------------

     The strategic alliance should result in significant benefits to the shareholders of both our companies.

     Issuance of Stock on Favorable Terms
     ------------------------------------

     Storage Trust would issue stock at a premium to market without any underwriting discounts or commissions.

     Pay off Short-Term Debt
     -----------------------

     Storage Trust would be able to pay off its short-term debt enhancing its financial flexibility.

     Increase Occupancies of Storage Trust's Properties
     --------------------------------------------------

     Through joint use of the national telephone reservation system by mini-warehouses and the portable self-storage business and a coordinated media advertising program, we believe that the occupancies of Storage Trust's properties can be increased. Enclosed is a comparison of the occupancies of the Storage Trust and the Public Storage properties in the same markets as of December 31, 1997, which is the latest date we have market by market information on your properties. You will note that our occupancy at December 31, 1997 in these same markets averages about 7% higher. We believe that we should be able to increase your properties' occupancy to our 90% average occupancy.

     Reduce Operating Costs of Both Storage Trust and Public Storage Properties
     --------------------------------------------------------------------------

     By spreading property level costs over a larger number of properties in the same markets, we should reduce a number of cost items: yellow pages advertisement, casualty and liability insurance, supervisory payroll, telephone center and media advertising.

     While the following numerical examples are not intended to be precise, I think they reflect the economies of scale of a joint operating agreement. In Dallas-Ft. Worth we currently have 48 properties and we spend $280,000 per year or $6,000 per property on yellow pages advertisement. You probably spend a higher amount for your 17 properties than $6,000 per property. If we combined our costs, the resulting cost would be $4,300 per property ($280,000 / 65). Another example would be in Milwaukee. We have six properties and supervisors costing about $48,000 per annum or $8,000 per year per property. You have two properties. Your costs have to be greater than the $8,000 per year per property. We could each reduce our costs to $6,000 per property since in this example our supervisory costs would not be increased. There are many markets where we have more properties than you and you will be the primary beneficiary of the cost savings resulting from economies of scale. Nashville, however, is the opposite. We have two properties and you have eight and we will be the primary beneficiary of the reduction in costs from a joint operating agreement.

     Increase in Storage Trust Stock Price
     -------------------------------------

     We believe that a strategic alliance should result in a significant increase in the stock price of Storage Trust through higher FFO and a higher stock multiple from an accelerated growth rate and a lower debt to capital ratio. Assuming a 7% increase in occupancy, a $2,000,000 combined reduction in property operations and general and administrative expenses, and a $78,000,000 investment by Public Storage (used to pay off debt and acquire properties), pro-forma 1997 FFO per share would increase to $2.36. Combined with an increase in the stock multiple (based on 1997 FFO per share) from 11.2 to 12.4 (your approximate multiple during the first half of 1997), your stock price would be $29.25.

     You have announced that you intend to more actively manage the Storage Trust properties through additional field personnel. We agree with that objective. However, it is our experience that hiring and training personnel is a time-consuming process. Your shareholders would recognize the benefits of more active property management much more quickly through a joint operating agreement with Public Storage, which has the necessary infrastructure already in place in many of your markets. It was also indicated that Storage Trust intended to cut back on acquisition activities until your stock price increased from improvement in property performance. We believe that a strategic alliance with Public Storage will facilitate Storage Trust's continued growth without interruption. There should be an immediate increase in stock price from Public Storage's investment and there should be a prompt improvement in property operations from the joint marketing program.

     I would appreciate the opportunity to meet with you to discuss this proposal in greater detail.

                                    Very truly yours,



                                    B. Wayne Hughes
                                    Chairman and CEO


Encl.

cc (w/encl.):  Mr. Michael G. Burnam
                     Chief Executive Officer


     On June 18, 1998, Mr. Staton sent the following letter to Mr. Hughes.


                                 June 18, 1998


VIA OVERNIGHT COURIER
---------------------

B. Wayne Hughes
Chairman and CEO
Public Storage, Inc.
201 Western Avenue, Suite 200
Glendale, California 91201-2397


Dear Wayne:

     We have received your letter dated June 10, 1998 setting forth your proposal for a "strategic alliance" between Public Storage and Storage Trust. We appreciate your interest and your thoughts in increasing the value of our Company.

     Following our careful review of your letter, we are declining your proposal. Your proposal would involve what we believe is a transfer of a controlling interest in our Company to Public Storage. Aside from the numerous operational and legal considerations, such as antitrust law issues, raised by your proposal, the simple fact is that Storage Trust Realty's position is that its business is not for sale. The management and Board of Trustees of Storage Trust believe that our Shareholders will continue to benefit materially from our commitment to our long term strategic plan. Our analysis of your proposal is that it is inadequate to induce our Company to sell control of its business in light of the benefits available from its continued operation in the long term. As a result, we must decline your offer.

     Thank you again for your expression of interest.

                                    Sincerely yours,



                                    Daniel C. Staton
                                    Chairman

cc:  Michael G. Burnam
     Chief Executive Officer


     On August 3, 1998, Mr. Hughes sent the following letter to Mr. Staton.

                                August 3, 1998


By Federal Express
------------------

Mr. Daniel C. Staton, Chairman, Storage Trust Realty
312 Walnut Street, Suite 1151
Cincinnati, Ohio 45202

Dear Dan:

     I am sorry that you rejected our earlier proposal for a strategic alliance between Public Storage and Storage Trust.

     I continue to believe that it makes sense to combine the operations of our two companies, particularly since many of Storage Trust's properties are in the same markets as Public Storage. I believe a business combination may be possible on a basis that both provides a premium to your shareholders over recent trading prices of Storage Trust shares and would afford your shareholders the choice whether to (1) receive cash for their shares or (2) increase the value of their existing investment in an entity with greater liquidity and increased geographic diversification, but with the same type of properties and substantially the same business strategy as Storage Trust. In that regard, Public Storage proposes a merger with Storage Trust in which Storage Trust shareholders would have the option of receiving $25 in either cash or Public Storage stock for each share of Storage Trust. At your election the transaction could be structured as tax-free to your shareholders, which would necessarily limit the amount of cash to about one-half of the total consideration. Your chief executive officer or another person designated by your board would be invited to serve on the Public Storage board after the merger. This proposal is obviously subject to the negotiation and execution of a definitive merger agreement containing representations, warranties and agreements customary for a transaction of this type.

     The merger should result in higher revenues and lower expenses for the properties of the surviving corporation, as well as lower combined general and administrative expenses, benefiting the current shareholders of both Storage Trust and Public Storage. Through joint use of our national telephone reservation system by the mini-warehouses and the portable self-storage business and a coordinated media advertising program, we believe that the occupancies of Storage Trust's properties can be increased. As reflected in the chart accompanying my June 10, 1998 letter, the December 31, 1997, occupancies of Public Storage properties averaged about 7% higher than Storage Trust properties in the same markets.

     Furthermore, by spreading property level costs over a larger number of properties in the same markets, we should reduce a number of cost items for the properties of both Storage Trust and Public Storage: yellow pages advertisement, casualty and liability insurance, supervisory payroll, telephone center and media advertising. My June 10 letter contained some specific numerical examples of the economies of scale from combining property operations.

     You have announced that you intend to manage the Storage Trust properties more actively through additional field personnel. We agree with that objective. However, it is our experience that hiring and training personnel is an expensive and time-consuming process. Your shareholders would recognize the benefits of more active property management much more quickly through a merger with Public Storage, which has the necessary infrastructure already in place in many of your markets.

     We would seek after the merger to expand acquisition and development activity significantly and we anticipate minimal reduction in employees of either company. There should be sufficient work for everyone willing and able to contribute.

     This proposal presumably eliminates your legal objections, such as antitrust law issues, to our earlier proposal for a strategic alliance.

     I would appreciate the opportunity to meet with you at your early convenience to discuss this proposal in greater detail.

     Public Storage will be filing shortly a schedule 13D reporting its ownership of approximately 5.9% of the shares of Storage Trust. We will forward a copy to you when completed. Without regard to your response to our merger proposal, Public Storage requests your board to waive the application of your "Ownership Limit" to allow Public Storage to acquire up to 9.99% of your shares. As you are aware, Public Storage is a publicly traded real estate investment trust. My family and I own the largest interest in Public Storage at about 30%. I believe that allowing Public Storage to purchase up to 9.99% of the Storage Trust shares would continue to provide some price support for your shares, without any adverse impact on Storage Trust's tax status. Please let me know if you need any additional information to grant this waiver.

     Thank you for your attention to these matters.

                                    Very truly yours,



                                    B. Wayne Hughes
                                    Chairman and CEO

cc:  Mr. Michael G. Burnam
     Chief Executive Officer


On August 4, 1998, Public Storage filed a Schedule 13D with the Commission announcing that it had purchased 964,000 Storage Trust common shares, approximately 5.998% of outstanding Storage Trust common shares. On that same day, Storage Trust issued a press release announcing that it had received an unsolicited business combination proposal from Public Storage and that Public Storage had requested a waiver of the ownership limit of 6% of the outstanding common shares set forth in Storage Trust's Declaration of Trust. The Storage Trust Board commented in the press release that Storage Trust was not for sale, but that it would give serious consideration to the business combination proposal as well as the request for a waiver from the ownership limit at an upcoming meeting of the Board of Trustees.

At its regularly scheduled meeting on August 7, 1998, the Storage Trust Board, among other things, adopted the shareholder rights plan it had been considering for several months, discussed with its counsel the most recent proposal from Public Storage, the fact that the proposal was subject to the negotiation and execution of a definitive merger agreement and the duties of the Storage Trust Board, interviewed several investment banking firms to act as financial advisor to Storage Trust and, based on its familiarity with Storage Trust and its experience in the real estate and REIT industries, selected Merrill Lynch to act as its financial advisor in exploring its strategic alternatives.

On August 10, 1998, Storage Trust issued a press release announcing "that it has engaged Merrill Lynch to assist the Company in exploring its strategic alternatives, which will include the Company continuing to discuss the proposal it received from Public Storage, Inc." and that it had "authorized the adoption of a shareholder rights plan . . . designed to enhance the ability of all of the Company's shareholders to realize the long-term value of their investment."

On August 18, 1998, Mr. Staton, together with representatives of Merrill Lynch, met with Mr. Hughes and Public Storage's general counsel. Mr. Staton stated that Storage Trust's Board of Trustees would not allow Public Storage to increase its ownership of shares, but was prepared to discuss a business combination of Storage Trust and Public Storage.

The Storage Trust Board held a meeting on August 22, 1998 with its legal and financial advisors to discuss the possible strategic alternatives available to Storage Trust, including a stock or cash merger with a strategic party in the industry, a private equity investment in Storage Trust, an asset sale or liquidation, a leveraged buyout or a continuation of its long-term business strategy as an independent company. The Storage Trust Board directed Merrill Lynch to explore each of these alternatives with interested persons and to report back to the Storage Trust Board on August 28, 1998.

On August 24, 1998, Mr. Staton sent a letter to Mr. Hughes confirming the Storage Trust Board's determination not to grant Public Storage a waiver from the ownership limit contained in Storage Trust's Declaration of Trust.

Between August 24, 1998 and September 14, 1998, Storage Trust entered into a confidentiality and non-disclosure agreement governing the exchange of confidential information with six unaffiliated parties, including Public Storage. On August 26, 1998, the chief financial officers of Public Storage and Storage Trust and a representative of Merrill Lynch met to discuss Public Storage and Storage Trust and to exchange financial information.

The Storage Trust Board held a meeting on August 28, 1998 with its legal and financial advisors to discuss the status of Merrill Lynch's exploration of strategic alternatives, including a possible strategic business combination with another self-storage business or other possible investors. Merrill Lynch indicated that it had contacted a number of persons in the self-storage business and representatives of other companies and that this process was continuing. At this meeting, the Storage Trust Board also authorized management to develop a severance and/or retention program to be implemented by Storage Trust in the event that the Storage Trust Board determined to proceed with a transaction.

On August 28, 1998, Public Storage sent a letter to Mr. Staton withdrawing its August 3 proposal effective as of September 4, 1998, unless accepted by Storage Trust's Board of Trustees before that date. The letter went on to state: "We would appreciate the opportunity to participate in the process being set up by Merrill Lynch to evaluate proposals for your company. Depending on market conditions and other factors, we may or may not submit a bid in that process."

The Storage Trust Board held a meeting on August 31, 1998 with its legal and financial advisors to discuss the status of the August 3 proposal by Public Storage and of the discussions of strategic alternatives with other interested parties. The Storage Trust Board determined to continue the process of exploring all strategic alternatives.

By letters dated September 3 and September 4, 1998, Storage Trust received indications of interest from three additional parties. Party A indicated an interest in pursuing a transaction in which it would acquire each outstanding Storage Trust common share for $26.00 per share in cash. Party B indicated an interest in pursuing a reverse acquisition in which the Storage Trust shareholders would retain their shares in the combined company on a basis that assigned a value of $26.00 per share to each Storage Trust common share and $24.00 per share to each Party B share based on Party B's indication of the current fair market value of its assets, which were non-self storage industry assets. Party C indicated an interest in pursuing one of three transactions: (i) an infusion of Party C's assets or capital into Storage Trust with a value of approximately $100 million, (ii) a merger of Party C into Storage Trust or (iii) a tender offer for the outstanding Storage Trust common shares and units of the Operating Partnership at a price which Party C stated would be in excess of $25.00 per share.

The Storage Trust Board held a meeting on September 4, 1998 with its legal and financial advisors to discuss the letters that had been received from Public Storage and the other three parties. The Storage Trust Board noted that all proposals received from third parties had various conditions and that the three new proposals had all been received from private enterprises (one being a wholly-owned subsidiary of a public company). It was determined that additional detail and negotiations were needed with regard to each of the proposals before such proposal could be considered by the Storage Trust Board to be a firm and binding offer and, as a result, it was not in a position to negotiate exclusively with any one party. The Storage Trust Board directed Merrill Lynch to continue its discussions with each party who had expressed an indication of interest to have each provide its best definitive offer, in terms of both value and structure.

On September 4, 1998, Mr. Staton sent a letter to Public Storage and the other three interested parties requesting greater specificity about any proposed transaction with Storage Trust including: details concerning the proposed transaction structure, any material terms and conditions of the proposal, the treatment of employees and any further due diligence requirements. Party A responded in writing on the same day that it was disappointed that Storage Trust did not accept its offer and that it awaited further information from Storage Trust's advisors on how to proceed.

On September 4, 1998, Mr. Hughes responded in writing to Mr. Staton that although Public Storage would be pleased to address any questions Storage Trust may have, he saw no purpose in doing so until the issue of price was resolved.

The Storage Trust Board held a meeting on September 11, 1998 with its legal and financial advisors to discuss the status of the discussions with Public Storage, the other three interested parties and additional parties expressing an interest in a transaction with Storage Trust. The Storage Trust Board authorized Merrill Lynch and Mayer, Brown & Platt to develop a form of definitive agreement to be used by each party interested in consummating a transaction with Storage Trust.

On September 15, 1998, Merrill Lynch requested that Public Storage and other interested parties submit proposals to Merrill Lynch concerning Storage Trust no later than the close of business on September 21, 1998 on the form of definitive agreement prescribed by Merrill Lynch on behalf of Storage Trust. Public Storage again reiterated orally to Merrill Lynch that it was not prepared to discuss other terms of a transaction until the issue of purchase price was resolved.

The Storage Trust Board held a meeting on September 18, 1998 with its legal and financial advisors to discuss the current status of negotiations with the parties having expressed an interest in consummating a transaction with Storage Trust. In addition, the Storage Trust Board weighed the potential value of consummating any of these transactions against the alternative of Storage Trust remaining as an independent company and determined that, due to current real estate capital market constraints, it would continue with the current discussions with interested parties.

On September 21, 1998, Parties A and C submitted a joint proposal to acquire Storage Trust pursuant to an all-cash tender offer. The proposal was contingent on financing and indicated a price of $25.00 per share less various transaction costs of unlimited amount. Party B refined its indication of interest in pursuing a reverse acquisition. Party B proposed that the consideration for the transaction would be 75% in shares and units of the Operating Partnership and 25% in cash. The Storage Trust common shares retained by Storage Trust shareholders would be assigned a value of $28.00 per share and each Party B share would be assigned a value of $24.00 per share. In addition, Party B proposed issuing to each Storage Trust shareholder a contingent value right which would provide that the cash consideration plus the stock consideration (based on the trading price at the end of the 18-month period from closing) would not be less that $25.00 per Storage Trust common share, although the number of additional shares to be issued pursuant to the contingent value rights was to be capped at 1.5 million Storage Trust common shares.

On September 23, 1998, representatives of Public Storage and Merrill Lynch discussed a possible merger of Public Storage and Storage Trust and on October 8, 1998 a representative of Merrill Lynch met with Mr. Hughes and other officers of Public Storage to discuss various aspects of a proposed merger between Public Storage and Storage Trust, primarily price and the form of consideration to the Storage Trust shareholders.

The Storage Trust Board held a meeting on September 25, 1998 with its legal and financial advisors to discuss the proposals by Public Storage and Party B and the joint proposal by Parties A and C. The Board of Trustees had an extensive discussion concerning the advantages and disadvantages of each proposal, which included the financing contingency in the joint proposal by Parties A and C and the difficulty in valuing the business and the assets being contributed in the proposal by Party B, as well as of the prospects of Storage Trust continuing its long-term strategy as an independent company. The discussion also focused on the current state of the real estate capital markets. There was a consensus among the Storage Trust Trustees that binding and final offers which do not have contingent terms or conditions be solicited from each of the parties.

On September 28, 1998, Public Storage submitted to Storage Trust's legal advisors its initial comments regarding the form of the definitive agreement they were given. A response to these comments was provided to Public Storage on October 5, 1998.

The Storage Trust Board held a meeting on October 9, 1998 with its legal and financial advisors to discuss the status of the various proposals and it was determined that the deterioration in the equity and debt real estate markets was having an adverse impact on the negotiations and the price that someone would be willing to pay to acquire Storage Trust common shares. It was concluded that Merrill Lynch should continue to discuss proposed transactions with interested persons but that Storage Trust must be in a position to continue its long-term business strategy as an independent entity.

Between October 8 and November 10, 1998, representatives of Public Storage and Merrill Lynch discussed various terms of a possible merger, primarily the exchange ratio, whether the transaction would be structured as taxable or tax-free to Storage Trust shareholders, the distribution level to be maintained by Storage Trust between the signing of a merger agreement and the completion of a merger and any adjustments in the merger consideration for any adverse developments in Storage Trust's operations and financial condition. During this period, Merrill Lynch was advised that Parties A and C could not remove their financing contingency and that Party B determined to remove itself from the process. Also during this period, counsel for Storage Trust and Public Storage met several times to review and revise the form of merger agreement.

In the discussions on the exchange ratio, Public Storage indicated that the exchange ratio should be based upon each company's relative net asset valuation per common share. Public Storage presented to Merrill Lynch its calculations of net asset values per common share for each of the companies. Based on these calculations, Public Storage estimated that the net asset value per common share as of September 30, 1998 was $21.90 for Storage Trust and $26.90 for Public Storage resulting in an exchange ratio of 0.81 shares ($21.90 divided by $26.90) of Public Storage common stock for each Storage Trust common share.

During the discussions, Public Storage indicated it would consider an exchange ratio as high as .86 provided that (i) the transaction was structured as taxable to Storage Trust shareholders, (ii) there would be a mechanism to reduce the exchange ratio for adverse developments in Storage Trust's operations and financial condition and (iii) Storage Trust would immediately reduce its level of distributions to shareholders.

In arriving at its determination of net asset value per common share, Public Storage employed consistent methodologies in determining the value of each of the companies' (i) investment in real estate facilities, including development and expansion projects, (ii) retail merchandise operations, (iii) other assets and liabilities (based on book values) and (iv) other contingent liabilities. In the case of Storage Trust, such liabilities included Merrill Lynch's fee, legal fees, earn outs and land lease buyouts, severance payments and non-vested stock options, which upon a change of control would immediately become vested. In addition, in the case of Public Storage, no value was attributed to its investments in PSPUD and the Class B common shares were assumed to be converted into Public Storage common stock.

Public Storage also noted that its estimated 1998 payout ratio (distributions to common shareholders divided by funds from operations per common share) was 40% compared to 82% for Storage Trust. This relationship indicates that Public Storage is retaining significantly more of its cash flow generated from operations than Storage Trust. Such retained cash flow is generally used by both companies to repay borrowings or acquire additional real estate investments. Public Storage noted that for the period from September 30, 1998 (the date upon which Public Storage had calculated the respective net asset values) through the date on which the proposed merger is consummated, Public Storage would retain significantly more operating cash flow on a per common share basis than Storage Trust. As a result, assuming all other things being equal, Public Storage's net asset value per common share would increase at a higher rate relative to Storage Trust's net asset value per common share for the period from September 30, 1998 through the date of the merger.

The Storage Trust Board held a meeting on November 10, 1998 with its legal and financial advisors to discuss the current status of the Public Storage proposal. Merrill Lynch reported on its financial analysis of the current proposal, including the issues it was examining in determining whether or not it would be able to deliver a fairness opinion with respect to a transaction between Storage Trust and Public Storage. Mayer, Brown & Platt reported on the negotiations of definitive merger documentation and summarized the documents for the Storage Trust Board. Finally, Merrill Lynch reported that it would be in a position to deliver its opinion that a merger with Public Storage on the terms described in the next sentence would be fair from a financial point of view to shareholders of Storage Trust, other than Public Storage. Following such reports and discussions, including a discussion of remaining as an independent company, the Storage Trust Board moved to instruct Merrill Lynch to make a final proposal to Public Storage of a merger on the following terms: (i) an exchange ratio of 0.86 share of Public Storage common stock for each Storage Trust common share in a transaction structured as a tax-free merger with no post-signing adjustment for adverse developments, (ii) Storage Trust must be permitted to declare its customary distribution of $0.46 per share during the fourth quarter of 1998 and
(iii) beginning in the first quarter of 1999, Storage Trust would adopt Public Storage's distribution policy, adjusted for the exchange ratio. Following the meeting, Storage Trust's financial and legal advisors advised Public Storage that Storage Trust was not prepared to merge with Public Storage on terms any less favorable than those described in the previous sentence and that a response to the proposal was required by noon the following day.

Following the discussion of Public Storage with Storage Trust's financial and legal advisors, on November 10, 1998, the Public Storage Board met and approved the transaction subject to negotiation of final terms in the discretion of management. On November 11, 1998, representatives of Public Storage indicated that Public Storage was prepared to accept Storage Trust's proposal and the merger documentation was finalized.

The Storage Trust Board held a meeting on November 12, 1998 with its legal and financial advisors to discuss the final terms of the proposed merger with Public Storage. Merrill Lynch provided its oral opinion, confirmed by its written opinion of the same date, that the exchange ratio is fair from a financial point of view to the Storage Trust shareholders other than Public Storage. Mayer, Brown & Platt reported that definitive merger documentation was ready for execution. Following such reports and further discussion, the Storage Trust Board voted unanimously to approve the proposed merger and Merger Agreement and resolved to recommend the merger to the Storage Trust shareholders.

The Merger Agreement was executed and announced prior to the opening of trading on the NYSE on November 12, 1998. The Storage Trust Board held a meeting on January 18, 1999 with its legal advisors to discuss, among other things, certain amendments to the Merger Agreement primarily to add flexibility as to the structure of the merger. Following a discussion, the Storage Trust Board voted to approve the amendments to the Merger Agreement. In addition, the Storage Trust Board voted to grant to Public Storage a waiver from its ownership limit so that under certain circumstances, Public Storage could acquire up to 9.8% of the outstanding Storage Trust common shares. The Merger Agreement was amended on January 19, 1999.

RECOMMENDATIONS OF THE STORAGE TRUST BOARD OF TRUSTEES; REASONS FOR THE MERGER

At a regular meeting of the Storage Trust Board on November 10, 1998 and a special meeting of the Storage Trust Board on November 12, 1998, the Storage Trust Board reviewed with its legal and financial advisors the terms of the Merger Agreement, the business and prospects of Storage Trust and Public Storage and the potential business combination of the two companies. By unanimous vote on November 12, 1998, the Storage Trust Board determined the merger is advisable and in the best interests of Storage Trust and its shareholders and approved the merger and the Merger Agreement and the transactions contemplated thereby and resolved to recommend that Storage Trust's shareholders approve the merger and the Merger Agreement. By unanimous vote on January 18, 1999, the Storage Trust Board approved the amendments to the Merger Agreement. In making its determination with respect to the merger, the Storage Trust Board considered the following material positive factors:

1. The merger will combine complementary assets of Storage Trust and Public Storage, furthering the size of the nation's largest self-storage REIT with a pro forma total market equity capitalization of approximately $5.0 billion. The Storage Trust Board believes that the Storage Trust shareholders will hold interests in a combined company that will have the advantage of increased geographic diversification. Storage Trust has an interest in 224 facilities in 16 states compared with an interest in 1,313 facilities in 37 states for the combined company.

2. The combined company will capitalize on Public Storage's name recognition from 25 years of operating experience and its position as the largest operator of self-storage facilities in the United States. The national platform furthered by the combined company, together with a significant incremental investment in markets with good long-term growth prospects, should provide Storage Trust shareholders with a strong foundation for continued long-term growth in a company with the same type of properties as Storage Trust.

3. The Storage Trust Board believes that the merger will result in improved liquidity for Storage Trust shareholders as a result of increased total equity capitalization of the combined company and an increased trading volume of the securities of the combined company.

4. The combined company should have an improved credit profile, reduced cost of capital and increased access to capital on more favorable terms with its large market capitalization and conservative distribution policy. Storage Trust has a total market capitalization of approximately $600 million and a ratio of debt-to-total market capitalization at September 30, 1998 of 32% compared with a total market capitalization of approximately $5 billion and a ratio of debt-to-total market capitalization at September 30, 1998 of 5.9% for the combined company.

5. The combined portfolio should benefit from Public Storage's national telephone reservation system, presenting an opportunity for increased revenues through higher occupancies.

6. The merger will eliminate duplicative general and administrative expenses and should result in economies of scale and cost efficiencies through greater critical mass for the combined company and a reduction in a number of cost items such as yellow pages advertisements, casualty and liability insurance, supervisory payroll and media advertising.

7. The premium that Storage Trust shareholders would receive for the Storage Trust common shares in the merger as calculated based on the closing prices of the Storage Trust common shares ($21.75) and the Public Storage common stock ($26.6875) on November 11, 1998 (a premium of approximately 5.5%).

8.   The merger has been structured as tax-free to Storage Trust shareholders.

9. The opinion, analyses and presentations of Merrill Lynch, described below under "--Opinion of Storage Trust's Financial Advisor," including the opinion of Merrill Lynch to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Storage Trust common shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Public Storage and its affiliates).

The Storage Trust Board also considered the following potential negative factors in its deliberations concerning the merger:

1. Because the exchange ratio is fixed, a decline in the value of Public Storage common stock would reduce the value of the consideration to be received by Storage Trust holders in the merger.

2. Because Public Storage currently distributes a smaller share of its funds from operations than does Storage Trust, commencing with the first quarter of 1999, Storage Trust shareholders would receive an immediate reduction of
     59% in their initial annual distribution rate.   A portion of the Storage
     Trust distribution is a return of capital. Public Storage intends to make a special cash distribution after the merger in 1999 assuming a continuation of its increasing level of taxable income.

3. The size of the transaction may make rapid integration of Storage Trust and Public Storage difficult. Additionally, management time and resources will be allocated to the transaction rather than to either Public Storage's or Storage Trust's business.

4. Storage Trust shareholders will become subject to the risks of the real estate markets in which Public Storage currently operates, but Storage Trust does not. For example, a significant number of the Public Storage facilities are located in California and, as a result, a downturn in the California economy could have a disproportionate effect on the combined company.

In view of the wide variety of factors considered by the Storage Trust Board, the Storage Trust Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.
However, in the view of the Storage Trust Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations regarding the merger. In the event the merger is not consummated, Storage Trust intends to continue its long-term business strategy as an independent company.

OPINION OF STORAGE TRUST'S FINANCIAL ADVISOR

On August 10, 1998 Merrill Lynch was retained by Storage Trust to act as its exclusive financial advisor in connection with the evaluation of various strategic alternatives available to Storage Trust.

On November 12, 1998, Merrill Lynch delivered the Merrill Lynch opinion to the Storage Trust Board stating that, as of November 12, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the exchange ratio in the merger is fair, from a financial point of view, to the holders of Storage Trust common shares, other than Public Storage or its affiliates.

The full text of the Merrill Lynch opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement as Annex B and is incorporated in this document by reference. The description of the Merrill Lynch opinion set forth in this document is qualified in its entirety by reference to the full text of the Merrill Lynch opinion. You are urged to read the opinion in its entirety. In the opinion of Storage Trust, no events or significant changes in information have occurred that would alter the opinion of Merrill Lynch. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement which materially affects the financial terms in that agreement, a revised fairness opinion may be requested.

THE MERRILL LYNCH OPINION IS ADDRESSED TO THE STORAGE TRUST BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO IN THE MERGER AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY STORAGE TRUST TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE EXCHANGE RATIO PURSUANT TO THE MERGER WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN STORAGE TRUST AND PUBLIC STORAGE AND WAS APPROVED BY THE STORAGE TRUST BOARD.

In connection with the preparation of the Merrill Lynch opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to Storage Trust and Public Storage which Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of Storage Trust and Public Storage furnished to it by Storage Trust and Public Storage; (iii) discussed with members of Storage Trust's senior management the reasonableness of the aggregate amount of the expected cost savings resulting from potential synergies from the merger (the "Expected Synergies"); (iv) conducted discussions with members of senior management of Storage Trust and Public Storage concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects; (v) reviewed the market prices and valuation multiples for the Storage Trust common shares and Public Storage common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (vi) reviewed the results of operations of Storage Trust and Public Storage and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (vii) compared the proposed financial terms of the merger with the financial terms of certain other transactions which Merrill Lynch deemed relevant; (viii) participated in certain discussions and negotiations among representatives of Storage Trust and Public Storage and their financial and legal advisors; (ix) reviewed the potential pro forma impact of the merger; (x) reviewed a draft dated November 11, 1998 of the Merger Agreement; and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing the Merrill Lynch opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and it does not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Storage Trust or Public Storage nor has Merrill Lynch been furnished with or undertaken any such evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Storage Trust or Public Storage. In addition, Merrill Lynch does not assume any obligation to conduct any physical inspection of the properties or facilities of Storage Trust and Public Storage. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Storage Trust and Public Storage, Merrill Lynch assumed that they have been reasonably prepared by Storage Trust and Public Storage, as the case may be, and with respect to the Expected Synergies, Merrill Lynch also assumed the reasonableness of such amounts based upon its discussions with Storage Trust. Merrill Lynch also assumed that the final form of the Merger Agreement was substantially similar to the last draft reviewed by it.

Merrill Lynch expresses no opinion as to the price at which Public Storage will trade following consummation of the merger. The Merrill Lynch opinion does not address the relative merits of the merger and alternate business combinations with third parties.

The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to them as of, the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch also assumed that the merger will not change the REIT status of the combined company.

At the meeting of the Storage Trust Board held on November 12, 1998, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of the Merrill Lynch opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion.

Valuation of Storage Trust

Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for Storage Trust and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of November 6, 1998 of $21.88. For this purpose, Merrill Lynch defined "total market capitalization" as market value of the Storage Trust's common equity (including operating partnership units) plus total debt. Merrill Lynch then calculated the market value of Storage Trust as a multiple of projected funds from operations ("FFO") (based on mean estimates of FFO provided by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms) and FFO less recurring capital expenditures ("AFFO") (based on estimates of AFFO from Merrill Lynch's "Comparative Valuation REIT Weekly" dated November 6, 1998). Storage Trust's FFO multiples for 1998 and 1999 were 9.6x and 8.8x, respectively, and the AFFO multiples for 1998 and 1999 were 10.2x and 9.4x, respectively.

Merrill Lynch reviewed the terms of the proposed merger and, on the basis thereof and using publicly available share price information for Public Storage common stock as of November 6, 1998, calculated an aggregate net value (the "Net Value") of $410.7 million. The Net Value consisted of $412.6 million of Storage Trust common shares less option proceeds of $1.9 million. Using an estimation of Storage Trust's debt balances as of October 21, 1998 provided by Storage Trust's management, Merrill Lynch also calculated an aggregate transaction value (the "Transaction Value") of $608.4 million which consisted of the Net Value plus debt of $194 million. Merrill Lynch also calculated Net Value transaction multiples based on projections provided by Storage Trust's management of its FFO and AFFO of 10.7x and 11.2x, respectively, for 1998 and 10.1x and 10.4x, respectively, for 1999.

Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch's "Comparative Valuation REIT Weekly" dated November 6, 1998, Merrill Lynch compared certain financial and operating information and ratios for Storage Trust with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of self storage facilities which Merrill Lynch deemed to be reasonably comparable to Storage Trust. For the purpose of its analyses, the following companies were used as comparable companies to Storage Trust: Public Storage, Storage USA, Shurgard Storage and Sovran Storage (collectively, the "Comparable Companies").

Merrill Lynch's calculations resulted in the following relevant ranges for the Comparable Companies and for Storage Trust as of November 6, 1998: a range of market value as a multiple of projected 1999 FFO of 8.5x to 9.6x, with a mean of 9.2x (as compared to Storage Trust at 8.8x); and a range of market value as a multiple of projected 1999 AFFO of 9.1x to 10.1x, with a mean of 9.7x (as compared to Storage Trust at 9.4x). This results in a per share valuation of between $20.66 and $23.33.

None of the Comparable Companies is, of course, identical to Storage Trust. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies, and other factors that could affect the public trading value of the Comparable Companies, as well as that of Storage Trust. In addition, the multiples of market value to estimated 1998 and projected 1999 FFO and AFFO for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

Comparable Transactions Analysis. Merrill Lynch also compared certain financial ratios of the merger with those of other selected mergers and strategic transactions involving REITs which Merrill Lynch deemed to be relevant. These transactions were the proposed acquisition of Tower Realty Trust by Reckson Associates Realty Corp. and Crescent Real Estate Equities Company, the merger of Kimco Realty Corp. with Price REIT, the merger of AIMCO with Ambassador Apartments, the merger of Camden Property Trust with Oasis Residential and the merger of United Dominion Realty with South West Property Trust.

Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the estimated FFO per share for such company for the current year, if the deal was announced in the first half of the year, or for the next year if the deal was announced in the second half of the year. This analysis yielded a range of premiums of 3.4% to 10.3% with a mean of

7.7% and a range of transaction FFO multiples of 10.3x to 10.7x with a mean of 10.5x. This results in a per share valuation of between $22.62 and $24.13.

Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Storage Trust based upon projections provided by Storage Trust's management of its FFO for the years 1999 through 2003, inclusive, using discount rates reflecting an equity cost of capital ranging from 16.0% to 18.0% and terminal value multiples of calendar year 2003 FFO ranging from 8.5x to 9.5x. Based upon Storage Trust's projection of FFO per share for the years 1999 through 2003, the range of present values per share of Storage Trust common shares was $21.47 to $24.67 using the discounted FFO method.

Net Asset Valuation Analysis. Merrill Lynch performed a net asset valuation for Storage Trust based on an asset-by-asset real estate valuation of Storage Trust's facilities, an estimation of the current value for Storage Trust's other assets and liabilities, and an estimation of Storage Trust's management of its debt balances as of December 31, 1998. The real estate valuation utilized property specific projections prepared by Storage Trust's management for the calendar year 1999. For the operating portfolio of Storage Trust, the valuation utilized the direct capitalization method on 1999 property net operating income and a range of capitalization rates of 9.5% to 10.5%. These calculations indicated a per share net asset valuation range for Storage Trust of $20.18 to $23.30.

Valuation of Public Storage

Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for Public Storage and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of November 6, 1998 of $27.81. For this purpose, Merrill Lynch defined "total market capitalization" as market value of Public Storage's common equity, plus preferred stock at liquidation value plus total debt. Merrill Lynch then calculated the market value of Public Storage as a multiple of projected FFO (based on mean estimates of FFO provided by First
Call) and AFFO (based on estimates of AFFO from analysts' reports from Merrill Lynch's "Comparative Valuation of REIT Weekly" as of November 6, 1998). Public Storage's FFO multiples for 1998 and 1999 were 12.5x and 10.3x, respectively, and the AFFO multiples for 1998 and 1999 were 13.2x and 10.7x, respectively.

Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch's "Comparative Valuation of REIT Weekly" as of November 6, 1998, Merrill Lynch compared certain financial and operating information and ratios for Public Storage with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of self storage facilities which Merrill Lynch deemed to be reasonably comparable to Public Storage. For the purpose of its analyses, Merrill Lynch used the same Comparable Companies for Public Storage as it did for Storage Trust, except that it substituted Storage Trust for Public Storage.

Merrill Lynch's calculations resulted in the following relevant ranges for the Public Storage Comparable Companies and for Public Storage as of November 6, 1998: a range of market value as a multiple of projected 1999 FFO of 8.5x to 9.6x, with a mean of 9.1x (as compared to Public Storage at 10.3x); and a range of market value as a multiple of projected 1999 AFFO of 9.1x to 10.1x, with a mean of 9.6x (as compared to Public Storage at 10.7x). This results in a per share valuation of between $23.04 and $26.02.

None of the Public Storage Comparable Companies is, of course, identical to Public Storage. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Public Storage Comparable Companies, and other factors that could affect the public trading volume of the Public Storage Comparable Companies, as well as that of Public Storage. In addition, the multiples of market value to estimated 1998 and projected 1999 FFO and AFFO for the Public Storage Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

Comparable Transactions Analysis. Merrill Lynch also compared certain financial ratios of the merger with those of other selected mergers and strategic transactions involving REITs which Merrill Lynch deemed to be relevant. These transactions were Equity Residential Property Trust's proposed merger with Wellsford Residential Property Trust, Camden Property Trust's proposed merger with Paragon Group, Inc., United Dominion Realty, Inc.'s merger with South West Property Trust Inc., the proposed acquisition of Tower Realty Trust by Reckson Associates Realty Corp. and Crescent Real Estate Equities Company, the merger of Kimco Realty Corp. with Price REIT, the merger of AIMCO with Ambassador Apartments, the merger of Camden Property Trust with Oasis Residential, the merger of Equity Residential with Merry Land & Invest. Co., the merger of New Plan Realty with Excel Realty, the merger of Security Capital Pacific with Security Capital Atlantic, the merger of Simon DeBartolo Group with Corporate Property Inc., the merger of Camden Property Trust with Oasis Residential, the merger of Equity Residential with Evans Withycombe, the merger of Equity Office Properties with Beacon Properties, the merger of Simon DeBartolo Group with Retail Property Trust, the merger of Post Properties with Columbus Realty Trust, the merger of Equity Residential with Wellsford Residential, the merger of Chateau Properties with ROC Communities, the merger of Highwoods Properties with Crocker Realty, and the merger of Simon Property Group with DeBartolo Realty.

Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the estimated FFO per share for such company for the current year, if the deal was announced in the first half of the year, or for the next year if the deal was announced in the second half of the year. This analysis yielded a range of premiums of 3.4% to 19.5% with a mean of 9.8% and a range of transaction FFO multiples of 10.1x to 12.3x with a mean of 10.9x. This results in a per share valuation of between $28.76 and $33.24.

Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Public Storage based upon projections provided by Public Storage's management of its AFFO for the years 1999 through 2003, inclusive, using discount rates reflecting an equity cost of capital ranging from 15.5% to 17.5% and terminal value multiples of calendar year 2003 FFO ranging from 10.0x to 11.0x. Based upon Public Storage's projection of FFO per share for the years 1999 through 2003, the range of present values per share of Public Storage common stock was $26.25 to $30.01 using the discounted FFO method.

Net Asset Valuation Analysis. Merrill Lynch also performed a net asset valuation for Public Storage based on an asset-by-asset real estate valuation of Public Storage's facilities, an estimation of the current values for Public Storage's other assets and liabilities, and an estimation of Public Storage's debt balances as of June 30, 1998. The real estate valuation utilized property specific projections prepared by Public Storage's management for the calendar year 1999. For the operating portfolio of Public Storage, the valuation utilized the direct capitalization method of the six months ended June 30, 1998 annualized operating results and a range of capitalization rates of 9.10% to 9.60%. These calculations indicated a per share net asset valuation range for Public Storage of $24.44 to $26.19.

Pro Forma Merger Consequences

Relative Discounted Cash Flow Analysis. Merrill Lynch utilized the results of the discounted cash flow analysis of Public Storage and Storage Trust described above to calculate a range of implied exchange ratios based on a comparison of the relative ranges of discounted cash flow value for Public Storage and Storage Trust. The analysis yielded an implied exchange ratio range of 0.715 to 0.940.

Pro Forma Combination Analysis. Merrill Lynch analyzed the pro forma effects resulting from the merger, including the potential impact on Storage Trust's projected stand-alone FFO per share and the anticipated accretion (i.e., the incremental increase) to Public Storage's FFO per share resulting from the merger. Merrill Lynch observed that, after giving effect to the Expected Synergies, the merger would be accretive to Public Storage's projected FFO per share in each of the years 1999 through 2003, inclusive. Merrill Lynch also observed that the indicated annual dividend per share of Public Storage's common stock pro forma for the merger would be $0.88 per share of Public Storage's common stock, implying no reduction in Public Storage's current indicated dividend rate.

Capitalization. In addition, Merrill Lynch compared Public Storage's projected book capitalization as of December 31, 1998 to (i) its pro forma projected book capitalization as of December 31, 1998, after giving effect to the merger and
(ii) based on projections of Public Storage's and Storage Trust's management, Public Storage's pro forma implied market capitalization as of December 31, 1998 after giving effect to the merger. The projected total debt to implied market capitalization was 32.1%, 20.3% and 29.3% as of December 31, 1999 on a pro forma basis and as of December 31, 2000 and December 31, 2001 on a pro forma basis, respectively.

The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Storage Trust's, Public Storage's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in the opinion.
Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

The Storage Trust Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to this merger and because it is familiar with Storage Trust and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

For rendering service to Storage Trust, Storage Trust has agreed to pay Merrill Lynch a fee of approximately $4 million and has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services, including certain liabilities under the federal securities laws.

Merrill Lynch may provide financial advisory and financing services to Public Storage and Storage Trust and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Public Storage and Storage Trust for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PARTIES

Upon consummation of the merger, Daniel Staton, currently chairman of the Storage Trust Board, will become a director of Public Storage and as a director under Public Storage's stock option plan he will be initially awarded options to purchase 15,000 shares of Public Storage common stock and will be eligible to receive future annual awards. Michael Burnam, P. Crismon Burnam and Stephen Dulle, Storage Trust's chief executive officer, chief operating officer and chief financial officer, respectively, have agreed to enter into one-year consulting agreements with Public Storage, providing for payments aggregating $144,000, $144,000 and $255,000, respectively. Other employees and officers of Storage Trust may join Public Storage after the merger. You should read "Risk Factors --Conflicts of Interest."

In connection with the merger and under their employment agreements, Michael Burnam, P. Crismon Burnam, Stephen Dulle and Gregory Darus will receive severance payments in the approximate amounts of $475,000, $450,000, $425,000 and $94,000, respectively. In addition, certain other employees are eligible to participate in the Bonus Retention Plan and, in the aggregate, will receive amounts totaling $416,000. You should read "The Merger Agreement--The Bonus Retention Plan."

All outstanding Storage Trust options held by employees, trustees and officers will fully vest and, at their election, will be cashed out when the merger is completed. You should read "The Merger Agreement--Storage Trust Options."

Public Storage has agreed to continue indemnification to trustees and officers of Storage Trust and to continue insurance coverage for events occurring before the merger. You should read "The Merger Agreement--Indemnification."

An affiliate of Public Storage has agreed to purchase the common equity interests in Storage Realty Management Co. from Burnam Holding Companies Co., which is owned by certain inside trustees and officers of Storage Trust, for a total of $25,000.


ACCOUNTING TREATMENT

Public Storage will account for the merger as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, Public Storage will record the assets and liabilities acquired from Storage Trust at Public Storage's cost (the purchase price).

RESTRICTIONS ON SALES BY AFFILIATES

The Public Storage common stock to be issued in the merger will be registered under the Securities Act of 1933. Such securities will be freely transferable under the Securities Act of 1933, except for those issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act of 1933) of Public Storage or Storage Trust.
Affiliates may not sell the Public Storage common stock acquired in connection with the merger except pursuant to (1) an effective registration statement under the Securities Act of 1933 covering such securities, (2) paragraph (d) of Rule 145 or (3) any other applicable exemption under the Securities Act of 1933. Storage Trust has agreed to use its reasonable best efforts to procure written agreements from executive officers and trustees containing, appropriate representations and commitments intended to ensure compliance with the Securities Act of 1933.

FEDERAL INCOME TAX CONSEQUENCES

For a discussion of the tax consequences of the merger, you should read "Material Federal Income Tax Consequences -- The Merger."

                             THE MERGER AGREEMENT


STORAGE TRUST BOARD RECOMMENDATION

THE STORAGE TRUST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STORAGE TRUST SHAREHOLDERS VOTE "FOR" THE MERGER. The affirmative vote of the holders of two-thirds of the votes entitled to be cast by holders of Storage Trust common shares is required to approve this proposal.

GENERAL

Under the Merger Agreement, either (1) a subsidiary of Public Storage will merge into Storage Trust and Storage Trust will become a subsidiary of Public Storage, or (2) Storage Trust will merge into a newly formed subsidiary of Storage Trust, which subsidiary will then merge into Public Storage, with Storage Trust disappearing as a separate entity. The parties will complete the merger under clause (2) above if certain consents are obtained at the time that all other conditions to closing have been met. The parties will complete the merger under clause (1) above if such consents are not obtained. In the merger, the holders of Storage Trust common shares will be issued 0.86 of a share of Public Storage common stock for each common share of Storage Trust. The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes. The discussion in this Proxy Statement and Prospectus of the Merger Agreement and the description of the material terms of the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement and Prospectus as Annex A-1 and Annex A-2 and is incorporated by reference.

EFFECTIVE TIME OF THE MERGER

Subject to the satisfaction (or waiver) of the other conditions to the obligations of Public Storage and Storage Trust to consummate the merger, the merger will be consummated as soon as practicable following the approval by the Storage Trust shareholders of the merger and the Merger Agreement at the special meeting,. It is currently expected that the merger will become effective in the first quarter of 1999.

EXCHANGE OF STORAGE TRUST SHARE CERTIFICATES

As soon as practicable after the effective time of the merger, the exchange agent, BankBoston, N.A., will mail to each holder of an outstanding certificate or certificates which up to that point evidenced Storage Trust common shares:

     1. a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificate will pass only upon delivery of such certificates to the exchange agent), and

     2. instructions for use in effecting the surrender of such certificates for the Public Storage common stock.

Upon surrender to the exchange agent of such certificates for cancellation, together with such letter of transmittal, the holder of such certificates shall be entitled to a certificate evidencing the number of full shares of Public Storage common stock and the amount of cash in lieu of a fractional share, if any, into which the aggregate number of Storage Trust common shares previously evidenced by such certificates surrendered were converted pursuant to the Merger Agreement. HOLDERS OF STORAGE TRUST COMMON SHARES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

No fractional shares of Public Storage common stock will be issued upon the surrender of certificates evidencing Storage Trust common shares. Public Storage will pay each former holder of Storage Trust common shares who would otherwise be entitled to received a fractional share of Public Storage common stock an amount in cash equal to the product obtained by multiplying (1) such fractional share interest by (2) the closing price of a share of Public Storage common stock on the New York Stock Exchange on the day of the effective time of the merger.

No dividends or other distributions with respect to Public Storage common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate for Storage Trust common shares and no cash in lieu of fractional shares will be paid to any such holder until the surrender of such certificate in accordance with the described procedures. Subject to applicable laws, Public Storage will pay cash in lieu of fractional shares, if any, to any holder of a certificate evidencing Storage Trust common shares who has surrendered the certificate. Public Storage will not pay interest on these payments.

After the effective time of the merger, Storage Trust's stock transfer books will be closed and there will be no further transfer on the records of Storage Trust of certificates evidencing Storage Trust common shares. If such certificates are presented to Storage Trust for transfer after the transfer books are closed, they will be canceled against delivery of certificates for Public Storage common stock as provided above.

No interest will be paid or will accrue on any cash payable pursuant to the Merger Agreement. All Public Storage common stock issued and all cash paid upon the surrender of certificates evidencing Storage Trust common shares shall be deemed to have been issued and paid in full satisfaction.

The Merger Agreement provides that at the effective time of the merger Storage Trust's obligations with respect to outstanding options to acquire Storage Trust common shares will cease to represent a right to acquire those shares. The plan is outlined below in "The Merger Agreement--Storage Trust Options."

CONDITIONS TO THE MERGER

The respective obligations of Public Storage and Storage Trust to effect the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the effective time of the merger:

     1. the shareholders of Storage Trust must have approved the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

     2. the Public Storage common stock issuable as a result of the merger must have been approved for listing on the New York Stock Exchange and the Pacific Exchange, subject to official notice of issuance;

     3. the registration statement of which this Proxy Statement and Prospectus is a part must have become effective in accordance with the Securities Act of 1933, and must not be the subject of any stop order or proceedings by the Securities and Exchange Commission seeking a stop order;

     4. no temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the merger may be in effect;

     5. Public Storage and Storage Trust must each have performed in all material respects its respective obligations contained in the Merger Agreement required to be performed on or prior to the closing of the merger and the representations and warranties of each party must be true and correct on and as of the date made and the date of the closing of the merger and each party shall provide a certificate confirming those matters;

     6. Public Storage must have received an opinion from Mayer, Brown & Platt that (i) Storage Trust is organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and (ii) Storage Trust Properties, L.P. is treated for United States federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation;

     7. Public Storage must have received an opinion from A. Timothy Scott to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     8. Public Storage and Storage Trust must have received all required consents and waivers from third parties;

     9. Storage Trust must have received an opinion from a nationally recognized law firm that Public Storage is organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code; and

     10. Storage Trust must have received an opinion from Mayer, Brown & Platt to the effect that the merger will qualify as a reorganization under
          Section 368(a) of the Internal Revenue Code.

STORAGE TRUST OPTIONS

Immediately prior to the effective time of the merger, all outstanding options under Storage Trust's 1994 Share Incentive Plan (the "Storage Trust Stock Option Plan"), whether or not then exercisable or vested, will become fully exercisable and vested. For purposes of this section, each option to purchase units of limited partnership interest in the Operating Partnership is deemed to be an option to purchase Storage Trust common shares. At the effective time, each out-of-the-money or at-the-money option will be canceled and each in-the-money option will be assumed by Public Storage and will be amended automatically to:

          1. adjust the number of shares for which such option is exercisable by multiplying the number of shares by 0.86,

          2. adjust the per share exercise price by dividing such exercise price by 0.86, and

          3. provide that such option shall be exercisable for Public Storage common shares.

Each option holder holding an in-the-money option will be given an opportunity to elect, effective as of the first business day after the effective date, either (a) to continue to hold his or her option, as further amended to eliminate any dividend equivalent rights or distribution equivalent rights, for the remainder of its term or (b) to receive, in cancellation of such option, a cash payment from Public Storage equal to the product of (1) the excess of the closing price (as defined below) of Storage Trust common shares over the exercise price per share of the option immediately prior to the effective time and (2) the number of Storage Trust common shares which would have been issuable
pursuant to such option immediately prior to the effective time.   Whether an
option is in-the-money, at-the-money or out-of-the-money at the effective time will be determined based on the difference between the closing price (as defined below) of the Storage Trust common shares and the exercise price per share of such option immediately prior to the effective time. Should compliance with any of the foregoing be determined to cause an individual to be subject to the profit recovery provisions of Section 16 of the Exchange Act, and if the individual agrees, the option may be canceled or purchased, as the case may be, immediately prior to the effective time or at some later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive the cash payment as calculated above. For this purpose, the closing price is the unweighted average closing price of a Storage Trust common share reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) for the twenty (20) trading days ending on the third trading day immediately prior to the effective date of the merger. A trading day is any day on which such shares are traded on the NYSE.

Each holder of an in-the-money option will receive a form on which to indicate his or her election to receive cash or to continue to hold a Public Storage option, as further amended to eliminate any dividend equivalent rights or distribution rights. Any option holder who elects to receive the cash payment, fails to return an election form, who otherwise fails to indicate an election or who fails to consent to the elimination of any dividend equivalent rights or distribution equivalent rights will receive the cash payment calculated as described above, and his or her option will be canceled.

All options which are not canceled will remain subject to the terms of the Storage Trust Stock Option Plan. Public Storage will not, however, make additional grants of options under the Storage Trust Stock Option Plan. Public Storage

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

agrees to register the shares subject to the Storage Trust Stock Option Plan on a registration statement on Form S-8 filed with the Commission as soon as practicable following the effective time of the merger.

THE RETENTION BONUS PLAN

Certain Storage Trust employees, other than employees who have written employment agreements, severance or retention agreements, are part of a Retention Bonus Plan. Each participant in the plan is entitled to a bonus in an amount determined by a committee appointed by Storage Trust if such person is employed by Storage Trust through the effective time of the merger. The bonus will be paid in a lump sum cash payment. The total amount payable under the Retention Bonus Plan cannot exceed $416,000.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains various customary representations and warranties relating to, among other things:

     1. the due organization, power, authority and good standing of Public Storage, Storage Trust and each party's subsidiaries and similar corporate matters;

     2. the capital structure of Public Storage and Storage Trust and the Operating Partnership;

     3. the existence of interests in other entities and properties owned by Storage Trust;

     4.   the requirements of third parties' consents to the merger;

     5. certain documents filed by Storage Trust and Public Storage with the Commission and certain financial statements of Public Storage and Storage Trust and the accuracy of the information contained in these statements;

     6. the absence of certain changes or events from the information filed by Public Storage and Storage Trust with the Commission or from such financial statements of Public Storage and Storage Trust and the absence of undisclosed liabilities;

     7.   certain matters relating to litigation;

     8.   certain matters relating to properties;

     9.   certain matters relating to the environment;

     10.  certain matters relating to related party transactions and payments to
          employees, officers, trustees or     directors;

     11. certain matters relating to Storage Trust's employee benefit plans and any other employee matters;

     12.  certain matters relating to taxes; and

     13. the accuracy of the information supplied by each party for inclusion in this Proxy Statement and Prospectus.

CERTAIN COVENANTS

Conduct of Business Prior to Merger

Except as specifically required by the terms of the Merger Agreement or upon written consent of the other party, Public Storage and Storage Trust have agreed that they will, prior to the effective time of the merger, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and they will use their reasonable best efforts to preserve intact their current business organizations and preserve their relationships with lessees.

In addition, except as contemplated by the Merger Agreement, unless the other party has agreed in writing, Public
Storage and Storage Trust have each agreed that they and their respective subsidiaries will:

     1. use their reasonable efforts to preserve their business organizations and goodwill and keep available the services of their officers and employees;

     2. confer upon reasonable request with one or more representatives of the other party to report material operational matters;

     3. promptly notify the other party of any material emergency, of any material adverse change in its business or of any material governmental complaints, investigations or hearings;

     4. promptly deliver to the other true and correct copies of any report, statement or schedule filed with the Commission;

     5. maintain their books and records in accordance with GAAP consistently applied and not change in any material manner any methods, principles or practices of accounting, except as may be required by the Commission, applicable law or GAAP;

     6. duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities (except permitted extensions which do not adversely affect REIT status); and

     7. continue to qualify as a REIT prior to the effective time and not enter into any prohibited transaction as defined in Section 857(b)(6) of the Internal Revenue Code.

In addition, Storage Trust agrees that it and its subsidiaries will:

     1. not make or rescind any express or deemed tax election (unless required by law or necessary to preserve REIT status);

     2. other than in connection with certain development agreements and binding contracts, not enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit such that the outstanding borrowings under the revolving line(s) of credit do not exceed $115,000,000 in the aggregate, exercise its option to increase its revolving line of credit without providing reasonable prior notice to Public Storage, renew any borrowings under its revolving line(s) of credit for a period of time other than the shortest permissible renewal period, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects;

     3. not amend its Declaration of Trust, by-laws, code of regulations or partnership agreement or comparable organization documents of any subsidiary without Public Storage's prior written consent, which shall not be unreasonably withheld or delayed;

     4. not change its capital structure, other than pursuant to (i) previous agreements; (ii) the conversion of any outstanding units, in accordance with the terms of those units; (iii) the Storage Trust Dividend Reinvestment Plan with respect to common shares Storage Trust is committed to issue; and (iv) Storage Trust Stock Option Plan;

     5. not grant options (including any options under the Storage Trust Stock Option Plan) or other rights or commitments relating to its common shares;

     6. not (i) authorize any dividend or make any other distribution or payment with respect to any shares of its beneficial interest, or (ii) directly or indirectly acquire any common shares, except for dividend payments as otherwise provided under the Merger Agreement;

     7. not dispose of any property, except in the ordinary course of business;

     8. not make any loans, advances or capital contributions to, or investments in, any other person, other than subsidiaries in the ordinary course of business consistent with prior practice;

     9. not satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms;

     10. not enter into any commitment, contractual obligation, capital expenditure or transaction which may result in total payments in excess of $50,000 or aggregate commitments in excess of $400,000 (other than the renewal of its insurance policies in the ordinary course of business after providing reasonable prior notice to Public Storage of such renewal), except in certain limited circumstances;

     11. not guarantee the indebtedness of another person, except with respect to subsidiaries;

     12. not enter into or amend any agreements or arrangements with any consultants or affiliates in an aggregate amount in excess of $100,000;

     13. except as provided in the Retention Bonus Plan, not increase any compensation other than pursuant to previous employment agreements or, other than in the ordinary course of business consistent with past practice, (i) enter into or amend any employment agreement with current employees, other than waivers by employees of benefits under such agreements, or (ii) enter into any employment agreement with any other person not currently an employee, provided that any such agreement or arrangement is terminable at will by Storage Trust;

     14. not adopt any new employee benefit plan or amend any existing plans, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect, except in certain limited circumstances;

     15.  not change the ownership of any of its subsidiaries;

     16. not accept a promissory note in payment of the exercise price payable under any option to purchase Storage Trust common shares;

     17. not enter into or amend any agreement with affiliates, officers, directors or employees;

     18. not merge, acquire substantially all of the assets of or acquire the beneficial ownership of a majority of the outstanding equity interests in any person or entity; and

     19.  suspend the Storage Trust Dividend Reinvestment Plan.

Other

Public Storage and Storage Trust have agreed that:

     1. Public Storage will take any action required to be taken under applicable state blue sky or securities laws in connection with the merger;

     2. as soon as practicable following the date upon which Public Storage's registration statement is declared effective by the Commission, Storage Trust will use its reasonable best efforts to obtain the approval of its shareholders required by the Merger Agreement; and

     3. they will cooperate and use their respective best efforts to cause to be done, all things necessary or advisable to consummate the transactions contemplated by the Merger Agreement, including using their reasonable best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated by the Merger Agreement.

Storage Trust also agreed to use its reasonable best efforts to take such actions as may be reasonably requested by Public Storage to facilitate decisions and subsequent actions by Public Storage to terminate or transition any of Storage Trust's benefit plans, stock option plans and similar matters, including, without limitation, appropriate amendment of the Storage Trust stock option plans.

DISTRIBUTIONS

On January 15, 1999, a dividend of $0.46 per Storage Trust common share was paid to Storage Trust shareholders as of December 15, 1998. It is expected that a portion of this distribution will be reported as a return of capital. Thereafter, Storage Trust adopted Public Storage's distribution policy, adjusted for the exchange ratio. After the effective time of the merger, Public Storage intends to maintain its current regular quarterly distribution policy and to pay stated quarterly distributions on the shares of Public Storage common stock issued in the merger, subject to authorization by the Public Storage Board and the availability of funds for that purpose. Storage Trust and Public Storage will coordinate the payment of distributions for each quarter of 1999 so that no Storage Trust shareholder will receive two distributions or fail to receive one distribution, for any quarter. Public Storage intends to make a special cash distribution after the merger in 1999, assuming that there is a continuation of its increasing level of taxable income.

NO SOLICITATION OF TRANSACTIONS

Neither Storage Trust, any of its respective subsidiaries, its officers, its trustees, its employees, its agents or its financial advisor may directly or indirectly:

     initiate, solicit or encourage proposals (including to its shareholders) relating to any merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of Storage Trust or its subsidiaries, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations or discussions, or provide any confidential information or data to, any person relating to such an acquisition proposal.

In addition, Storage Trust will immediately cease any existing activities, discussions or negotiations with any third parties conducted prior to the signing of the Merger Agreement and will inform those parties of the prohibition against solicitation. Storage Trust will also notify Public Storage immediately if it receives any inquiries or proposals, or requests for information, or if negotiations or discussions are sought to be initiated or to be continued.

However, the foregoing does not prohibit Storage Trust from:

     1. furnishing information concerning Storage Trust and its businesses or assets (pursuant to an appropriate confidentiality agreement which the Storage Trust Board determines in good faith is required to comply with its duties under applicable law) to a third party who has made an unsolicited alternative proposal,

     2. entering into discussions or negotiations with a third party who has made an unsolicited alternative proposal,

     3. following receipt of an unsolicited alternative proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Securities Exchange Act of 1934 or otherwise making disclosure to its shareholders, and

     4. following approval and recommendation of an acquisition proposal that the Storage Trust Board in good faith determines to be more favorable from a financial point of view to the shareholders than the merger and which the Board determines is reasonably capable of being consummated, withdrawing or modifying the Board's recommendation in favor of the Merger Agreement and the transactions contemplated thereby, but in each case referred to in clauses (1) through (4) above only if and to the extent that the Storage Trust Board has concluded in good faith that such action is appropriate for the Board to comply with its duties under applicable law. In addition, prior to furnishing information to, or entering into discussions or negotiations with, such third party, Storage Trust provides written notice to Public Storage that it will furnish such information or enter into such discussions and Storage Trust must inform Public Storage of the status of such discussions or negotiations, subject to any confidentiality agreement.

TERMINATION

The Merger Agreement may be terminated at any time prior to the filing of Articles of Merger with the State Department of Assessments and Taxation of Maryland, whether before or after approval by the shareholders of Storage Trust, under the following circumstances:

     (1) by mutual written consent of Public Storage and Storage Trust duly authorized by the Storage Trust Board and the Public Storage Board;

     (2) by Public Storage or Storage Trust, if the merger has not been consummated by June 30, 1999; provided that the terminating party did not materially breach its obligations in a manner which contributed to the merger not being consummated at that time;

     (3) by Public Storage or Storage Trust, if any judgment, injunction, order, decree or action preventing the consummation of the merger has become final and nonappealable;

     (4) unilaterally by either Public Storage or Storage Trust if the other party breaches any representation, warranty, covenant, obligation or agreement in all material respects, such that the condition to provide a certificate as to compliance with such matters cannot be satisfied prior to June 30, 1999;

     (5) by either Public Storage or Storage Trust if the Storage Trust shareholder approvals have not been obtained; and

     (6) by Storage Trust or Public Storage, if prior to the shareholders meeting, the Storage Trust Board shall have withdrawn or modified its approval of the merger or the Merger Agreement in connection with a superior acquisition proposal.

BREAK-UP PAYMENT

If the Merger Agreement is terminated:

     (1) because the Storage Trust Board withdrew its recommendation following its approval of a superior acquisition proposal, then Storage Trust must pay Public Storage (provided Storage Trust was not entitled to terminate the agreement due to a breach by Public Storage) a fee equal to $12 million plus the lesser amount of (x) $500,000 and (y) out-of-pocket expenses, including, without limitation, all attorneys' (including in-house counsel), accountants' and investment bankers' fees and expenses ("Break-Up Expenses");

     (2) because of a material breach by Storage Trust, and at the time of the termination Storage Trust has received an acquisition proposal and within 12 months after the breach Storage Trust enters into a written agreement relating to an acquisition proposal which is subsequently consummated, then Storage Trust must pay Public Storage (provided Storage Trust was not entitled to terminate due to a breach by Public Storage) an amount equal to $12 million plus Break-Up Expenses (less any Break-Up Expenses previously paid) ;

     (3) because of a material breach by Storage Trust, then Storage Trust must pay Public Storage an amount equal to the Break-Up Expenses;

     (4) because the Storage Trust shareholder approvals were not obtained (provided Storage Trust was not entitled to terminate this Agreement due to a breach by Public Storage) an amount equal to the Break-Up Expenses, provided the closing price of Public Storage common shares over the twenty trading days ending on the third trading day immediately prior to the shareholder vote was equal to or greater than $26.50; and

     (5)  because of a breach by Public Storage, Public Storage will pay Storage
          Trust (provided Public   Storage was not entitled to terminate due to
          a breach by Storage Trust) an amount equal to the Break-Up Expenses.

Any payment of $12 million to Public Storage shall be compensation and liquidated damages for the loss suffered by Public Storage as a result of the failure of the merger to be consummated. Any payment shall be paid within fifteen (15) days after any terminating event.

To the extent that the right to receive a termination fee in a taxable year would create excessive bad income for REIT purposes for the recipient, the right to receive the portion that would create bad income shall be deferred, or potentially extinguished. Bad income is created when a payment would cause the payee to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Internal Revenue Code.

Any amount deferred in a particular taxable year shall become payable in the next succeeding year(s), but only to the extent that it would not then create bad income. To the extent that any deferred amount would continue to create bad income after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of the payor. Payments that would otherwise be bad income shall be made if the payee obtains an opinion of tax counsel or a private ruling from the IRS that the receipt of such excess amounts would not adversely affect the payee's ability to qualify as a REIT. If a payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from the payor to the payee, to be repaid as soon as practicable following discovery of the overpayment.

INDEMNIFICATION

Public Storage has agreed to provide indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the effective time of the merger in favor of the current or former trustees or officers of Storage Trust and its subsidiaries as provided in their organizational documents and any indemnification agreements or arrangements of Storage Trust and its subsidiaries will survive the merger. Public Storage will maintain liability insurance (covering Storage Trust's trustees and officers) for six years after the effective time. This insurance will provide a coverage amount and other terms and conditions no less favorable to the indemnified parties than under Storage Trust's current policy.

AMENDMENT AND WAIVER

The Merger Agreement may not be amended except in writing signed by both the Board of Directors of Public Storage and the Board of Trustees of Storage Trust. The Merger Agreement may not be amended in any respect requiring further approval of the shareholders following initial approval by Storage Trust shareholders unless further approval is obtained. At any time prior to the closing, Public Storage or Storage Trust may:

     (1) extend the time for the performance of any of the obligations of the other party,

     (2) waive any inaccuracies in the representations and warranties contained in the agreement or in any other document delivered, and

     (3) subject to the amendment provision, waive compliance with any of the agreements or conditions.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a writing signed by that party.

               THE SPECIAL MEETING OF STORAGE TRUST SHAREHOLDERS

Purpose of the Meeting

At the Storage Trust special meeting, the holders of Storage Trust common shares will be asked to consider and vote upon a proposal to approve the merger and the Merger Agreement. You can find a copy of the Merger Agreement as

Annex A to this Proxy Statement and Prospectus.

Date, Time and Place; Record Date

The Storage Trust special meeting is scheduled to be held on March 10, 1999, at the Renaissance St. Louis Hotel-Airport, St. Louis, Missouri.

The Storage Trust Board has fixed the close of business on January 14, 1999 as the record date for the determination of holders of Storage Trust Common shares entitled to notice of and to vote at the Storage Trust special meeting. As of the record date there were 150,000,000 authorized common shares of Storage Trust, of which 16,077,519 common shares were issued and outstanding and 216,527 were owned by trustees, executive officers and their affiliates of Storage Trust. The trustees and executive officers have indicated that they intend to vote in favor of the merger.

Voting Rights

Assuming the existence of a quorum, the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by holders of Storage Trust common shares is required to approve the merger and the Merger Agreement. Holders of record of Storage Trust common shares on the Storage Trust record date are entitled to one (1) vote per Storage Trust common share at the Storage Trust special meeting. The presence, either in person or by proxy, of the holders of a majority of the votes entitled to be cast by holders of Storage Trust common shares is necessary to constitute a quorum at the Storage Trust special meeting.

If a shareholder attends the Storage Trust special meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the Storage Trust special meeting, the Storage Trust Board is soliciting proxies so that each holder of Storage Trust common shares on the Storage Trust record date has the opportunity to vote on the proposals to be considered at the Storage Trust special meeting. When a proxy card is returned properly signed and dated, the Storage Trust common shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her Storage Trust common shares will not be voted and thus will have the effect of a vote "against" the merger and the Merger Agreement. Similarly, broker non-votes and abstentions have the effect of a vote "against" the merger and the Merger Agreement. Shareholders are urged to mark the box on the proxy card to indicate how their Storage Trust common shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her Storage Trust common shares are to be voted, the Storage Trust common shares represented by the proxy card will be voted "FOR" the merger and the Merger Agreement. The proxy card also confers discretionary authority on the individuals appointed by the Storage Trust Board and named on the proxy card to vote those Storage Trust common shares represented on any other matter that is properly presented for action at the Storage Trust special meeting. Such discretionary authority will not be used to vote for adjournment of the Storage Trust special meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

Any Storage Trust shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by :

     (1)  notifying the Secretary of Storage Trust in writing at 2407 Rangeline
          Street, Columbia, Missouri   65202,

     (2)  granting a subsequent proxy, or

     (3)  appearing in person and voting at the Storage Trust special meeting.

Attendance at the Storage Trust special meeting will not in and of itself constitute revocation of a proxy.

Other Matters

Storage Trust is not aware of any business or matter other than those indicated above which may be properly presented at the Storage Trust special meeting. If, however, any other matter properly comes before the Storage Trust special meeting, the proxy holders will, in their discretion, vote on such matter in accordance with their best judgment.

                       COMPARISON OF SHAREHOLDER RIGHTS

Public Storage is organized as a corporation under the laws of the State of California, and Storage Trust is organized as a REIT under the laws of the State of Maryland. As a California corporation, Public Storage is subject to the General Corporation Law of California (the "California Act"), which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers, dividends and other distributions, meeting and voting rights of shareholders, and extraordinary actions, such as amendments to the charter, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland REIT, Storage Trust is governed by Title 8 of the Maryland General Corporation Law (the "MGCL") relating to real estate investment trusts (the "Maryland REIT Law") and certain other provisions of the MGCL. The Maryland REIT Law covers some of the same matters covered by the California Act, including liabilities of the trust, shareholders, trustees and officers, amendment of the declaration of trust, and mergers of a Maryland REIT with other entities. The Maryland REIT Law specifically incorporates certain provisions of the MGCL, which governs corporations organized under the laws of Maryland. There are many matters that are addressed in the California Act that are not dealt with in the Maryland REIT Law, and it is the general practice of Maryland RElTs to address some of these matters through provisions in the declaration of trust.

Certain differences between (1) the California Act and the Maryland REIT Law and
(2) the Public Storage Restated Articles of Incorporation, as amended (the "Public Storage Articles") and bylaws and the Storage Trust Second Amended and Restated Declaration of Trust (the "Storage Trust Declaration") and bylaws are discussed below. However, the discussion of the comparative rights of shareholders of Public Storage and shareholders of Storage Trust set forth below does not purport to be complete and is subject to and qualified in its entirely by reference to the California Act and the Maryland REIT Law and also to the Public Storage Articles and bylaws and to the Storage Trust Declaration and bylaws. Copies of the Public Storage Articles and bylaws have been filed as exhibits to the registration statement filed by Public Storage of which this Proxy Statement and Prospectus is a part.

     STORAGE TRUST (MARYLAND)                 PUBLIC STORAGE (CALIFORNIA)
     ------------------------                 ---------------------------

AUTHORIZED SHARES

Under the Storage Trust Declaration,    The Public Storage Articles authorize
the number of shares of beneficial      the issuance of 200,000,000 shares of
interest of Storage Trust authorized    Public Storage common stock, 7,000,000
for issuance is 150,000,000, par        shares of Class B common stock,
value $0.01 per share. Under the        50,000,000 shares of preferred stock
Storage Trust Declaration, the          and 200,000,000 shares of equity stock.
Storage Trust Board, by two-thirds      The Public Storage Articles provide
vote, may amend the Storage Trust       that the preferred stock and equity
Declaration, without the consent of     stock may be issued from time to time
the shareholders of Storage Trust,      in one or more series and give the
to qualify as a real estate             Public Storage Board broad authority to
investment trust under Maryland REIT    fix the dividend rights, conversion and
Law. The Storage Trust Declaration      voting rights, redemption provisions
provides further that the Storage       and liquidation preferences, if any, of
Trust Board may classify or             each series of preferred and equity
reclassify any unissued shares from     stock. Any increase in the aggregate
time to time by setting or changing     number of shares which Public Storage
the preferences, conversion or other    has the authority to issue would
rights, voting powers, restrictions,    require an amendment to the Public
limitations as to dividends,            Storage Articles which must first be
qualifications, or terms or             approved by Public Storage's
conditions of redemption. To date,      shareholders. See "Description of
the Storage Trust Board has             Public Storage Capital Stock" for
classified 150,000 shares of            information on Public Storage's
beneficial interest as Series A         outstanding capital stock.
Junior Participating Preferred
Shares (none of which are issued and
outstanding).

SPECIAL MEETINGS OF SHAREHOLDERS

The Storage Trust Declaration           The Public Storage bylaws provide that
provides that a majority of the         the Public Storage Board, the Chairman
trustees, a majority of the             of the Board or the President may call
Independent Trustees (as defined in     a special meeting of Public Storage's
the Storage Trust Declaration) or       shareholders. The Public Storage bylaws
any executive officer of Storage        provide that a special meeting must be
Trust may call a special meeting        called at the
of Storage Trust's shareholders and
a special
meeting must be called at the             written request of shareholders
written request of not less than 10%      entitled to cast 10% of all the votes
of the shareholders entitled to vote.     entitled to be cast at the meeting.

LIMITATION OF PERSONAL LIABILITY OF
DIRECTORS/TRUSTEES

The Maryland REIT Law provides that       As permitted by the California Act,
a Maryland REIT's charter may include a   the Public Storage Articles limit a
provision eliminating or limiting         director's liability for monetary
the personal liability of a director      damages to Public Storage or its
or officer to the corporation or its      shareholders for breach of the
stockholders for any money damages        director's duty of care, where a
except (1) to the extent that it is       director fails to exercise
proved that the person actually           sufficient care in carrying out the
received an improper benefit or profit    responsibilities of office. Those
in money, property or services, for       provisions would not protect a
the amount of the benefit or profit in    director who knowingly did something
money, property, or services actually     wrong, or otherwise acted in bad
received or (2) to the extent that a      faith, nor would they foreclose any
court finds that the person's action,     other remedy which might be
or failure to act, was the result of      available to Public Storage or its
active and deliberate dishonesty and      shareholders, such as the availability
was material to the cause of action       of non-monetary relief.
adjudicated in the proceeding. The
Storage Trust Declaration provides
that, to the maximum extent permitted
by Maryland law, its trustees and
officers have no personal liability to
Storage Trust or its shareholders for
money damages.

CLASSIFIED BOARD OF DIRECTORS/TRUSTEES

Under the Storage Trust Declaration,      Under the Public Storage Articles and
the Storage Trust Board may be            bylaws, the Public Storage Board is
comprised of between three and 15         comprised of between five and nine
trustees with the actual number being     directors (the actual number being
determined by the Storage Trust Board.    determined shareholders), each of
The Storage Trust Board is divided        whom must stand for shareholders.
into three classes, each consisting,
as nearly as possible, of one-third
of the total number of trustees. The
trustees of each class serve for
three years with one class standing
for election each year. Each trustee
holds office until the annual meeting
for the year in which his term
expires.

ELECTION OF DIRECTORS/TRUSTEES

The Storage Trust Declaration provides    With respect to the election of
that each shareholder may vote the        directors, each holder of Public
number of shares owned by him for each    Storage common stock is entitled to
vacancy of trustees to be filled.         cast as many votes as there are
There is no cumulative voting.            directors to be elected multiplied
                                          by the number of shares registered
                                          in the shareholder's name. The
                                          shareholder may cumulate votes for
                                          directors by casting all votes for one
                                          candidate or by distributing his or
                                          her votes among some or all of the
                                          candidates.

REMOVAL OF DIRECTORS/TRUSTEES

Maryland REIT Law provides that unless    The California Act permits a director
the declaration of trust provides         to be removed by the shareholders with
otherwise, the shareholders of a          or without cause subject to provisions
Maryland REIT may remove any trustee,     designed to protect shareholders'
with or without cause, by the             right to cumulate votes for directors.
affirmative vote of a majority of all
of the votes entitled to be cast for
the election of  trustees. The Storage
Trust Declaration provides that
trustees may be removed at any time,
by
the affirmative vote of two-thirds of
the outstanding shares (which action
shall only be taken by vote at a
meeting).

STANDARD OF CONDUCT FOR DIRECTORS/
TRUSTEES

The Maryland REIT Law contains no        The California Act requires a director
statutory standard of conduct for        of a California corporation to perform
trustees of a Maryland REIT. It is       his or her duties as a director in
possible that Maryland courts would      good faith, in a manner believed to be
look, by analogy, to the MGCL, which     in the best interests of the
contains a provision concerning          corporation and its shareholders with
standards of conduct of directors of     the care, including reasonable
Maryland corporations. The MGCL          inquiry, as an ordinarily prudent
requires a director of a Maryland        person in a like position would use
corporation to perform his or her        under similar circumstances.
duties in good faith, with a
reasonable belief that his or her
actions are in the best interest of
the corporation and with the care of
an ordinarily prudent person in a
like position under similar
circumstances.

BOARD COMMITTEES

The Maryland REIT Law contains no         The California Act permits the board
provision for or limitation on the        a California corporation to
composition of or delegation of           delegate to a committee of two or
powers to committees of the board of      more directors any of its powers
trustees of a Maryland REIT. Under        except the power to approve any
the Storage Trust Declaration, the        action which also requires
Storage Trust Board may designate         shareholder approval, fill vacancies
one or more committees which shall        on the board or on a committee of
consist of one or more trustees. Such     directors, fix the compensation of
committees shall have and may             directors, amend bylaws or approve
exercise such powers as shall be          dividends, except at a previously-
conferred or authorized by the            prescribed rate.
resolution of the Storage Trust Board
appointing them.

AMENDMENT OF STORAGE TRUST
DECLARATION OR THE PUBLIC STORAGE
ARTICLES

The Maryland REIT Law requires the        The California Act requires the
approval of shareholders of a             approval of shareholders of a
Maryland REIT for any amendment to        California corporation for any
the declaration of trust, with certain    amendment to the articles of
exceptions. As permitted by the           incorporation, except that certain
Maryland REIT Law, the Storage Trust      immaterial amendments specified in
Declaration permits the Storage Trust     the California Act may be made by the
Board, by a two-thirds vote, to amend     board of directors. Unless a specific
the Storage Trust Declaration to          section of the California Act or a
qualify as a real estate investment       California corporation's articles of
trust under the Internal Revenue Code     incorporation require a greater vote,
or under the Maryland REIT Law. In        an amendment to a California
addition, as permitted by the Maryland    corporation's articles of
REIT Law, the Storage Trust Declaration   incorporation generally must be
provides that, except as specifically     approved by a majority of the votes
provided otherwise, an amendment to       cast on the amendment. The Public
Storage Trust Declaration must be         Storage Articles do not include any
approved by a majority of the             provision requiring greater than a
shareholders entitled to vote thereon.    majority of votes for amendment.

SHAREHOLDER INSPECTION OF BOOKS AND
RECORDS

Under the Maryland REIT Law, any          Under the California Act, a
shareholder of a real estate investment   shareholder is entitled to inspect
trust may inspect and copy the bylaws     the bylaws of the corporation during
of the trust, minutes of proceedings of   business hours. In addition, a
shareholders, annual statements of        shareholder is entitled, upon
affairs of the trust and voting trust     written demand, to inspect and copy
agreements. In addition, any              the record of shareholders, the
shareholder, or group of shareholders,    accounting books and records and
of record of the trust who has owned at   minutes of proceedings of the
least five percent of the outstanding     shareholders and the board of
shares of any class of beneficial         directors and any committee of the
interest for at least six months is       board of directors, at any time
entitled to inspect and copy the          during usual business hours, for a
                                          purpose reasonably related to his or
                                          her interest as a
trust's books of account and share        shareholder. The Public Storage
ledger and to require the trust to        bylaws permit any shareholder the
prepare and deliver a verified            right to inspect and copy the books
statement of the affairs of the trust     and records of the corporation to
and a verified list of the name and       the extent and on the conditions
address of, and the number of shares      specified by the California Act.
owned by, each shareholder of the
trust. The Storage Trust Declaration
permits any shareholder the right to
inspect and copy the books and
records of the trust to the extent
and on the conditions specified by
Maryland REIT Law.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Maryland REIT Law contains no         Under the California Act, Public
limitations on the payment of             Storage may pay distributions (1)
dividends or other distributions by       if the amount of its retained
a Maryland REIT. The Storage Trust        earnings is at least equal to the
bylaws provide that the trustees,         amount of distributions to be paid
subject to the provisions of              or (2) if after the distribution
Maryland REIT Law, may declare and        Public Storage's assets would be at
pay dividends or other distributions      least 125% of its liabilities.
as the trustees in their discretion       Public Storage may not make a
shall determine.                          distribution on its common stock if
                                          the excess of its assets over its
                                          liabilities would be less than the
                                          liquidation preference of its
                                          preferred stock. In no case may
                                          Public Storage make a distribution
                                          that renders it unable to meet its
                                          liabilities as they mature.

MARYLAND ASSET REQUIREMENTS

To maintain its qualifications as a       There is no such requirement for
Maryland REIT, the Maryland REIT Law      Public Storage under the California
requires that Storage Trust hold,         Act. See, however, "Material Federal
either directly or indirectly, at         Income Tax Consequences--General Tax
least 75% of the value of its assets      Treatment of Public Storage--Technical
in real estate assets, mortgages or       Requirements for Taxation as a REIT."
mortgage related securities,
government securities, cash and cash
equivalent items, including
high-grade short-term securities and
receivables. The Maryland REIT Law
also prohibits using or applying
land for farming, agriculture,
horticulture or similar purposes.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

Under the Storage Trust bylaws, any       Consistent with the California Act,
action required or permitted to be        the Public Storage bylaws allow
taken at a meeting of shareholders        shareholders to take any action
may be taken without a meeting if         without a meeting, without prior
all shareholders entitled to vote         notice and without a vote, upon the
on the matter consent to the action       written consent of shareholders
in writing, any shareholder entitled      having not less than the minimum
to notice of the meeting but not          number of votes that would be
entitled to vote at it provides a         necessary to take such action at a
written waiver of any right to            meeting at which all shares entitled
dissent and such consent and waiver       to vote thereon were present and
are filed with the corporate minutes.     voted. Generally, directors may not
                                          be elected by written consent except
                                          by unanimous written consent.

APPRAISAL RIGHTS

The Maryland REIT Law provides that       Subject to certain exceptions and
objecting shareholders of a merging       limitations, the California Act
Maryland REIT have the same rights to     recognizes dissenters' rights of
demand and receive payment of the         appraisal in most reorganizations
"fair value" of their shares as           that require shareholder approval.
objecting stockholders of a Maryland
corporation under the MGCL. However,
except as otherwise provided by the
provisions of the MGCL regarding
certain business combinations with
interested shareholders and certain
control share acquisitions,
shareholders do not have appraisal
rights if, among other things, the
stock is listed on a national
securities exchange on the record
date for determining
shareholders entitled to vote on the
merger. Storage Trust shareholders
will not have appraisal rights in
the merger.

INDEMNIFICATION

The Maryland REIT Law provides that       Under the California Act, a
a Maryland REIT may indemnify or          corporation may generally indemnify
advance expenses to trustees,             its officers, directors, employees
officers, employees and agents of         and agents against expenses
the trust to the same extent as is        (including attorneys' fees),
permitted for directors, officers,        judgments, fines and amounts paid in
employees and agents of a Maryland        settlement of any proceeding (other
corporation under the MGCL. The           than derivative actions), if they
Storage Trust Declaration provides        acted in good faith and in a manner
that Storage Trust shall indemnify        they reasonably believed to be in or
trustees and officers to the maximum      not opposed to the best interests of
extent permitted by Maryland law.         the corporation and, with respect to
                                          any criminal action or proceeding,
The MGCL permits a corporation to         had no reasonable cause to believe
indemnify its present and former          their conduct was unlawful. A
directors and officers, among others,     similar standard is applicable in
against judgments, penalties, fines,      derivative actions, except that
settlements and reasonable expenses       indemnification may be made only for
actually incurred by them in              (1) expenses (including attorneys'
connection with any proceeding to         fees) and certain amounts paid in
which they may be made a party by         settlement, and (2) in the event the
reason of their service in those or       person seeking indemnification has
other capacities unless it is             been adjudicated liable, amounts
established that (a) the act or           deemed proper, fair and reasonable
omission of the director or officer       by the appropriate court upon
was material to the matter giving         application thereto. The California
rise to the proceeding and (i) was        Act provides that to the extent that
committed in bad faith or (ii) was        such persons have been successful in
the result of active and deliberate       defense of any proceeding, they must
dishonesty, (b) the director or           be indemnified by the corporation
officer actually received an improper     against expenses actually and
personal benefit in money, property       reasonably incurred in connection
or services or (c) in the case of any     therewith. Additionally, the
criminal proceeding, the director or      California Act provides that, unless
officer had reasonable cause to           a corporation's articles of
believe that the act or omission was      incorporation provide otherwise, if a
unlawful. However, under the MGCL, a      corporation does not so indemnify
Maryland corporation may not              such persons, they may seek, and a
indemnify for an adverse judgment in      court may order, indemnification under
a suit by or in the right of the          certain circumstances even if the
corporation or for judgment of            board of directors or shareholders of
liability on the basis that personal      the corporation have determined that
benefit was improperly received,          the persons are not entitled to
unless in either case a court orders      indemnification. The Public Storage
indemnification and then only for         Articles and the Public Storage bylaws
expenses. In addition, the MGCL           generally provide that directors and
                                          officers will be indemnified to the
permits a corporation to advance          fullest extent permitted by law.
reasonable expenses to a director or
officer upon the corporation's receipt    Public Storage currently has
of (a) a written affirmation by the       indemnification agreements with each
director or officer of his good faith     of its directors and executive
belief that he has met the standard of    officers.
conduct necessary for indemnification
by the corporation and (b) a written
undertaking by him or on his behalf to
repay the amount paid or reimbursed by
the corporation if it shall ultimately
be determined that the standard of
conduct was not met.

Storage Trust has entered into
indemnification agreements with each
of its trustees and officers.

BUSINESS COMBINATIONS

Generally, under the Maryland REIT        Under the California Act, no vote of
Law, the approval by the affirmative      shareholders is required for a merger
vote of two-thirds of all the votes       or other reorganization if the
entitled to be cast on the matter is              of a constituent corporation
required for mergers of a Maryland REIT,          have more than five-sixths of
unless the declaration of trust increases         the voting power of the
or reduces the vote to not less than a            surviving corporation.
majority. The Storage Trust Declaration           Otherwise the California Act
does not change this requirement.                 requires a class vote of each
                                                  constituent corporation,
Under the MGCL, as applicable to Maryland         except that no vote of
real estate investment trusts, certain            preferred shareholders of a
"business combinations" (including certain        surviving corporation is
mergers, consolidations, share exchanges and      required unless the merger
asset transfers and certain issuances and         changes their rights,
reclassifications of equity securities)           preferences, privileges or
between a Maryland real estate investment         restrictions.
trust and any person who beneficially owns
10% or more of the voting power of the trust's    There is no provision under
shares or an affiliate or associate of the        the California Act comparable
trust who, at any time within the two year        to the provisions in the MGCL
period prior to the date in question, was the     governing "business
beneficial owner of 10% or more of the voting     combinations" with an
power of the then outstanding voting shares       Interested Shareholder.
of beneficial interest of the trust (an
"Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the Interested Shareholder, voting together as a single voting group, unless, among other conditions, the trust's common shareholders receive a minimum price
(as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares.
The Storage Trust Declaration provides that the provisions of Title 3, Subtitle 6 of the MGCL entitled "Special Voting Requirements"
(or any successor statute) shall not apply to any business combinations with any of Gordon Burnam, Bonnie Burnam, Kimberly Flower,
P. Crismon Burnam, Michael G. Burnam,
Timothy B. Burnam, any member of their
respective immediate families and any of their respective affiliates, heirs, devisees, legal representatives, successors or beneficiaries (collectively, the "Burnam
Family").

CONTROL SHARE ACQUISITIONS

The MGCL, as applicable to Maryland real          The California Act contains
estate investment trusts, provides that           no comparable provision.
"control shares" of a Maryland real estate investment trust acquired in a shareholders

"control share acquisition" have no
voting rights except to the extent
approved by a vote of two-thirds of
the votes entitled to be cast on the
matter, excluding shares of beneficial
interest owned by the acquiror, by
officers or by trustees who are
employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power
(except solely by virtue of a revocable
proxy), would entitle the acquiror to
exercise voting power in electing
trustees within one of the following
ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to
make a control share acquisition, upon
satisfaction of certain conditions
(including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares
(except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

The Storage Trust Declaration provides
that the provisions of Title 3, Subtitle
7 of the MGCL entitled "Voting Rights of Certain Control Shares" (or any successor statute) do not apply to shares owned or acquired by any member of the Burnam Family.

                  DESCRIPTION OF PUBLIC STORAGE CAPITAL STOCK

Public Storage is authorized to issue 200,000,000 shares of Public Storage common stock, par value $.10 per share, 7,000,000 shares of Public Storage Class B common stock, par value $.10 per share, 50,000,000 shares of preferred stock, par value $.01 per share and 200,000,000 shares of equity stock, par value $.01 per share. At January 20, 1999, Public Storage had outstanding 115,965,945 shares of Public Storage common stock (exclusive of shares issuable upon conversion of Public Storage's convertible capital stock and shares subject to options), 7,000,000 shares of Class B common stock, 11,134,250 shares of preferred stock and 225,000 shares of equity stock.

COMMON STOCK

The following description of Public Storage common stock sets forth certain general terms and is a summary of all material provisions of Public Storage common stock. The statements below describing Public Storage common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Public Storage Articles and bylaws.

Public Storage shareholders will be entitled to receive dividends when, as and if declared by the Public Storage Board, out of funds legally available therefor. Payment and declaration of dividends on Public Storage common stock and purchases of shares thereof by Public Storage will be subject to certain restrictions if Public Storage fails to pay dividends on outstanding preferred stock. See "--Preferred Stock." Upon any liquidation, dissolution or winding up of Public Storage, holders of Public Storage common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of Public Storage and the preferential amounts owing with respect to any outstanding preferred stock. Holders of Public Storage common stock have no preemptive rights, which means they have no right to acquire any additional shares of Public Storage common stock that may be issued by Public Storage at a subsequent date.

Each outstanding share of Public Storage common stock entitles the holder to one vote on all matters presented to Public Storage shareholders for a vote, with the exception that Public Storage shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each Public Storage shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A Public Storage shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the Public Storage shareholder chooses. Public Storage shareholders have no preemptive or other rights to subscribe for or purchase additional shares of Public Storage common stock. All outstanding shares of Public Storage common stock are fully paid and nonassessable.

OWNERSHIP LIMITATIONS

For Public Storage to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, the Public Storage Articles and bylaws provide certain restrictions on the shares of capital stock that a Public Storage shareholder may own.

In a series of transactions among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc. (the "PSMI Merger"), Storage Equities, Inc. became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc."

The Public Storage Articles and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (A) 2.0% of the outstanding shares of all common stock of Public Storage, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock of Public Storage. The Public Storage Articles and bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes family) at the time of the PSMI Merger. This ownership limitation was established in order to assist in preserving Public Storage's REIT status in view of the Hughes family's substantial ownership interest in Public Storage. See "Material Federal Income Tax Consequences--General Tax Treatment of Public Storage," and "--Consequences of the PSMI Merger on Public Storage's Qualification as a REIT."

The Public Storage Board, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Internal Revenue Code) of the maximum amount of capital stock of Public Storage permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of
Section 542(a)(2) of the Internal Revenue Code and who would beneficially own the largest amounts of stock of Public Storage (determined by value) beneficially own the maximum amount of capital stock of Public Storage permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), Public Storage would not be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to Public Storage's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of Public Storage's capital stock if such ownership or acquisition (i) would cause more than 50% in value of Public Storage's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in Public Storage's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in Public Storage's failing to qualify as a REIT.

The Public Storage Articles and bylaws provide that, if any holder of Public Storage's capital stock purports to transfer shares to a person or there is a change in the capital structure of Public Storage and either the transfer or the change in capital structure would result in Public Storage failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by Public Storage that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Public Storage Articles or bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer to the shares to the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

CLASS B COMMON STOCK

The Public Storage Class B common stock (i) does not participate in distributions until the later to occur of funds from operations per common share (as defined below by Public Storage) aggregating $1.80 during any period of four consecutive calendar quarters, or January 1, 2000; thereafter, the Public Storage Class B common stock will participate in distributions (other than liquidating distributions), at the rate of 97% of the per share distributions on the Public

Storage common stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the Public Storage common stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into Public Storage common stock, on a share for share basis, upon the later to occur of funds from operations per common share aggregating $3.00 during any period of four consecutive calendar quarters, or January 1, 2003.

For these purposes:

     (1) Funds from operations means net income (loss) (computed in accordance with GAAP) before (i) gain (loss) on early extinguishment of debt,
          (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization (including Public Storage's pro rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less funds from operations attributable to minority interest. Funds from operations is a supplemental performance measure for equity REITs as defined by NAREIT. The NAREIT definition does not specifically address the treatment of minority interest in the determination of funds from operations or the treatment of the amortization of property management agreements and goodwill. In the case of Public Storage, funds from operations represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. Funds from operations does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of Public Storage. Accordingly, funds from operations is not a substitute for Public Storage's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

     (2) Funds from operations per common share means funds from operations less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of Public Storage common stock assuming conversion of all outstanding convertible securities and the Public Storage Class B common stock.

PREFERRED STOCK

Public Storage is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. The Public Storage Articles provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

At January 20, 1999, Public Storage had 11 series of senior preferred stock outstanding. In all respects, each of the series of senior preferred stock ranks on a parity with each other. Each of the series of senior preferred stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the common stock and any other capital stock ranking junior to the senior preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8% to 10% per year in the case of the 10 series of fixed rate senior preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate senior preferred stock) and (iii) is subject to redemption, in whole or in part, at the option of Public Storage at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate senior preferred stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate senior preferred stock).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Public Storage, the holders of each of the series of senior preferred stock will be entitled to receive out of Public Storage's assets available for distribution to stockholders, before any distribution of assets is made to holders of Public Storage common stock or any other shares of capital stock ranking as to such distributions junior to the senior preferred stock, liquidating distributions in the amount or equivalent amount of $25.00 per share, plus all accrued and unpaid dividends.

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Except as expressly required by law and in certain other limited circumstances, the holders of the senior preferred stock are not entitled to vote. The consent of holders of at least two-thirds of the outstanding shares of the senior preferred stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

EQUITY STOCK

Public Storage is authorized to issue 200,000,000 shares of equity stock, $.01 par value per share. At January 20, 1999, Public Storage had 225,000 outstanding shares of equity stock which rank on a parity with the Public Storage common stock. The Public Storage Articles provide that the equity stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

EFFECTS OF ISSUANCE OF CAPITAL STOCK

The issuance of Public Storage common stock and the issuance of preferred stock or equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of Public Storage in transactions not approved by Public Storage's Board of Directors. Public Storage has no intention to issue Public Storage common stock or the preferred stock or equity stock for such purposes.

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                              INVESTMENT POLICIES

The following is a discussion of Public Storage's investment policies and objectives. The Public Storage Board has determined these policies and, although there is no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Public Storage Board without a vote of Public Storage's shareholders, except that Public Storage cannot enter into certain extraordinary transactions (such as a merger or the sale of all or substantially all of its assets) without the approval of a majority of the shareholders. No assurance can be given that these objectives will be achieved.

The investment objectives of Public Storage are to maximize funds from operations allocable to holders of Public Storage common stock and to increase shareholder value through internal growth and acquisitions. Funds from operations is a supplemental performance measure for equity REITs used by industry analysts. Funds from operations does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of Public Storage. Accordingly, funds from operations is not a substitute for Public Storage's net cash provided by operating activities or net income as a measure of Public Storage's liquidity or operating performance. An increase in Public Storage's funds from operations will not necessarily correspond with an increase in distributions to holders of Public Storage common stock. Public Storage is required to distribute at least 95% of its ordinary REIT taxable income in order to maintain its qualification as a REIT. Public Storage distributes less than its cash available for distribution (recently distributing less than its taxable income), permitting it to retain funds for additional investment and debt reduction.

Public Storage intends to continue its operations for an indefinite period of time and is not precluded from raising new capital, including senior securities that would have a priority over Public Storage common stock (including Public Storage common stock issued in the merger) as to cash flow, distributions and liquidation proceeds, or from reinvesting cash flow or sale or financing proceeds in new properties, except to the extent such reinvestment precludes Public Storage from satisfying the REIT distribution requirements. Therefore, Public Storage shareholders should expect to be able to liquidate their investment only by selling their shares in the market, and the market of the Public Storage common stock may not necessarily equal or exceed the market value of Public Storage's assets or the net proceeds which might be available for distribution upon liquidation if Public Storage were to liquidate. Public Storage has grown, and intends to continue to grow, as new investments are made.

While Public Storage emphasizes equity real estate investments, including interests in real estate partnerships and other entities, it may in its discretion invest in mortgages.

Subject to certain limitations in Public Storage's bylaws, Public Storage has broad powers to borrow in furtherance of its investment objectives. Public Storage has incurred in the past, and may incur in the future, both short-term and long-term debt to increase its funds available for investment in real estate, capital expenditures and distributions. As of September 30, 1998, Public Storage's ratio of "Debt" (liabilities other than "accrued and other liabilities" and "minority interest" that should, in accordance with GAAP, be reflected on Public Storage's balance sheet) to "Assets" (Public Storage's total assets that should, in accordance with GAAP, be reflected on Public Storage's balance sheet) was approximately 3%.

Public Storage's bylaws restrict Public Storage from acquiring facilities from its affiliates or from selling facilities to them unless the transaction (i) is approved by a majority of Public Storage's independent directors and (ii) is fair to Public Storage based on an independent appraisal.

Subject to the rules of the NYSE and applicable provisions of California law, Public Storage has issued and intends to continue to issue authorized capital stock without shareholder approval. You should read "Description of Public Storage Capital Stock."

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                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material federal income tax consequences that are generally applicable to Storage Trust shareholders as a result of the merger and as a result of the subsequent ownership and disposition of shares of
Public Storage common stock.   To the extent this summary discusses matters of
law, it is based upon the opinion of A. Timothy Scott, senior vice president and tax counsel of Public Storage and, with respect to matters discussed herein under "The Merger", also upon the opinion of Mayer, Brown & Platt, counsel to Storage Trust. This discussion is not exhaustive of all possible tax consequences and does not give a detailed description of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a Storage Trust shareholder in light of his or her particular circumstances or to certain types of Storage Trust shareholders who are subject to special treatment under federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, individuals who received Storage Trust shares or the right to receive Storage Trust shares pursuant to stock options or in other compensatory transactions and other special status taxpayers, including holders of limited partnership interests in the Operating Partnership).

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), including the provisions of the IRS Restructuring and Reform Act (the "1998 Reform Act"), the Taxpayer Relief Act of 1997 (the "1997 Act"), applicable Treasury Regulations, legislative history, judicial decisions, and Internal Revenue Service ("IRS") pronouncements, certain factual assumptions related to the ownership and operation of Public Storage and Storage Trust and certain representations made by Public Storage and Storage Trust. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the circumstances of Public Storage or Storage Trust that would affect this discussion. Neither Storage Trust nor Public Storage plans to obtain any rulings from the IRS concerning tax issues with respect to the merger or the continued qualification of Public Storage as a REIT. Thus, no assurance can be provided that the statements set forth in this discussion (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. STORAGE TRUST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGER

General

In the opinion of Mayer, Brown & Platt and Mr. Scott, based on certain factual assumptions and representations made by Public Storage and Storage Trust, the merger will constitute a "reorganization" under Section 368(a) of the Code, and each of Public Storage and Storage Trust will be a party to the reorganization within the meaning of Section 368(a) of the Code. The discussion that follows assumes that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Tax Treatment of Public Storage and Storage Trust

Public Storage and Storage Trust will not recognize gain or loss in the merger. Public Storage effectively will succeed to the assets, liabilities, and tax attributes of Storage Trust. Accordingly, following the merger, Public Storage will hold the assets of Storage Trust (principally, Storage Trust's interest in the Storage Trust Operating Partnership) with a carryover tax basis, determined by reference to the historic basis of the assets in the hands of Storage Trust.

Tax Treatment of Storage Trust Shareholders

No gain or loss will be recognized by Storage Trust shareholders to the extent they receive Public Storage common stock (except for cash received in lieu of fractional shares) in the merger. The tax basis and holding period of the Public

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Storage common stock received will be the same as that of the Storage Trust common shares surrendered in exchange for the Public Storage common stock, provided that such Storage Trust common shares were held as capital assets by the holder at the time of the merger.

A Storage Trust shareholder who receives cash in the merger in lieu of a fractional share interest will be treated as having received the fractional share interest in Public Storage common stock in the merger (with the tax basis determined as described above) and then as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under
Section 302 of the Code. In the circumstances of the merger, Storage Trust shareholders generally will recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis allocable to the fractional share surrendered. That gain or loss would be capital gain or loss if the interest in the Storage Trust shares surrendered is held as a capital asset at the time of the merger, and it generally would be long term gain or loss if the holding period for the fractional share interest exceeds one year. It is possible, however, if none of the tests set forth in Section 302 of the Code is satisfied, for the cash payment to be taxed as a dividend.

Tax Treatment of Public Storage Shareholders

No gain or loss will be recognized by Public Storage shareholders as a result of the merger. The tax basis and holding period of the Public Storage stock held by existing Public Storage shareholders will not change as a result of the merger.

GENERAL TAX TREATMENT OF PUBLIC STORAGE

If certain detailed conditions imposed by the Code and the related Treasury Regulations are met, an entity, such as Public Storage, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to Public Storage of being treated as a REIT for federal income tax purposes is that this enables Public Storage to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

Public Storage elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election continues in effect until it is revoked or terminated. Public Storage believes that it has qualified since its election, and currently qualifies, as a REIT, and Public Storage expects to continue to be taxed as a REIT for federal income tax purposes. Mr. Scott has rendered an opinion to Public Storage to the effect that Public Storage is organized in conformity with the requirements for qualification as a REIT and its proposed method of operation following the merger will enable Public Storage to continue to meet the requirements for qualification as a REIT. This opinion is based on certain extensive and detailed representations as to factual and legal matters made by Public Storage and Storage Trust that relate to the qualification of both Storage Trust and Public Storage as REITs, including specific representations regarding satisfaction of the stock ownership and gross income requirements applicable to REITs.

While Public Storage intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Public Storage, no assurance can be given that Public Storage has so qualified or will so qualify for any particular year.

Technical Requirements for Taxation as a REIT

The following is a very brief overview of certain of the technical requirements that Public Storage must meet on an ongoing basis in order to continue to qualify as a REIT. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations of those provisions.

The Code defines a REIT as a corporation, trust or association: (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code,

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

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and applying certain ownership attribution rules)(the "5/50 Test"), and (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Public Storage Articles and bylaws contain restrictions regarding the transfer of its capital stock that are intended to assist Public Storage in continuing to satisfy the stock ownership requirements described in conditions
(5) and (6). See "Description of Public Storage Capital Stock--Ownership Limitations." The ownership restrictions in the Public Storage Articles and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock, unless an exception is established by the Public Storage Board. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of Public Storage's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary.

The ownership restrictions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the REIT ownership tests so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to Public Storage (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and Public Storage has not obtained and will not seek a private ruling on this issue) or contend that Public Storage failed to enforce these arrangements.

Pursuant to the 1997 Act, for Public Storage's taxable years commencing on or after January 1, 1998, if Public Storage complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and Public Storage does not know, or exercising reasonable diligence would not have known, whether it failed to meet the 5/50 Test (requirement (6) above), Public Storage will be treated as having met the 5/50 Test. Public Storage believes that it has issued and outstanding sufficient shares with sufficient diversity of ownership to allow it to satisfy the REIT ownership requirements, and Public Storage intends to comply with the regulatory rules to be issued pursuant to the 1997 Act. See "--Consequences of the PSMI Merger on Public Storage's Qualification as a REIT--Violation of Ownership Requirements."

A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger (such as the merger with Storage Trust or the PSMI Merger), the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury Regulations, any non-REIT earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. See "-- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT--Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Storage Trust does not have any accumulated earnings and profits attributable to non-REIT years and as a result, no such items will carry over to Public Storage from Storage Trust in the merger.

Income Tests. In order to maintain qualification as a REIT, Public Storage must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of Public Storage's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Public Storage's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For taxable years ending on or before December 31,

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1997, REITs were subject to a third gross income test providing that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the REIT's gross income (including gross income from prohibited transactions). Pursuant to the 1997 Act, Public Storage will not have to meet this 30% gross income test in 1998 and subsequent years.

Rents received by Public Storage will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Public Storage anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if Public Storage, or an owner of 10% or more of Public Storage, directly or constructively owns 10% or more of such tenant. Public Storage does not anticipate that it will receive material amounts of income from such related party tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Public Storage does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," Public Storage generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom Public Storage derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Public Storage are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" ("Permissible Services"). Any services with respect to certain properties that Public Storage believes may not be provided by Public Storage directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

Pursuant to the 1997 Act, for Public Storage's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if Public Storage were to provide services that are not Permissible Services so long as the amount received for such "impermissible services" meets a de minimis standard. The amount received for impermissible services with respect to a property will be de minimis so long as such amount does not exceed one percent of all amounts received, directly or indirectly, by Public Storage with respect to such property. In computing any such amounts, the amount that Public Storage would be deemed to have received for performing impermissible services will be the greater of the actual amount so received or 150% of the direct cost to Public Storage of providing the impermissible services. See "--Consequences of the PSMI Merger on Public Storage's Qualification as a REIT--Non-qualifying Income," and "--Consequences of the PSMI Merger on Public Storage's Qualification as a REIT--Acquisition of Affiliated Partnership Interests" for a discussion of specific aspects of the PSMI Merger that may affect Public Storage's ability to satisfy the 95% gross income test. Public Storage owns substantially all of the economic interest in PSPUD (the portable self-storage business). The income from that business would be nonqualifying income to Public Storage and the business is conducted by a limited partnership between Public Storage and a subsidiary of the Lock/Box Company. The share of gross income of that business attributable to Public Storage's partnership interest, when combined with other nonqualifying income of Public Storage, must be less than 5% of Public Storage's total gross revenues. Public Storage anticipates that it will be able to continue to satisfy both the 95% and 75% gross income tests.

If Public Storage fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, Public Storage would have to satisfy each of the following:
(i) it reported the source and nature of each item of its gross income in its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and
(iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. Public Storage intends to operate so that, in the event it were to fail to meet the gross income tests, it would satisfy the "good cause" exception. It is not possible, however, to state whether in all

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circumstances Public Storage would be entitled to the benefit of this relief provision. Even if the relief provision were to apply, Public Storage would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be Public Storage's taxable income (computed without its distribution deduction) and the denominator of which would be Public Storage's gross income from all sources. This excise tax would have the general effect of causing Public Storage to pay all net profits generated from this excess nonqualifying income to the IRS.

Asset Tests. Generally, to maintain REIT qualification, 75% of the value of Public Storage's total assets must be represented by real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which Public Storage owns an interest). Not more than 25% of Public Storage's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by Public Storage may not exceed 5% of the value of Public Storage's total assets, and Public Storage may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which Public Storage acquires securities of an issuer. Public Storage believes that it satisfies these tests. In this regard, however, the value of Public Storage's interest in the Lock/Box Company (including the Lock/Box Company's interest in PSPUD) may not exceed 5% of the value of Public Storage's total assets and the 10% voting stock prohibition precludes Public Storage from controlling the operations of the Lock/Box Company (in which Public Storage owns 95% of the equity in the form of non-voting stock and the Hughes family owns 5% of the equity but 100% of the voting stock), PSPUD (a subsidiary of the Lock/Box Company) or PS Clearing Company, Inc. ("PSCC") (in which Public Storage owns a less than 10% voting interest) and may preclude Public Storage from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business. Similar restrictions will apply to Public Storage's indirect ownership interest in Storage Realty Management Co. ("SRMC") after the merger. See "--Recent Administration Proposal" for a discussion of a proposal that, if enacted, would limit Public Storage's ability to derive economic benefits from the activities of the Lock/Box Company, PSPUD and SRMC.

For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets and to earn a proportionate share of the income of any partnership in which it holds a partnership interest. See "--Consequences of the PSMI Merger on Public Storage's Qualification as a REIT--Acquisition of Affiliated Partnership Interests in the PSMI Merger." Following the merger, Public Storage will take into account for these purposes its share of assets and income of the Storage Trust Operating Partnership.

Annual Distribution Requirements. In order to qualify as a REIT, Public Storage must distribute to its shareholders in each taxable year an amount at least equal to 95% of Public Storage's "REIT taxable income" (which is generally equivalent to net taxable ordinary income).

In years prior to 1990, Public Storage made distributions in excess of its REIT taxable income. During 1990, Public Storage reduced its distributions to its shareholders. As a result, distributions paid by Public Storage in 1990 were less than 95% of Public Storage's REIT taxable income for 1990. Public Storage has satisfied the REIT distribution requirements for 1990 through 1997 by attributing distributions in 1991 through 1998 to the prior year's taxable income, and Public Storage expects to satisfy the distribution requirement for 1998 by attributing distributions in 1999 to its 1998 taxable income. Public Storage may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but Public Storage shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made, except under certain circumstances as described below under the heading "--Taxation of Taxable Domestic Holders of Public Storage Common Stock--Distributions by Public Storage." The extent to which Public Storage will be required to attribute distributions to the prior year will depend on Public Storage's operating results and the level of distributions as determined by the Public Storage Board.

In addition, if Public Storage should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and
(iii) any undistributed taxable income from prior periods, Public Storage would be subject to a 4% excise tax on the excess of

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such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

Public Storage intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that Public Storage's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, Public Storage anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Public Storage, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements perhaps due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Public Storage. In such circumstances, in order to meet the distribution requirements, Public Storage may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, Public Storage may be able to rectify a failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Public Storage's deduction for dividends paid for the earlier year. Thus, Public Storage may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Public Storage will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends. See "-- Consequences of the PSMI Merger on Public Storage's Qualification as a REIT-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

Applicable Federal Income Tax

If Public Storage qualifies for taxation as a REIT, Public Storage generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, Public Storage will be subject to federal income tax in the following circumstances.

     (1) Public Storage will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     (2) Under certain circumstances, Public Storage may be subject to the "alternative minimum tax" on its items of tax preference.

     (3) If Public Storage has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, Public Storage will be subject to tax at the highest corporate rate on such income.

     (4) If Public Storage has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

     (5) If Public Storage should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed above), and has nonetheless maintained its qualification as a RElT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Public Storage fails the 75% or 95% gross income test.

     (6) If Public Storage should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
          (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Public Storage would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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     (7)  Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486,
          Public Storage generally will be subject to a corporate level tax if it disposes in a taxable transaction of any of the assets acquired from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Public Storage's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, if the disposition occurs at any time during the 10-year period beginning on the date of the acquisition (the "Restriction Period"). This tax would be imposed pursuant to anticipated Treasury Regulations that have not yet been promulgated, at the highest regular corporate rate (currently 35%) in effect at the time of the disposition, on any "Built-in Gain" which represents the excess of (i) the lesser of (a) the fair market value at the time of the acquisition of the assets disposed of and (b) the selling price of such assets over (ii) Public Storage's adjusted basis in such assets at the time of the acquisition by Public Storage. Public Storage made an election pursuant to IRS Notice 88-19 with respect to the PSMI Merger. Accordingly, Public Storage will be subject to a corporate level tax with respect to the assets acquired in the PSMI Merger only if it disposes of any Built-in Gain assets acquired in the PSMI Merger at any time during the applicable Restriction Period. Public Storage currently does not intend to dispose of any material portion of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

Failure to Qualify as a REIT

For any taxable year that Public Storage fails to qualify as a REIT and relief provisions do not apply, Public Storage would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to Public Storage for distributions to its shareholders or for reinvestment. As a result, failure of Public Storage to qualify as a REIT during any taxable year could have a material adverse effect upon Public Storage and its shareholders.

Termination of REIT Election

Public Storage's election to be treated as a REIT will terminate automatically if Public Storage fails to meet the REIT qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, Public Storage would not be eligible to elect RElT status again until the fifth taxable year that begins after the first year for which Public Storage's election was terminated (or revoked). If Public Storage loses its REIT status, but later qualifies and elects to be taxed as a REIT again, Public Storage may face significant adverse tax consequences.
Immediately prior to the effectiveness of the election to return to REIT status, Public Storage would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to Public Storage's appreciated assets. (Public Storage would, however, be permitted to elect under Notice 88-19 to have any gains taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year Restriction Period after return to REIT status.) Public Storage would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

CONSEQUENCES OF THE PSMI MERGER ON PUBLIC STORAGE'S QUALIFICATION AS A REIT

In light of the unique federal income tax requirements applicable to REITs, Public Storage's continued qualification as a REIT could have been adversely affected by the PSMI Merger, as discussed in greater detail below.

Nonqualifying Income

As described above, under the 95% gross income test, Public Storage must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." After the PSMI Merger, Public Storage assumed property management activities for entities in which Public Storage had an interest, as well as for other entities in which Public Storage did not have an interest. Public Storage receives management fees from these owners in exchange for

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

the performance of the management activities, and the income generally is treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "--Acquisition of Affiliated Partnership Interests," discussing the treatment of such income earned from partnerships in which Public Storage owns an interest.

In order to reduce the amount of Nonqualifying Income that otherwise might have been recognized in 1996 (the year following the PSMI Merger), the owners of certain properties pre-paid to Public Storage in December 1995 approximately $4.5 million of management fees that Public Storage otherwise would have been expected to receive for 1996, discounted to compensate for early payment. At the time, Public Storage received an opinion of outside tax counsel that it was more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of Public Storage when they were received, although the opinion noted the existence of arguably contrary authorities.
There can be no assurance that the IRS might not assert that such management fees should have been included in the gross income of Public Storage as the related management services were provided in 1996, rather than being included in the gross income when they were received in 1995. If the IRS were to challenge on this issue successfully, Public Storage's REIT status may have been terminated unless Public Storage satisfied the "good cause" exception to the income test. There can be no assurance, however, that if Public Storage failed to satisfy the 95% test, the IRS would necessarily agree that Public Storage had operated in a manner that qualifies for the "good cause" exception.

In connection with the PSMI Merger, Public Storage and the various other owners of mini-warehouses and business parks for which Public Storage performs management activities (the "Owners") entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and Public Storage certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the Owners and Public Storage pay PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to Public Storage under the management agreement for the management of the properties owned by the Owners. Public Storage received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of Public Storage for purposes of the 95% test.

Violation of Ownership Requirements

For Public Storage to qualify as a REIT under the Code it must satisfy the 5/50 Test during the last half of each taxable year: no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities). Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes family was estimated to be approximately 45% of the value of all outstanding Public Storage stock (the Hughes family's interest has subsequently come to represent less than 30% at October 1, 1998). In order to assist Public Storage in meeting these ownership restrictions, the Public Storage Articles and bylaws generally prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of Public Storage or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of Public Storage, as was described above. (The Public Storage Articles and bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.)

However, even with these ownership limitations, a violation of the ownership restrictions was still possible if four individuals unrelated to the Hughes family were to own the maximum amount of capital stock permitted under the Public Storage Articles. Therefore, to further assist Public Storage in meeting the ownership restrictions, the Hughes family at the time of the PSMI Merger entered into an agreement with Public Storage for the benefit of Public Storage and certain designated charitable beneficiaries providing that if, at any time, for any reason, more than 50% in value of Public Storage's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of Public Storage common stock owned by Wayne Hughes necessary to cure such violation would automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions, like Public Storage's ownership

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limitations, were modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the REIT ownership tests so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS would not seek to take a different position with respect to Public Storage (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and Public Storage did not seek any such ruling) or contend that Public Storage failed to enforce these various arrangements and, as a result, there can be no assurance that these arrangements necessarily preserve Public Storage's REIT status.

Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT
Years

As was noted earlier, a REIT is not allowed at the end of any taxable year to have accumulated earnings and profits attributable to non-REIT years. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to Public Storage in the PSMI Merger and Public Storage would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the PSMI Merger occurred). Failure to do so would result in disqualification of Public Storage as a REIT (unless the "deficiency dividend" procedures described below apply and Public Storage complies with those procedures).

The amount of any accumulated earnings and profits of PSMI acquired by Public Storage was based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger. As a condition to the PSMI Merger, Public Storage received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed PSMI had no such consolidated accumulated earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by Public Storage in the PSMI Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments that could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining the amount of earnings and profits.

Although not free from doubt, it appears that pursuant to Treasury Regulations Public Storage may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, Public Storage would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), within 90 days of the IRS determination. In addition, Public Storage would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. If such an issue were to be presented, there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, Public Storage would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurred) or, alternatively, that even if the procedure is available, Public Storage cannot qualify as a REIT for the taxable year in which the merger occurred (but it could qualify as a REIT for subsequent years).

Acquisition of Affiliated Partnership Interests

In the PSMI Merger and in subsequent transactions, Public Storage has acquired interests in various partnerships that own and operate properties. Also, as a result of the merger, Public Storage will indirectly acquire the general partner interest in the Operating Partnership of Storage Trust. Public Storage, for purposes of satisfying the REIT asset and gross income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury Regulations Public Storage's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership.

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

The ownership of these partnership interests creates several issues regarding Public Storage's satisfaction of the 95% gross income test. First, Public Storage earns property management fees from these partnerships. Existing Treasury Regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. Public Storage disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and Public Storage's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that Public Storage's situation is distinguishable from those addressed in the private letter rulings (for example, because Public Storage does not have a "substantial" interest in the partnerships).

Second, Public Storage acquired interests in certain of these partnerships that entitles Public Storage to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how Public Storage's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to Public Storage and the percentage of the management fees paid to Public Storage that is disregarded in determining Public Storage's Nonqualifying Income. For example, if Public Storage takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of Public Storage's interest only contributed 1% of the total capital contributed to the partnership), Public Storage's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting Public Storage's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships, Public Storage determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining Public Storage's "capital interests," which could adversely affect Public Storage's ability to satisfy the 95% gross income test.

TAXATION OF TAXABLE DOMESTIC HOLDERS OF PUBLIC STORAGE COMMON STOCK

As used below, the term "U.S. Shareholder" means a holder of shares of Public Storage common stock who (for United States federal income tax purposes): (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions by Public Storage

As long as Public Storage qualifies as a REIT, distributions made to Public Storage's taxable U.S. Shareholders (and not designated as capital gain dividends) will generally be taxable to such shareholders as ordinary income to the extent of Public Storage's earnings and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

Distributions designated by Public Storage as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed Public Storage's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. As described below in "--Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by

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

taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that a REIT may classify portions of its designated capital gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group),
(ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice has not been updated to reflect the provisions of the 1998 Reform Act, which generally include capital gains (other than gains in the 25% group) in the 20% group if the asset was held more than 12 months at time of sale. The Notice further provided that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Public Storage. Instead, such losses would be carried over by Public Storage for potential offset against future income (subject to certain limitations). Distributions made by Public Storage and gain arising from the sale or exchange by a U.S. Shareholder of Public Storage common stock will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Public Storage will be treated as investment income for purposes of the investment interest limitations. Capital gain dividends and capital gains from the disposition of shares (including distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. Public Storage will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Distributions by Public Storage, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of Public Storage.

Public Storage may designate (by written notice to shareholders) its retained net capital gain (i.e., net capital gain that is not actually distributed as capital gain dividends, as described above) as undistributed capital gains in respect of shareholders' shares. Pursuant to such a designation by Public Storage, a U.S. Shareholder would include its proportionate share of such retained net capital gains in income as capital gain, and would be treated as having paid its proportionate share of the tax paid by the REIT with respect to the gain. The U.S. Shareholder's basis in its shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such capital gain of a U.S. Shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

Public Storage may distribute cash in excess of its net taxable income. Upon distribution of such cash by Public Storage to shareholders (other than as a capital gain dividend), if all of Public Storage's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each U.S. Shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A U.S. Shareholder who has received a distribution in excess of current and accumulated earnings and profits of Public Storage may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of Public Storage common stock as reduced will be used for purposes of computing the amount of the gain or loss.

In any year in which Public Storage does not qualify as a REIT, distributions by Public Storage to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of Public Storage's tax preference items.

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Sales of Public Storage Common Stock

In general, a U.S. Shareholder will realize gain or loss upon the sale of Public Storage common stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Public Storage common stock.
With respect to dispositions occurring on or after January 1, 1998, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. If a shareholder receives a long-term capital gain dividend from Public Storage and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

Backup Withholding

If a U.S. Shareholder is subject to "backup withholding," Public Storage will be required to deduct and withhold a tax of 31% from any dividends payable to the shareholder. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies Public Storage that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

Taxation of Tax Exempt Shareholders

In general, a tax exempt entity that is a U.S. Shareholder is not subject to tax on distributions from Public Storage or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such entities should consult their own tax advisors concerning the applicable "set aside" and reserve requirements. In addition, certain distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will, in certain circumstances, be treated as "unrelated business taxable income."

TAXATION OF NON-U.S. SHAREHOLDERS

The rules governing U.S. federal income taxation of non-U.S. Shareholders are complex, and the following discussion is intended only as a summary of certain of those rules. Non-U.S. shareholders should consult with their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on an investment in Public Storage, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

Distributions by Public Storage

Distributions to a non-U.S. Shareholder will generally be subject to tax as ordinary income to the extent of Public Storage's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Such distributions will generally be subject to withholding of that income tax at a 30% rate, unless reduced by an applicable tax treaty or unless the dividends are treated as effectively connected with a United States trade or business. Under currently applicable Treasury regulations, withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. New Treasury Regulations recently have been adopted that revise in certain respects the rules applicable to non-U.S. Shareholders (the "New Regulations"). The New Regulations are generally effective with respect to payments made after December 31, 1998 but the IRS has announced that the New Regulations will be amended to be effective generally for payments made after December 31, 1999, subject to certain transition rules.

Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the 30% U.S. withholding tax applicable to certain non-U.S. Shareholders and for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, however, a non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will be required to provide an IRS Form W-8 which satisfies applicable certification and other requirements, including a representation as to the holder's foreign status, the holder's name and permanent residence address, and the relevant tax treaty.
Such

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information is subject to being reported to the IRS. A permanent residence address for this purpose generally is the address in the country where the person claims to be a resident for purposes of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation. The New Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a non-U.S. Shareholder that is an entity should be treated as paid to the entity or those holding an interest in that entity. In particular, in the case of a foreign partnership, the certification requirement will generally be applied to the partners of the partnership. In addition, the New Regulations will also require the partnership to provide certain information, including a United States taxpayer identification number, and will provide look-through rules for tiered partnerships. A non-U.S. Shareholder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

If the amount distributed exceeds a non-U.S. Shareholder's allocable share of current or accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such shareholder's adjusted basis in the common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder's common stock, such distributions will generally be subject to tax if such shareholder would otherwise be subject to tax on any gain from the sale or disposition of its common stock, as described below. Under current law, it appears that Public Storage will be required to withhold 10% of any distribution to a non-U.S. Shareholder in excess of Public Storage's current and accumulated earnings and profits. Consequently, although Public Storage intends to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. Shareholder (or lower applicable treaty rate), to the extent Public Storage does not do so, any portion of such a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of Public Storage, and the amount withheld exceeded the non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution. A Non-U.S. Shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Public Storage in order to claim such treatment.

Distributions to a non-U.S. Shareholder that are designated by Public Storage at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the common stock is effectively connected with the non-U.S. Shareholder's United States trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a non-U.S. Shareholder that are attributable to gain from sales or exchanges by Public Storage of United States real property interests (whether or not designated as a capital gain dividend) will be treated as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. Shareholder that is a corporation. Public Storage is required to withhold 35%, of any such distribution. That amount is creditable against the non-U.S. Shareholder's United States federal income tax liability.

Although the law is not entirely clear on the matter, it appears that amounts designated by Public Storage pursuant to the 1997 Act as undistributed capital gains in respect of shares of common stock (see "--Taxation of Taxable Domestic Holders of Common Stock" above) would be treated with respect to non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by Public Storage of capital gain dividends. Under that approach, the non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Public Storage on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Public Storage were to exceed their actual United States federal income tax liability).

Sale of Common Stock

Gain recognized by a non-U.S. Shareholder upon a sale of its common stock will generally not be subject to tax under FIRPTA if Public Storage is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of Public Storage's shareholders are believed to be non U.S. Shareholders, Public Storage expects to qualify as a "domestically controlled REIT." Accordingly, a non U.S. Shareholder should not be subject to U.S. tax from gains recognized upon disposition of the common stock, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual shareholder, such holder is not present in the United States for 183 days or more during the year of sale and certain other requirements are met.

Backup Withholding Tax and Information Reporting

Public Storage must report annually to the IRS and to each non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Shareholder resides.

The New Regulations also make certain changes in the new information reporting and backup withholding rules for payments made after December 31, 1998. As stated above, the IRS has announced its intention to amend the New Regulations to extend the effective date to those payments made after December 31, 1999. In general, the New Regulations do not significantly alter the substantive backup withholding and information reporting requirements described herein. Shareholders should consult their tax advisors with respect to such changes.

Backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends, or (iii) distributions attributable to gain from the sale or exchange by Public Storage of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. Shareholder, or otherwise establishes an exemption. A non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

OWNERSHIP RECORDS

To monitor Public Storage's compliance with the REIT share ownership requirements, Public Storage is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

RECENT LEGISLATION

As described above, the 1997 Act contained certain changes to the REIT qualification requirements and to the taxation of RElTs. The 1997 Act also contained certain changes to the taxation of capital gains of individuals, trusts and estates and further changes relating to capital gains were made by the 1998 Reform Act.

Capital Gain Rates

Under the 1997 Act as modified by the 1998 Reform Act beginning January 1, 1998, individuals, trusts and estates that hold certain investments for more than one year may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5 year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs and to sales of interests in "pass-through entities. "For a discussion of new rules under the 1997 Act that apply to the taxation of distributions by Public Storage to its shareholders that are designated by Public Storage as "capital gain dividends," see "-- Taxation of Taxable Domestic Holders of Public Storage Common Stock -- Distributions by Public Storage" above. Shareholders are urged to consult with their tax advisors with respect to the new rules contained in the 1997 Act and the 1998 Reform Act.

REIT Provisions

In addition to the provisions discussed above, the 1997 Act contained a number of technical provisions that either (i) reduce the risk that Public Storage will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which Public Storage can meet the REIT qualification requirements. These provisions are effective for Public Storage's taxable years commencing on or after January 1, 1998.

RECENT ADMINISTRATION PROPOSAL

The administration's budget proposal announced on February 2, 1998 included a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries, such as the Lock/Box Company and SRMC. The proposal would require a REIT to own no more than 10% of the vote or value of the outstanding stock of any non-qualified REIT subsidiary. Stock interests held by a REIT in existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject only to the existing test that restricts a REIT from owning more than 10% of the voting securities of an issuer (see "-- General Tax Treatment of Public Storage"), except that such grandfathered status would terminate if the non-qualified REIT subsidiary engaged in a new trade or business or acquired substantial new assets on or after the effective date of the proposal. As a result, if the legislation were enacted and the Lock/Box Company or SRMC were to commence new trade or business activities or acquire substantial new assets after the effective date of the proposal, the Lock/Box Company or SRMC, as the case may be, would lose its grandfathered status and Public Storage would be subject to the new 10% of the vote or value limitation with respect to its ownership interest in the Lock/Box Company or SRMC, as the case may be (which Public Storage does not now satisfy). Accordingly, the proposal, if enacted, could materially impede Public Storage's ability to expand the business activities of the Lock/Box Company, PSPUD or SRMC and to engage in other activities through non-qualified REIT subsidiaries without jeopardizing Public Storage's REIT status. This would limit Public Storage's ability to derive economic benefit from engaging in activities which were related to Public Storage's businesses, but which were not qualified REIT activities.

A second proposed provision would tax immediately the built-in gains of C corporations merging into REITs in tax-free reorganizations. Under current law, C corporations can defer and may be able to eliminate this tax. Accordingly, if enacted as currently drafted, this provision could impede Public Storage's ability to acquire additional properties through mergers with C corporations.

                             STATE AND LOCAL TAXES

The tax treatment of Storage Trust shareholders, Public Storage and Public Storage's shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of Storage Trust shareholders, Public Storage or Public Storage's shareholders is provided nor is any representation made as to the tax status of Public Storage in such states. All Storage Trust shareholders should consult their own tax advisors as to the treatment under the respective state tax laws applicable to them.

                              PLAN OF DISTRIBUTION

This Proxy Statement and Prospectus relates to the issuance by Public Storage of up to 14,963,037 shares of Public Storage common stock in the merger. This
Proxy Statement and Prospectus also relates to the possible issuance by Public Storage of 1,011,963 shares of Public Storage common stock if, and to the extent that, holders of units in the Operating Partnership convert their units into shares of Public Storage common stock. Public Storage has registered such additional 1,011,963 shares of common stock for sale to provide the holders of units with freely tradeable shares, but registration of such shares of Public Storage common stock does not necessarily mean that any of such shares will be issued by Public Storage. Public Storage will not receive any proceeds from the issuance of the shares of Public Storage common stock to holders of units.

                                 LEGAL MATTERS

David Goldberg, senior vice president and general counsel of Public Storage, will deliver an opinion to the effect that the shares of Public Storage common stock to be issued in the merger will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 89,547 shares of Public Storage common stock and 600 shares of Public Storage senior preferred stock and has options to acquire an additional 172,834 shares of Public Storage common stock. A. Timothy Scott, senior vice president and tax counsel of Public Storage, has rendered an opinion to the effect that the discussion under "Material Federal Income Tax Consequences" fairly summarizes the material federal income tax consequences as a result of the merger, and the subsequent ownership of Public Storage common stock and Mayer, Brown & Platt has rendered a similar opinion as to matters discussed under "Material Federal Income Tax Consequences -- The Merger." Mr. Scott owns 3,367 shares of Public Storage common stock and has options to acquire an additional 60,000 shares of common stock.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

Ernst & Young LLP, independent auditors, have audited the Public Storage consolidated financial statements (and schedule) included in the Public Storage Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this Proxy Statement and Prospectus by reference. The Public Storage consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the Storage Trust consolidated financial statements (and schedules) included in the Storage Trust Annual Report on Form 10-K for the year ended December 31, 1997, and the Historical Summary of Combined Statement of Gross Revenues and Direct Operating Expenses, Historical Summary of Statement of Gross Revenues and Direct Operating Expenses, and Historical Summary of Combined Gross Revenues and Direct Operating Expenses of certain properties acquired, appearing in the Current Reports of Storage Trust on Forms 8-K/A dated April 30, 1998 and August 14, 1998, as set forth in their reports, which are incorporated in this Proxy Statement and Prospectus by reference. The Storage Trust consolidated financial statements (and schedules) and Historical Summary of Combined Statement of Gross Revenues and Direct Operating Expenses, Historical Summary of Statement of Gross Revenues and Direct Operating Expenses, and Historical Summary of Combined Gross Revenues and Direct Operating Expenses of certain properties acquired are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                            EXPENSES OF SOLICITATION

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except those fees and expenses incurred in connection with filing, printing and distributing this Proxy Statement and Prospectus will be paid 50% by Public Storage and 50% by Storage Trust. The cost of solicitation of proxies from Storage Trust shareholders will be borne by Storage Trust. Storage Trust intends to retain Shareholder Communications Corporation to solicit proxies on behalf of Storage Trust. The solicitation fee will equal $25,000 plus out-of-pocket expenses. Storage Trust will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials, from Storage Trust shareholders.


                             SHAREHOLDER PROPOSALS

Any proposal that a Public Storage shareholder wishes to submit for inclusion in Public Storage's proxy statement for the 1999 annual meeting of shareholders pursuant to Commission Rule 14a-8 must have been received by Public Storage no later than January 1, 1999. Notice to Public Storage of any proposal that a shareholder wishes to propose for consideration at the 1999 annual meeting of shareholders, but does not seek to include in Public Storage's proxy statement pursuant to Rule 14a-8, must be delivered to Public Storage no later than March 1, 1999 if the proposing shareholder wishes for Public Storage to describe the nature of the proposal in its proxy statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Public Storage should be addressed to: Sarah Hass, Secretary, Public Storage, Inc., 701 Western Avenue, Glendale, California 91201-2397.

                                                                        Annex A1

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                             STORAGE TRUST REALTY,

                             PUBLIC STORAGE, INC.

                                      AND

                         NEWCO MERGER SUBSIDIARY, INC.

                         DATED AS OF NOVEMBER 12, 1998

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER..................................................................................    1

           1.1   THE MERGER............................................................................    1
           1.2   CLOSING...............................................................................    2
           1.3   EFFECTIVE TIME........................................................................    2
           1.4   EFFECTS OF MERGER ON COMPANY'S DECLARATION OF TRUST AND BYLAWS........................    2
           1.5   DIRECTORS AND OFFICERS................................................................    2
           1.6   EFFECT ON SHARES OF BENEFICIAL INTEREST, OPTIONS AND UNITS............................    2
           1.7   [Reserved]............................................................................    2
           1.8   TRANSFER OF SECURITIES OF STORAGE REALTY MANAGEMENT CO................................    2
           1.9   MERGER CONSIDERATION..................................................................    3
           1.10  PAYMENT...............................................................................    3
           1.11  NO FURTHER RIGHTS.....................................................................    4
           1.12  CLOSING OF THE COMPANY'S TRANSFER BOOKS...............................................    4
           1.13  STOCK OPTIONS.........................................................................    4

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................    6

           2.1   ORGANIZATION, STANDING AND POWER OF THE COMPANY.......................................    6
           2.2   COMPANY SUBSIDIARIES..................................................................    6
           2.3   CAPITAL STRUCTURE.....................................................................    7
           2.4   OTHER INTERESTS.......................................................................    8
           2.5   ORGANIZATION, STANDING AND POWER OF THE PARTNERSHIP...................................    9
           2.6   CAPITAL STRUCTURE OF THE PARTNERSHIP..................................................    9
           2.7   AUTHORITY; NONCONTRAVENTION; CONSENTS.................................................    9
           2.8   SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES; BOOKS AND RECORDS.......   11
           2.9   ABSENCE OF CERTAIN CHANGES OR EVENTS..................................................   11
           2.10  LITIGATION............................................................................   12
           2.11  PROPERTIES............................................................................   12
           2.12  ENVIRONMENTAL MATTERS.................................................................   15
           2.13  RELATED PARTY TRANSACTIONS............................................................   17
           2.14  EMPLOYEE BENEFITS.....................................................................   17
           2.15  EMPLOYEE MATTERS......................................................................   19
           2.16  TAXES.................................................................................   19
           2.17  NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS.............................   21


           2.18  BROKERS; SCHEDULE OF FEES AND EXPENSES................................................   21
           2.19  COMPLIANCE WITH LAWS..................................................................   21
           2.20  CONTRACTS; DEBT INSTRUMENTS...........................................................   21
           2.21  OPINION OF FINANCIAL ADVISOR..........................................................   23
           2.22  STATE TAKEOVER STATUTES; WAIVER OF OWNERSHIP LIMITATION...............................   23
           2.23  REGISTRATION STATEMENT................................................................   24
           2.24  DEVELOPMENT PROPERTIES................................................................   24
           2.25  INVESTMENT COMPANY ACT OF 1940........................................................   24
           2.26  TRADEMARKS, PATENTS AND COPYRIGHTS....................................................   24
           2.27  INSURANCE.............................................................................   25
           2.28  DEFINITION OF KNOWLEDGE OF THE COMPANY................................................   25
           2.29  VOTE REQUIRED.........................................................................   25
           2.30  RIGHTS AGREEMENT......................................................................   25

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF ACQUIROR..................................................   25

           3.1   ORGANIZATION, STANDING AND POWER OF ACQUIROR..........................................   25
           3.2   ACQUIROR SUBSIDIARIES.................................................................   26
           3.3   CAPITAL STRUCTURE.....................................................................   26
           3.4   AUTHORITY; NONCONTRAVENTION; CONSENTS.................................................   27
           3.5   SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES..........................   28
           3.6   ABSENCE OF CERTAIN CHANGES OR EVENTS..................................................   29
           3.7   LITIGATION............................................................................   29
           3.8   PROPERTIES............................................................................   30
           3.9   ENVIRONMENTAL MATTERS.................................................................   30
           3.10  TAXES.................................................................................   31
           3.11  BROKERS; SCHEDULE OF FEES AND EXPENSES................................................   32
           3.12  COMPLIANCE WITH LAWS..................................................................   32
           3.13  STATE TAKEOVER STATUTES...............................................................   32
           3.14  REGISTRATION STATEMENT................................................................   32
           3.15  INVESTMENT COMPANY ACT OF 1940........................................................   32
           3.16  TRADEMARKS, PATENTS AND COPYRIGHTS....................................................   33
           3.17  DEFINITION OF KNOWLEDGE OF ACQUIROR...................................................   33
           3.18  VOTE REQUIRED.........................................................................   33

ARTICLE 4  COVENANTS...................................................................................   33

           4.1   ACQUISITION PROPOSALS.................................................................   33
           4.2   CONDUCT OF THE COMPANY'S BUSINESS PENDING MERGER......................................   34
           4.3   CONDUCT OF ACQUIROR'S BUSINESS PENDING MERGER.........................................   38
           4.4   OTHER ACTIONS.........................................................................   39

           4.5   FILING OF CERTAIN REPORTS.............................................................   39
           4.6   COMPLIANCE WITH THE SECURITIES ACT....................................................   39

ARTICLE 5  ADDITIONAL COVENANTS........................................................................   40

           5.1   PREPARATION OF THE REGISTRATION STATEMENT
                 AND THE PROXY STATEMENT; THE COMPANY SHAREHOLDERS MEETING.............................   40
           5.2   ACCESS TO INFORMATION: CONFIDENTIALITY................................................   41
           5.3   BEST EFFORTS; NOTIFICATION............................................................   41
           5.4   COSTS OF TRANSACTION..................................................................   42
           5.5   TAX TREATMENT; TAX ELECTIONS..........................................................   42
           5.6   PUBLIC ANNOUNCEMENTS..................................................................   42
           5.7   LISTING...............................................................................   43
           5.8   TRANSFER AND GAINS TAXES..............................................................   43
           5.9   BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.........................................   43
           5.10  INDEMNIFICATION.......................................................................   44
           5.11  DECLARATION OF DIVIDENDS AND DISTRIBUTIONS............................................   45
           5.12  STORAGE TRUST PROPERTIES, L.P.........................................................   45
           5.13  NOTICES...............................................................................   46

ARTICLE 6  CONDITIONS..................................................................................   46

           6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER............................   46
           6.2   CONDITIONS TO OBLIGATIONS OF ACQUIROR.................................................   46
           6.3   CONDITIONS TO OBLIGATIONS OF THE COMPANY..............................................   48

ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER...........................................................   49

           7.1   TERMINATION...........................................................................   49
           7.2   CERTAIN FEES AND EXPENSES.............................................................   50
           7.3   EFFECT OF TERMINATION.................................................................   51
           7.4   AMENDMENT.............................................................................   51
           7.5   EXTENSION; WAIVER.....................................................................   51

ARTICLE 8  GENERAL PROVISIONS..........................................................................   52

           8.1   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................................   52
           8.2   NOTICES...............................................................................   52
           8.3   INTERPRETATION........................................................................   53
           8.4   COUNTERPARTS..........................................................................   53
           8.5   ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES........................................   53
           8.6   GOVERNING LAW.........................................................................   53

           8.7   ASSIGNMENT............................................................................   53
           8.8   ENFORCEMENT...........................................................................   54
           8.9   SEVERABILITY..........................................................................   54
           8.10  NON-RECOURSE TO DIRECTORS, TRUSTEES AND OFFICERS......................................   54


                                   EXHIBITS

Exhibit A        -- Articles of Merger
Exhibit B        -- [Reserved]
Exhibit C        -- Agreement to Purchase Stock of Storage Realty Management Co.
Exhibit D        -- Retention Program

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of November 12, 1998 by and among Storage Trust Realty, a Maryland real estate investment trust (the "Company"), Public Storage, Inc., a California corporation ("Acquiror"), and Newco Merger Subsidiary, Inc., a Maryland corporation and a subsidiary of Acquiror ("MSub").

                                   RECITALS:

          A. The Board of Trustees of the Company and the Board of Directors of Acquiror deem it advisable and in the best interests of their respective companies and their shareholders, subject to the conditions and other provisions contained herein, that the Company and MSub will merge with the Company being the surviving entity in such merger (the "Merger") and each issued and outstanding common share of beneficial interest, par value $.01 per share, of the Company ("Company Common Shares") will be converted into the right to receive the Merger Consideration (as described in Section 1.9 below).

          B. Upon the terms and conditions set forth herein, Acquiror, MSub and the Company shall execute Articles of Merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") and shall file such articles in accordance with Maryland law to effectuate the Merger.

          C. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          D. The Company has received a fairness opinion relating to the Merger, as more fully described herein.

          E. The Company and Acquiror desire to make certain representations, warranties and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

          1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 3 and Title 8 of the Corporations and Associations Article of the

Annotated Code of Maryland, as amended ("Title 3" and "Title 8", respectively), MSub shall be merged with and into the Company, with the Company as the surviving entity (the "Surviving Entity").

          1.2 CLOSING. The closing of the Merger ("Closing") will take place at 10:00 a.m. on the date to be specified by the parties, which (subject to satisfaction or waiver of the other conditions set forth in Article 6) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties hereto.

          1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the Company, MSub and Acquiror shall execute and file the Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 3 and Title 8. The Merger shall become effective (the "Effective Time") at such time as shall be specified in the Articles of Merger. Following the Effective Time, the separate corporate existence of MSub shall cease and the Company shall continue as the surviving entity and shall succeed to and assume all the rights and obligations of MSub in accordance with Maryland law. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

          1.4 EFFECTS OF MERGER ON COMPANY'S DECLARATION OF TRUST AND BYLAWS. The Declaration of Trust (as defined herein) and Company By-laws (as defined herein), as amended and in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law.

          1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the trustees and officers of the Surviving Entity shall be those set forth on
Schedule 1.5. It is also agreed that, from and after the Effective Time, the board of directors of the Acquiror shall be expanded by one seat and Mr. Daniel
C. Staton shall be elected as a new member of the board of directors of the Acquiror.

          1.6 EFFECT ON SHARES OF BENEFICIAL INTEREST, OPTIONS AND UNITS. The Merger shall have no effect on the shares of common stock of Acquiror. The effect of the Merger on the shares, options and restricted share awards of the Company and the limited partnership interests ("Units") of Storage Trust Properties, L.P., a Delaware limited partnership (the "Partnership") shall be solely as provided herein and in the Articles of Merger.

          1.7  [Reserved].

          1.8 TRANSFER OF SECURITIES OF STORAGE REALTY MANAGEMENT CO. In connection with the consummation of the Merger, PS Orangeco, Inc. will acquire from

Burnam Holding Companies Co. ("BHC") all of the outstanding securities of Storage Realty Management Co. (the "Management Company") (other than securities owned by the Partnership) at or after the Effective Time. Concurrently with the execution of this Agreement, PS Orangeco, Inc. and BHC will execute an agreement in the form attached hereto as Exhibit C agreeing, among other things, to such transfer, on or about the Effective Time on the terms and conditions provided therein.

          1.9 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company,

          (a) All Company Common Shares which are held by Acquiror or any wholly-owned subsidiary of Acquiror (including MSub) or the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each other outstanding Company Common Share shall be converted into the right to receive .86 (the "Exchange Ratio") of a share of common stock of Acquiror, par value $.01 per share ("Acquiror Common Share"), for each Company Common Share subject to the provisions set forth in the Articles of Merger.

          (c) Immediately prior to the Effective Time, MSub shall have issued and outstanding a sufficient number shares of stock ("MSub Stock") necessary to consummate the Merger. At the Effective Time, each issued and outstanding share of MSub Stock shall be converted into one validly issued, fully paid and nonassessable share of beneficial interest of the Surviving Entity.

          1.10 PAYMENT. (a) Promptly after the Effective Time, Acquiror shall deposit (or cause to be deposited) with a bank, trust company or other person to be designated by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article 1, Acquiror Common Shares in an amount sufficient to pay the aggregate number of Acquiror Common Shares to be issued in the Merger. No fractional Acquiror Common Shares shall be issued in the Merger. Holders of Company Common Shares who would otherwise be entitled to receive fractional Acquiror Common Shares shall instead receive cash in lieu thereof as provided in the Articles of Merger.

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Shares immediately prior to the Effective Time (A) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror shall specify) and (B) instructions for use in effecting the surrender of certificates evidencing Company Common Shares ("Company Certificates") in exchange for the Acquiror Common Shares with respect to the shares of Company Common Shares formerly evidenced thereby.

          (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive in exchange therefor Acquiror Common Shares which such holder has the right to receive pursuant to the provisions of this Article 1, and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.10, each Company Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive the Acquiror Common Shares with respect to the shares of Company Common Shares formerly evidenced thereby.

          (d) If Acquiror Common Shares are to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Acquiror Common Shares that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

          (e) Unless required otherwise by applicable law, any portion of the aggregate Acquiror Common Shares which remain undistributed to holders of shares of Company Common Shares two years after the Effective Time shall be delivered to Acquiror and any holders of Company Common Shares who have not theretofore complied with the provisions of this Article 1 shall thereafter look only to Acquiror for payment of any Acquiror Common Shares to which they are entitled pursuant to this Article 1. Neither Acquiror nor the Exchange Agent shall be liable to any holder of Company Common Shares for any Acquiror Common Shares held by Acquiror or the Exchange Agent for payment pursuant to this Article 1 which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.11 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing shares of Company Common Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

          1.12 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Shares shall be made thereafter. In the event that, after the Effective Time, certificates for Company Common Shares are presented to Acquiror, they shall be canceled and exchanged for Acquiror Common Shares for each Company Common Share presented as provided in this Section 1.

          1.13 STOCK OPTIONS. At least twenty (20) days prior to the Effective Time, Acquiror shall elect either (a) or (b) below.

          (a) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each Company Option (as hereinafter defined), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each such Company Option shall be canceled, and
(iii) in consideration of such cancellation, the Company shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Closing Price (as defined below) of the Company Shares over the exercise price per share of such Company Option and
(2) the number of Company Common Shares subject thereto. Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, to become subject to the profit recovery provisions thereof, any Company Options held by such individual may, if such individual so agrees, subject to the proviso to this sentence, be canceled or purchased, as the case may be, immediately prior to the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Entity an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Closing Price of the Company Shares over the exercise price per share of such Company Option and (2) the number of Company Common Shares subject thereto immediately prior to the Effective Time; provided, that the parties hereto will cooperate, including by providing alternate arrangements, so as to achieve the intent of the foregoing without giving rise to such profit recovery. "Closing Price" shall mean the unweighted average closing price of a Company Common Share or Acquiror Common Share, as applicable, reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) for the twenty (20) Trading Days ending on the third Trading Day immediately prior to the Closing Date. For the purposes of the paragraph only, "Trading Day" shall mean any day on which such shares are traded on the NYSE.

          (b) If requested by the Acquiror, the Company shall take reasonable steps to seek to cause each Company Option to be amended, with the consent of the holder thereof, to (i) adjust the number of shares for which such option is thereafter exercisable by multiplying such number of shares by .86, (ii) adjust the per share exercise price by dividing such exercise price by .86, (iii) to provide that such option shall be exercisable for Acquiror Common Shares and
(iv) to eliminate any dividend equivalent rights or distribution equivalent rights, it being understood that each Company Option whether or not then exercisable or vested, shall become fully exercisable and vested immediately prior to the Effective Time. To the extent that one or more holders do not provide such consent, the Company shall follow the procedures outlined in paragraph (a) above with respect to each Company Option that has not been amended prior to the Effective time to be exercisable for Acquiror Common Shares. The Company agrees with the Acquiror to use its reasonable efforts in seeking such consents from the holders of Company Options; however, the ability to obtain any such consents shall not be a condition to Closing. Upon conversion of the number of shares and the exercise price subject to a Company Option, all Company Options shall remain subject to the Plan's terms. Acquiror agrees to register the shares subject to the Plan on a registration statement on Form S-8 filed with the SEC as soon as practicable following the Effective Time.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Acquiror and MSub as follows:

          2.1 ORGANIZATION, STANDING AND POWER OF THE COMPANY. The Company is a real estate investment trust duly organized and validly existing under the laws of the state of Maryland and has the requisite power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign real estate investment trust or other form of entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). Schedule 2.1 sets forth each jurisdiction in which the Company is qualified or licensed to do business, as well as all assumed names under which the Company conducts business in such jurisdictions. The Company has previously made available to Acquiror complete and correct copies of its Second Amended and Restated Declaration of Trust (the "Declaration of Trust") and its Amended and Restated By-laws (the "Company By-laws"), in each case, as amended to the date of this Agreement.

          2.2 COMPANY SUBSIDIARIES. (a) Schedule 2.2 sets forth (i) each Subsidiary of the Company (the "Company Subsidiaries"), (ii) the legal form of each Company Subsidiary, including the state or country of formation, (iii) the ownership interest therein of the Company, if not wholly-owned by the Company, and if not wholly-owned, the identity and ownership interest of other owners of such Company Subsidiary, (iv) each jurisdiction in which each Company Subsidiary is qualified or licensed to do business, and (v) each assumed name under which each Company Subsidiary conducts business in any jurisdiction. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns a majority of the equity interests or voting power of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity.

          (b) Except as set forth in Schedule 2.2, (i) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by another Company Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and (ii) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Company Subsidiary that is a partnership, joint venture, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. True and correct copies of the articles of incorporation, bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Company Subsidiary, as amended to the date of this Agreement, have previously been made available to Acquiror.

          2.3 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized shares of beneficial interest of the Company consists of 150,000,000 shares, of which 16,076,291 Company Common Shares are issued and outstanding, and no Series A Junior Participating Preferred Shares, $.01 par value per share (the "Company Preferred Shares" and together with the Common Shares, the "Company Shares"), have been issued and outstanding or have ever been issued or outstanding. As of the date hereof, (i) 997,898 Company Common Shares are reserved for issuance under the Company Dividend Reinvestment and Share Purchase Plan (the "Company Dividend Reinvestment Plan"), (ii) 716,948 Company Common Shares are reserved for issuance under the Company 1994 Share Incentive Plan (formerly known as the 1994 Share Option Plan) (as Amended and Restated, effective February 4, 1997) (the "Company Option Plan"), and (iii) 1,176,701 Company Common Shares are reserved for issuance subject to the exchange of issued and outstanding Units. On the date hereof, except as set forth in this Section 2.3 or Schedules 2.3 or 2.20, no Company Shares or other securities of the Company are issued, reserved for issuance or outstanding.

          (b) Set forth in Schedule 2.3 is a true and complete list of the following: (i) each outstanding qualified or nonqualified option to purchase Company Shares or Units granted under the Company Option Plan or otherwise (a "Company Option") and a total thereof, (ii) each grant of Company Shares to employees which are subject to any risk of forfeiture ("Restricted Share Grants") and a total thereof, and (iii) any obligation of the Company to issue Company Shares or Units as a result of the transactions contemplated hereby ("Change in Control Share Grants") and a total thereof. The Restricted Share Grants are included in the number of outstanding Company Common Shares set forth in Section 2.3(a). For each Company Option held by the executive officers of the Company, Schedule 2.3 sets forth the name of the grantee, the date of the grant, the status of the option as qualified or nonqualified under Section 422 of the Code, the number of Company Shares or Units subject to such option, the number of shares or Units subject to options that are currently exercisable, the exercise price per share or Unit, those options providing for reload options, and the number of such shares or Units subject to share appreciation rights. For each Company Option held by employees of the Company or any of the Company Subsidiaries who are not executive officers of the Company,
Schedule 2.3 sets forth the name of the grantee, the date of the grant, the number of Company Shares or Units subject to such option and the exercise price per share or Unit. For each Restricted Share Grant, Schedule 2.3 sets forth the name of the grantee, the date of the grant and the number of Company Shares or Units granted. For each Change in Control Share Grant, Schedule 2.3 sets forth the aggregate number of Company Common Shares or Units to be issued immediately prior to the Merger. To date, no reload options have been granted by the Company and no amounts have been credited to the account of a holder of an option with respect to any dividend equivalent rights or distribution equivalent rights previously granted by the Company. On the date of this Agreement, except as set forth in this Section 2.3 or Section 2.6 or Schedules 2.3 or 2.20, no Company Shares or other securities of the Company or Units are issued, reserved for issuance, or outstanding.

          (c) All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company, or assets of any other entities convertible into, or exchangeable for, securities of the Company except as provided in this Section 2.3 or Schedule 2.20.

          (d) Except as set forth in this Section 2.3 or in Schedules 2.3 or 2.20, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. True and complete copies of each instrument identified on Schedule 2.3 has been made available to Acquiror.

          (e) All dividends or distributions on Company Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

          2.4 OTHER INTERESTS. Except as set forth in Schedule 2.2 or 2.4, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities). With respect to such interests, the Company and each such Company Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens. Neither the Company nor any of the Company Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts have been made available to Acquiror and are
(a) set forth on a Schedule hereto, (b) unmodified except as described therein, and (c) in full force and effect. To the Knowledge of the Company (as defined in Section 2.28), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts, nor has the Company received any notice of any such material breach.

          2.5 ORGANIZATION, STANDING AND POWER OF THE PARTNERSHIP. The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available to Acquiror complete and correct copies of the Amended and Restated Operating Partnership Agreement, as amended (the "Operating Partnership Agreement").

          2.6 CAPITAL STRUCTURE OF THE PARTNERSHIP. As of the date hereof, the number of outstanding Units consisted of 17,252,992 Units (of which 16,076,291 Units were held by the Company as general partner and 1,176,701 Units were held by limited partners. All of the Units owned by the Company are held free and clear of all Liens. All outstanding Units are duly authorized, validly issued, fully paid and nonassessable (except for the Company's liability as a general partner) and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Partnership, or assets of any other entities exchangeable into Units or other securities of the Partnership. All dividends or distributions on Units which have been authorized or declared prior to the date of this Agreement have been paid in full.

          2.7 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) The Company has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of at least two-thirds of the outstanding Company Common Shares entitled to vote thereon to approve the Merger (the "Company Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which the Company or any Company Subsidiary is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company or any Company Subsidiary of the transactions contemplated by this Agreement to which the Company or any Company Subsidiary is a party have been duly authorized by all necessary action on the part of the Company or such Company Subsidiary, subject to the Company Shareholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Subject to the disclosure set forth in Schedule 2.7, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement to which the Company or any Company Subsidiary is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Declaration of Trust or the Company By-laws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Subject to the disclosure as set forth on
Schedule 2.7, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for
(i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by the Company's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (y) registration statements on appropriate forms under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of listing applications with the New York Stock Exchange (the "NYSE") and the Pacific Exchange (the "PCX") with respect to the Acquiror Common Shares to be issued in the Merger, (iii) the acceptance for record of the Articles of Merger by the Department, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as may be required under (y) federal, state or local environmental laws, or (z) the "blue sky" laws of various states, to the extent applicable, or
(B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company or any Company Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), the Company confirms that (i) the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders and (ii) it conducts its business in accordance with the requirements of Section 856 of the Code.

          2.8 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES; BOOKS AND RECORDS. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 through the date hereof (the "Company SEC Documents"). Schedule 2.8 contains a complete list of all Company SEC Documents filed by the Company with the SEC since January 1, 1996 and on or prior to the date of this Agreement (other than preliminary material filed with the SEC on a confidential basis). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Company and the Company Subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has no Company Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Company SEC Documents or in Schedule 2.8, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise)
(i) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto and which, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) would not alone, or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The books of account and other financial records of the Company and the Company Subsidiaries have been maintained in accordance with good business practices.

          2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents or Schedule 2.9, since the date of the most recent audited financial statements included in the Company SEC Documents (the "Company Financial Statement Date") the Company and the Company Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect self-storage real estate generally (a "Company Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Change, (b) subject to Section 5.11, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Shares, except for regular quarterly distributions (in the case of the Company) not in excess of $0.46 per Company Common Share and per Unit with customary record and payment dates, (c) any split, combination or reclassification of any of Company Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Company SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or trustee of the Company.

          2.10  LITIGATION. Except as disclosed in the Company SEC Documents,
Schedule 2.10 or Schedule 2.11, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries which are covered by adequate insurance and which involve less than $100,000 individually or $500,000 in the aggregate, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          2.11 PROPERTIES. (a) Schedule 2.11 identifies all real property owned or leased by the Company and the Company Subsidiaries (the "Company Properties"). Except as provided in Schedule 2.11, the Company or one or more of the Company Subsidiaries owns fee simple title to each of the Company Properties, which are all of the real estate properties owned by them. All such properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except as provided below or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 2.20, Schedule
2.11 or Schedule 2.4, no other Person has any ownership interest in any of the Company Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby. Except as set forth in Schedule 2.11, none of the

Company Properties is subject to any restriction on the sale or disposition thereof or on the financing or release of financing thereon. The Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Schedules, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially detract from the value of or present use of any Company Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Acquiror) which, individually or in the aggregate, do not materially detract from the value of or present use of any Company Property subject thereto or affected thereby (provided that the Company specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on Schedule 2.20, has been released of record since the date of the title report in question) and (iv) mechanics', carriers', workmen's or repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Schedule 2.11 lists each of the Company Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

          (b) Except as provided in Schedule 2.11, valid policies of title insurance (each a "Company Title Insurance Policy") have been issued insuring the Company's or the applicable Company Subsidiary's fee simple or leasehold title, where applicable, to the Company Properties in amounts at least equal to the purchase price thereof paid by the Company therefor, subject only to the matters disclosed above and on the Schedules, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A termination of the Centreville Lease, referred to in Schedule 2.11, would not materially detract from the value or present use of the fee portion of Company Property No. 1403. A true and correct copy of each Company Title Insurance Policy has been previously made available to Acquiror.

          (c) Except as provided in Schedule 2.11 or in the Company's capital budget attached to the Schedules (the "Company Capital Budget"), (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties in all material respects or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties in all material respects has not been obtained and is not in full force and effect, nor, to the Knowledge of the Company does there exist any pending threat of modification or cancellation of any of same, (ii) to the Knowledge of the Company no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Company Properties in a material respect has been issued by any governmental authority; (iii) to the Knowledge of the Company there are no material structural defects relating to any Company

Property; (iv) to the Knowledge of the Company there is no Company Property whose building systems are not in working order in any material respect; or (v) to the Knowledge of the Company, there is no physical damage or deterioration to any Company Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration or which in the aggregate is expected to result in a Company Material Adverse Effect; except in the case of
(iii), (iv) and (v) above as may arise as a result of the normal wear and tear incurred in connection with owning and operating properties of the type owned and operated by the Company.

     (d) Except as set forth in Schedule 2.11, neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas, except for such notices as would not reasonably be expected, individually or in the aggregate, to materially detract from the value of or present use of any of the Company Property subject thereto or affected thereby. No one of the "Possible Violations of Local Codes or Ordinances" referred to in Schedule 2.11 will materially detract from the value or present use of the Company Property to which it relates.

     (e) Except as set forth in Schedule 2.11 all of the Company Properties are managed by the Company or a wholly-owned Company Subsidiary.

     (f) Except as set forth in Schedule 2.11, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, in all material respects, and, there are no material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Company Properties delivered to Acquiror prior to the date hereof.

     (g) The Company and each of the Company Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of December 31, 1997, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on Schedule 2.20 or Schedule 2.11 or on the consolidated balance sheet of the Company as of December 31, 1997, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title, easements and encumbrances, if any, as would not materially detract from the value of or present use of any of the Company Properties subject thereto or affected thereby.

     (h) Except as set forth in Schedule 2.11, no Company Property is currently under development or subject to any agreement with respect to development, and neither the Company nor any Company Subsidiary shall enter into any such agreements between the date hereof and the Effective Time without the prior written approval of Acquiror.

     (i) All consents required from lessors under material leases of any Company Property leased to the Company or a Company Subsidiary, or required from other third parties, by virtue of the Merger, have been or shall have been obtained prior to the Closing. No third party holds any rights with respect to any such lease whereby a default by a third party could result in a termination of the lease to the Company or the applicable Company Subsidiary without such lessee having a right to a reasonable opportunity to cure the default.

     (j) For purposes of this Section 2.11 only, the term Company Subsidiaries includes FSA, a Louisiana Partnership and Marian Ridge IV, L.L.C.

     2.12 ENVIRONMENTAL MATTERS. The Company has made available to Acquiror a true and complete copy of the environmental reports listed on Schedule 2.12 (the "Company Environmental Reports"). To the Company's Knowledge, after due inquiry, the Company Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or analysis made by or on behalf of the Company or any of the Company Subsidiaries) with respect to the Company Properties in the possession or control of the Company or any Company Subsidiary. Except (i) as otherwise listed on Schedule 2.12 and only to the extent described therein, (ii) for any condition that individually or in the aggregate would not be reasonably likely to materially detract from the value of or present use of any Company Property subject thereof or affected thereby, or (iii) that the following does not apply to conditions arising from the storage of customer goods in storage units at a Company Property of which the Company does not have Knowledge: (A) to the Knowledge of the Company, after due inquiry, the Company Properties and the operations of the Company are in compliance with all Environmental Laws (as defined below) and all requirements of applicable permits, licenses, approvals and other authorizations issued pursuant to Environmental Laws; (B) to the Knowledge of the Company, after due inquiry, the Company has not caused or suffered to occur any Release (as defined below) nor has the Company used, stored or disposed, of any Hazardous Substance (as defined below) into the Environment (as defined below) on, under or from any Company Property and no condition exists on, in or under any Company Property that could result in the incurrence of liabilities under, or any violations of or give rise to the imposition of any Encumbrance under, any Environmental Law or under common law pertaining to Hazardous Substances on, in or originating from any Company Property; (C) the Company has not received any written notice of a claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Substances on, in, under or originating from any Company Property; (D) the Company has no Knowledge of, after due inquiry, and has not received written notice from any Governmental Entity or other person claiming, any violation of any Environmental Law or a determination to undertake and/or request the investigation, remediation, clean-up or removal of any Hazardous Substance released into the Environment on, in, under or from any Company Property; and (E) no Company Property is included or, to the Knowledge of the Company, after due inquiry, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and the Company has no Knowledge, after due inquiry, that any Company Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the Knowledge of the Company, after due inquiry, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law. To the Company's Knowledge, the insurance policies described in Schedule 2.12 are valid and enforceable against the insurer and the Company has not received any notice of cancellation or termination with respect thereto. To the Company's Knowledge, after due inquiry, there are no underground storage tanks, asbestos containing building materials or PCBs in, on or at any Company Property which are reasonably expected to result in a Company Material Adverse Effect.

     As used herein, "Hazardous Substance" shall include any hazardous substance, hazardous waste, toxic substance, pollutant, hazardous material, or similarly designated materials including, without limitation, oil, petroleum or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste which is identified, regulated, prohibited or limited under any Environmental Law (including, without limitation, materials listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R.
(S) 172.101, or in the EPA's List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302) as the same may now or hereafter be amended; "Environment" shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor and outdoor air; "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. (S) 6901, et seq.), the Clean Air Act, as amended (42 U.S.C. (S) 7401, et seq.) the Clean Water Act, as amended (33 U.S.C. (S) 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. (S) 2601, et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. (S) 651, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. (S) 1801, et seq.), and all other federal, state and local laws, ordinances, regulations, rules and orders relating to the protection of the environment or of human health from environmental effects; and "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Substance into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing any Hazardous Substance or any release, emission, discharge or similar term, as those terms are defined or used in any Environmental Law.

     2.13 RELATED PARTY TRANSACTIONS. Set forth in Schedule 2.13 is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries under which continuing obligations exist with (a) any consultant, (b) any person who is an officer, trustee, director or Affiliate (as defined below) of the Company or any of the Company Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate, or (c) any person who acquired Company Common Shares in a private placement within the preceding three years, except those of a type available to Company employees generally. Such documents, copies of all of which have previously been delivered or made available to Acquiror, are listed in Schedule 2.13. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(l) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or a trade or business under common control with the Company within the meaning of
Section 414 of the Code (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries),
(ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound, or
(iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.14 and true and correct copies of which plans have been made available to Acquiror. With respect to the Employee Plans:

          (a) Except as disclosed in Schedule 2.14, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

          (b) Except as disclosed in Schedule 2.14, each Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan under Section 401(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

               (i) all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

               (ii) all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

               (iii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

               (iv) with respect to each such Employee Plan, to the extent applicable, the Company has made available to Acquiror true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto), and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

          (c) Except as disclosed in Schedule 2.14, with respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

          (d) Except as disclosed in Schedule 2.14, no Controlled Group Member
     has   maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.14, the Company represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

          (e) Except as disclosed in Schedule 2.14, with respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

     2.15 EMPLOYEE MATTERS. Schedule 2.15 lists the employee handbooks of the Company and each of the Company Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to Acquiror. Except as set forth in Schedule 2.15, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company's employees. To the Knowledge of the Company there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

     2.16 TAXES. (a) Each of the Company and the Company Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or the Company has paid on its behalf) all Taxes (as defined below) shown or reflected on such returns and reports as required to be paid by it except (i) as set forth in Schedule 2.16, or (ii) real estate taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Company Subsidiary shall have set aside on its books adequate reserves. The Company has provided Acquiror true and correct copies of its and the Partnership's 1996 and 1997 federal income tax returns. The most recent audited financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable or accrued by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Company Financial Statement Date, the Company has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any Company Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or otherwise proposed, asserted or assessed against the Company or any of the Company Subsidiaries. No waivers of the time to assess any such Taxes have been executed by the Company or any Company Subsidiary and, to the Knowledge of the Company, no requests for such waivers are pending. For purposes of the representations made in this Section 2.16(a), no violation of those representations shall be treated as occurring to the extent that the circumstance potentially creating the violation would not produce a Company Material Adverse Effect. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

     (b) The Company (i) for all taxable years commencing with its formation through December 31, 1997, has been subject to federal income taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and thereafter until the Effective Time, (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company's Knowledge, threatened by the IRS, (iv) except to the extent indicated in Schedule 2.16, the Company's federal income tax returns for 1996 and 1997 have not reported (directly or indirectly through any other entity) from any of the Company Properties or other activities any income other than income described in Sections 856(c)(2) and 856(c)(3) (income qualifying under the 95% and 75% gross income tests applicable to REITs), (v) has indicated on Schedule 2.16 the states in which it is required to file income or franchise tax returns and whether it files as a REIT in those states, and for those states in which it files as a REIT, the Company meets the requirements, applied for state, rather than federal purposes, of clauses (i) , (ii), and
(iii) of this Section 2.16(b), (vi) does not hold directly or indirectly any assets that are subject to an election to defer gain pursuant to IRS Notice 88-19 and (vii) and the Company Subsidiaries have not made, and are not obligated to make, any "excess parachute payments" as described in Section 280G of the Code, with the possible exception of payments required under the employment or severance agreements listed on Schedule 2.3. Each Company Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or ignored as a separate entity, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. The Company since its formation has not owned stock or securities of any entity that would cause the Company to have violated or to violate Section 856(c)(4) of the Code.

     2.17 NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS. Set forth in Schedule 2.3 and Schedule 2.17 is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer, trustee or director of the Company or any Company Subsidiary as a result of the Merger. Except as described in Schedule 2.3 and Schedule 2.17, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, trustee or director of the Company or any Company Subsidiary.

     2.18 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

     2.19 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents or in Schedules 2.7 or 2.11, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Company Material Adverse Effect.

     2.20 CONTRACTS; DEBT INSTRUMENTS. (a) Except as disclosed in the Company SEC Documents or in Schedule 2.20, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which the Company or any Company Subsidiary may conduct its business.
Neither the Company nor any Company Subsidiary has received a written notice that the Company or any Company Subsidiary is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.20, nor does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (b) Except for any of the following expressly identified in Company SEC Documents, Schedule 2.20 sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of the Company or any Company Subsidiary, other than Indebtedness payable to the Company or a Company Subsidiary, is outstanding or may be incurred (collectively, the "Debt Documents"), as well as the amount outstanding under each Debt Document as of September 30, 1998. For purposes of this Section 2.20, "Indebtedness" shall mean, to the extent any such item exceeds $100,000, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such indebtedness of any other person; but Indebtedness shall not include trade payables incurred in the ordinary course of business payable within 60 days.

     (c) To the extent not set forth in response to the requirements of Section 2.20(b), Schedule 2.20 sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.

     (d) Except as set forth in Schedule 2.20, neither the Company nor any of the Company Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

     (e) Neither the Company nor any of the Company Subsidiaries is a party to any agreement relating to the management of any of the Company Properties except the agreements described in Schedule 2.20 (the "Third Party Management Agreements"). True and complete copies of the Third Party Management Agreements have previously been made available to Acquiror.

     (f) Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages any real properties other than Company Properties, except for the agreements described in Schedule 2.20 (the "Outside Property Management Agreements").

     (g) Except for budgeted construction disclosed in the Company Capital Budget or in Schedule 2.24, Schedule 2.20 lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development or construction of, or additions or expansions to, any Company Properties which are currently in effect and under which the Company or any of the Company Subsidiaries currently has, or expects to incur, an obligation in excess of $100,000. True and correct copies of such agreements have previously been delivered or made available to Acquiror.

     (h) Schedule 2.20 lists all agreements entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

     (i) Except as set forth in Schedule 2.20, neither the Company nor any Company Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Company Properties, or (iii) to make any reprorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by the Company.

     (j) Except as set forth in Schedule 2.20, neither the Company nor any Company Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," true and correct copies of which have been made available to Acquiror. As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Partnership or any other Company Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including, without limitation, requiring the Company or any Company Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that the Company or any Company Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or (iii) requires that the Company or any Company Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary.

     (k) Except as set forth in Schedule 2.20, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

     (l) Except as set forth in Schedule 2.20, there are no outstanding contracts that are not terminable upon 30 days notice which require annual payments in excess of $150,000.

     2.21 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co. Incorporated, dated November 12, 1998 that the consideration to be received by the shareholders of the Company is fair from a financial point of view as of the date of the opinion letter, a signed copy of which has been provided to Acquiror.

     2.22 STATE TAKEOVER STATUTES; WAIVER OF OWNERSHIP LIMITATION. The Company has taken all action necessary to exempt the transactions contemplated by this Agreement from (i) the operation of any "fair price," "moratorium," "control share acquisition" "business combination" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") and (ii) any ownership restrictions or limitations set forth in the Declaration of Trust or Company By-Laws.

     2.23 REGISTRATION STATEMENT. The information relating to and provided by the Company and the Company Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.24 DEVELOPMENT PROPERTIES. Schedule 2.24 lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties which are currently in effect. To the Knowledge of the Company, there is no present reason to believe that there are any adverse physical conditions (e.g., soil instability) or adverse rights of third parties (e.g., easements which substantially and adversely affect the usability of the property) which were not taken into consideration when the Company or Company Subsidiary committed to such development or construction, or additions or expansions, and which would have the effect of causing the value added by such development or construction, or additions or expansions, to be materially less than the cost of such development or construction, or additions or expansions.

     2.25 INVESTMENT COMPANY ACT OF 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.26 TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in Schedule 2.26, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Company Material Adverse Effect, the Company and each Company Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and the Company has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect. To the Company's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that individually or in the aggregate could have a Company Material Adverse Effect.

     2.27 INSURANCE. Except as set forth on Schedule 2.27, each of the Company and the Company Subsidiaries is, and has been continuously since January 1, 1997, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period. Except as set forth on Schedule 2.27, neither the Company nor any Company Subsidiary has received any notice of cancellations or termination with respect to any material insurance policy of the Company or any Company Subsidiary. The insurance policies of the Company and each Company Subsidiary are valid and enforceable policies in all material respects.

     2.28 DEFINITION OF KNOWLEDGE OF THE COMPANY. As used in this Agreement, the phrase "to the Knowledge of the Company" (or words of similar import) means the knowledge of those individuals identified in Schedule 2.28.

     2.29 VOTE REQUIRED. Except for the Company Shareholder Approvals and any Partnership approvals as may be required, no other vote or consent by the equity-holders of the Company or any Company Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby.

     2.30 RIGHTS AGREEMENT.   The Company has amended its Rights Agreement so as
to provide that Acquiror will not become an "Acquiring Person" as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror and MSub represents and warrants to the Company as follows:

          3.1 ORGANIZATION, STANDING AND POWER OF ACQUIROR. Acquiror is a corporation duly organized and validly existing under the laws of the State of California and has the requisite power and authority to carry on its business as now being conducted. MSub is a corporation duly organized and validly existing under the laws of the State of Maryland and has the requisite power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Acquiror and its Subsidiaries (as defined below) taken as a whole (an "Acquiror Material Adverse Effect"). Acquiror has previously made available to the Company complete and correct copies of its Articles of Incorporation and the Acquiror By-laws, in each case, as amended to the date of this Agreement.

     3.2 ACQUIROR SUBSIDIARIES. (a) Schedule 3.2 sets forth (i) each Subsidiary of Acquiror (the "Acquiror Subsidiaries"), (ii) the legal form of each Acquiror Subsidiary, including the state or country of formation and (iii) the ownership interest therein of Acquiror, if not wholly-owned by Acquiror, and if not wholly-owned, the identity and ownership interest of other owners of such Acquiror Subsidiary.

     (b) Except as set forth in Schedule 3.2, (i) all the outstanding shares of capital stock of each Acquiror Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Acquiror or by another Acquiror Subsidiary, and (C) owned free and clear of all Liens, and (ii) all equity interests in each Acquiror Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Acquiror, by another Acquiror Subsidiary or by Acquiror and another Acquiror Subsidiary are owned free and clear of all Liens. Each Acquiror Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Acquiror Subsidiary that is a partnership, joint venture, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. True and correct copies of the articles of incorporation, bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Acquiror Subsidiary, as amended to the date of this Agreement, have previously been made available to the Company.

     3.3 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized shares of stock of Acquiror consist of (i) 200,000,000 shares of common stock ("Acquiror Common Shares"), 115,705,929 of which were issued and outstanding, (ii) 7,000,000 shares of Class B common stock ("Acquiror Class B Common Stock"), all of which were issued and outstanding (iii) 50,000,000 shares of preferred stock, 11,129,650 of which were issued and outstanding and (iv) 200,000,000 shares of equity stock, 225,000 shares of which were issued and outstanding. As of the date hereof, (i) 7,000,000 Acquiror Common Shares were reserved for issuance upon conversion of the Acquiror Class B Common Stock, (ii) 4,938,809 Acquiror Common Shares were reserved for issuance under Acquiror's stock option and incentive plans and (iii) up to 500,000 Acquiror Common Shares were reserved for issuance in connection with the merger of PS Partners VIII Merger Co., Inc. into PS Partners VIII, Ltd., a California Limited Partnership. On the date hereof, except as set forth in this Section 3.3 or Schedule 3.3, no Acquiror Common Shares or other voting securities of Acquiror were issued, reserved for issuance or outstanding.

     (b) All outstanding Acquiror Common Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Acquiror, or assets of any other entities exchangeable into Acquiror Shares having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquiror may vote.

     (c) Except as set forth in this Section 3.3 or in Schedule 3.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any Acquiror Subsidiary is a party or by which such entity is bound, obligating Acquiror or any Acquiror Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Acquiror or any Acquiror Subsidiary or obligating Acquiror or any Acquiror Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (d) Except as set forth in Schedule 3.3, all dividends or distributions on Acquiror Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

     3.4 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Acquiror and MSub have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Acquiror, MSub or any Acquiror Subsidiary is a party. The execution and delivery of this Agreement by Acquiror, MSub or any Acquiror Subsidiary and the consummation by Acquiror and MSub of the transactions contemplated by this Agreement to which Acquiror, MSub or any Acquiror Subsidiary is a party have been duly authorized by all necessary action on the part of Acquiror, MSub or such Acquiror Subsidiary. This Agreement has been duly executed and delivered by Acquiror and MSub and constitutes a valid and binding obligation of Acquiror and MSub, enforceable against Acquiror and MSub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by Acquiror and MSub does not, and the consummation of the transactions contemplated by this Agreement to which Acquiror, MSub or any Acquiror Subsidiary is a party and compliance by Acquiror and MSub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Acquiror Subsidiary under, (i) the Articles of Incorporation or the Acquiror By-laws, the MSub articles of incorporation or the MSub bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Acquiror Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror, MSub or any Acquiror Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any

Laws applicable to Acquiror, MSub or any Acquiror Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have an Acquiror Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror, MSub or any Acquiror Subsidiary in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror and MSub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Proxy Statement, (y) registration statements on appropriate forms under the Securities Act and the Exchange Act, and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of listing applications with the NYSE and PCX with respect to the Acquiror Common Shares to be issued in the Merger, (iii) the filing of the Articles of Merger with the Department, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.4,
(B) as may be required under (y) federal, state or local environmental laws, or
(z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Acquiror, MSub or any Acquiror Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     (c) For purposes of determining compliance with the Hart-Scott Act, Acquiror confirms that it conducts its business in accordance with the requirements of Section 856 of the Code.

     3.5  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.
Acquiror has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 through the date hereof (the "Acquiror SEC Documents"). Schedule 3.5 contains a complete list of all Acquiror SEC Documents filed by Acquiror with the SEC since January 1, 1996 and on or prior to the date of this Agreement (other than preliminary material filed with the SEC on a confidential basis and filings made pursuant to Section 16(a) of the Exchange Act). All of the Acquiror SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Acquiror SEC Documents. None of the Acquiror SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Acquiror SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Acquiror included in the Acquiror SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Acquiror and the Acquiror Subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Acquiror has no Acquiror Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Acquiror SEC Documents or in Schedule 3.5, neither Acquiror nor any of the Acquiror Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Acquiror or in the notes thereto and which, individually or in the aggregate, would have an Acquiror Material Adverse Effect.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Documents or Schedule 3.6, since the date of the most recent audited financial statements included in the Acquiror SEC Documents (the "Acquiror Financial Statement Date") Acquiror and the Acquiror Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Acquiror and the Acquiror Subsidiaries taken as a whole, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect self-storage real estate generally (an "Acquiror Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an Acquiror Material Adverse Change, (b) except for regular quarterly distributions through the date hereof (in the case of Acquiror) not in excess of $0.22 per Acquiror Common Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Acquiror Common Shares,
(c) any split, combination or reclassification of any of Acquiror Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Acquiror Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an Acquiror Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Acquiror or any Acquiror Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Acquiror SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Acquiror and any officer or director of Acquiror.

     3.7 LITIGATION. Except as disclosed in the Acquiror SEC Documents, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Acquiror and the Acquiror Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Acquiror, threatened against or affecting Acquiror or any Acquiror Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have an Acquiror Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Acquiror or any Acquiror Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.8 PROPERTIES. Except as provided in Schedule 3.8, Acquiror or one or more of the Acquiror Subsidiaries owns fee simple title to each of the real property owned or leased by Acquiror and Acquiror Subsidiaries (the "Acquiror Properties"), which are all of the real estate properties owned by them. All such properties are owned in each case free and clear of Encumbrances (except as provided below or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect). No other Person has any ownership interest in any of the Acquiror Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Acquiror Properties subject thereto or affected thereby. The Acquiror Properties are not subject to any Property Restrictions or other Encumbrances, except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (ii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys, which Encumbrances and Property Restrictions, in any event, are not reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and (iii) mechanics', carriers', workmen's or repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, are not reasonably expected to have an Acquiror Material Adverse Effect. To the Knowledge of Acquiror (i) there are no material structural defects relating to any Acquiror Property; (ii) there is no Acquiror Property whose building systems are not in working order in any material respect; or (iii) there is no material physical damage or deterioration to Acquiror Properties for which there is no insurance in effect covering the cost of the restoration which in each case in the aggregate is expected to result in an Acquiror Material Adverse Effect; except in each case above as may arise as a result of the normal wear and tear incurred in connection with owning and operating properties of the type owned and operated by the Acquiror.

     3.9 ENVIRONMENTAL MATTERS. Except (i) for matters that have been fully reserved for in Acquiror Financial Statements, (ii) for any condition that individually or in the aggregate would not be reasonably likely to have an Acquiror Material Adverse Effect, or (iii) that the following does not apply to conditions arising from the storage of customer goods in storage units at an Acquiror Property for which Acquiror does not have Knowledge: (A) to the Knowledge of Acquiror, after due inquiry, the operations of Acquiror are in compliance with all

Environmental Laws and all requirements of applicable permits, licenses, approvals and other authorizations issued pursuant to Environmental Laws; (B) to the Knowledge of Acquiror, after due inquiry, Acquiror has not caused or suffered to occur any Release of any Hazardous Substance into the Environment on, under or from any Acquiror Property, and no condition exists on, in or under any Acquiror Property that could result in the incurrence of liabilities under, or any violations of any Environmental Law or give rise to the imposition of any Encumbrance, under any Environmental Law; (C) Acquiror has not received any written notice of a claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Substances on, in under or originating from any Acquiror Property; (D) Acquiror has no Knowledge of, after due inquiry, and has not received written notice from any Governmental Entity or other person claiming, any violation of any Environmental Law or a determination to undertake and/or request the investigation, remediation, clean-up or removal of any Hazardous Substance released into the Environment on, in, under or from any Acquiror Property; and (E) no Acquiror Property is included or, to the Knowledge of Acquiror, after due inquiry, proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the EPA or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and Acquiror has no Knowledge, after due inquiry, that any Acquiror Property or Storage Land has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the Knowledge of the Acquiror, after due inquiry, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

     3.10 TAXES. (a) Each of Acquiror and the Acquiror Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Acquiror has paid on its behalf) all Taxes (as defined below) shown or reflected on such returns and reports as required to be paid by it except (i) as set forth in Schedule 3.10, or (ii) real estate taxes for which Acquiror or the applicable Acquiror Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the Acquiror SEC Documents reflect an adequate reserve for all material Taxes payable or accrued by Acquiror and the Acquiror Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Acquiror Financial Statement Date, Acquiror has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Acquiror nor any Acquiror Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of Acquiror, otherwise proposed, asserted or assessed against Acquiror or any of the Acquiror Subsidiaries. Except as set forth in Schedule 3.10, no waivers of the time to assess any such Taxes have been executed by Acquiror or any Acquiror Subsidiary and, to the Knowledge of Acquiror, no requests for such waivers are pending. For purposes of the representations made in this Section 3.10(a), no violation of those representations shall be treated as occurring to the extent that the circumstance potentially creating the violation would not produce an Acquiror Material Adverse Effect.

          (b) Acquiror (i) for all taxable years commencing with January 1, 1981 through December 31, 1997, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and thereafter until the Effective Time or such later time as the board of directors of Acquiror determines that it is no longer in the best interests of Acquiror to continue to qualify as a REIT and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Acquiror Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to Acquiror's Knowledge, threatened by the IRS. Each Acquiror Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or ignored as a separate entity, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause Acquiror to violate Section
856(c)(4) of the Code.   Acquiror during the period commencing January 1, 1981
through the present has not owned stock or securities of any entity that would cause Acquiror to have violated or to violate Section 856(c)(4) of the Code.

          3.11 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or any Acquiror Subsidiary.

          3.12 COMPLIANCE WITH LAWS. Except as disclosed in the Acquiror SEC Documents or in Schedule 3.4, neither Acquiror nor any of the Acquiror Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have an Acquiror Material Adverse Effect.

          3.13 STATE TAKEOVER STATUTES. Acquiror has taken all action necessary to exempt the transactions contemplated by this Agreement between Acquiror and the Company and its Affiliates from the operation of Takeover Statutes.

          3.14 REGISTRATION STATEMENT. The information relating to Acquiror and the Acquiror Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.15 INVESTMENT COMPANY ACT OF 1940. Neither Acquiror nor any of the Acquiror Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

          3.16 TRADEMARKS, PATENTS AND COPYRIGHTS. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have an Acquiror Material Adverse Effect, Acquiror and each Acquiror Subsidiary owns or possesses adequate licenses or other legal rights to use all trademarks, trade names, trade name rights, copyrights, service marks, applications for trademarks and for service marks and other proprietary rights and information used or held for use in connection with the business of Acquiror and the Acquiror Subsidiaries as currently conducted or as contemplated to be conducted, and Acquiror has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Acquiror and the Acquiror Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have an Acquiror Material Adverse Effect.

          3.17 DEFINITION OF KNOWLEDGE OF ACQUIROR. As used in this Agreement, the phrase "to the Knowledge of Acquiror" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.17.

          3.18 VOTE REQUIRED. No vote or consent by the equity-holders of Acquiror, MSub or any Acquiror Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby.

                                    ARTICLE 4

                                    COVENANTS

          4.1 ACQUISITION PROPOSALS. Prior to the Effective Time, the Company agrees that:

          (a) neither it nor any of the Company Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (b) it will direct, and will use its best efforts not to permit its officers, trustees, employees, agents or financial advisors to engage in any of the activities described in Section 4.1(a);

          (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1; and

          (d) it will notify Acquiror immediately if the Company receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Trustees of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Board of Trustees of the Company determines in good faith that such action is appropriate for the Board of Trustees to comply with its duties imposed by law,
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which the Company determined in good faith was required to be executed in order for the Board of Trustees to comply with its duties to shareholders imposed by law), the Company keeps Acquiror informed of the status (not the terms) of any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 4.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of the Company under this Agreement; provided, however, that the Board of Trustees of the Company may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Trustees of the Company determines in good faith to be more favorable to the Company's shareholders from a financial point of view than the Merger and which the Board of Trustees of the Company determines is reasonably capable of being consummated.

          4.2 CONDUCT OF THE COMPANY'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in
Schedule 4.2, or (iii) consented to in writing by Acquiror, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, irrespective of whether or not in the ordinary course of business, the Company shall, and shall cause each of the Company Subsidiaries to:

          (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (b) confer on a regular basis with one or more representatives of Acquiror to report operational matters of materiality, including renewal of yellow page advertisements or listings, as well as in connection with filings made with the Securities and Exchange Commission, Internal Revenue Service and any other material regulatory body; and, subject to Section 4.1, any proposals to engage in material transactions;

          (c) promptly notify Acquiror of any material emergency, of any Company Material Adverse Change or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to Acquiror true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided the Company notifies Acquiror that it is availing itself of such extensions and provided such extensions do not adversely affect the Company's status as a qualified REIT under the Code;

          (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve the Company's status as a REIT or the status of any Company Subsidiary as a partnership for federal or state income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

          (h) other than in connection with those development agreements set forth in Schedule 2.24 and binding contracts executed on or prior to the date hereof as set forth in Schedule 2.20, not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit such that the outstanding borrowings under the revolving line(s) of credit do not exceed $115,000,000 in the aggregate, exercise its option to increase its revolving line of credit without providing reasonable prior notice to Acquiror of its intention to exercise such option, renew any borrowings under its revolving line(s) of credit for a period of time other than the shortest permissible renewal period, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects;

          (i) not amend its Declaration of Trust, Company By-laws, code of regulations or partnership agreement or comparable charter or organizational document or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of any Company Subsidiary without Acquiror's prior written consent, which shall not be unreasonably withheld or delayed;

          (j) issue no and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to (i) those items disclosed in Schedule 2.3; (ii) the conversion of any outstanding Units, in accordance with the terms thereof; (iii) the Company Dividend Reinvestment Plan with respect to Company Common Shares the Company is committed to issue; and (iv) the Company Option Plan.

          (k)  grant no options (including any options under the Company Options
     Plan) or other right or commitment relating to its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

          (l) except (i) as provided in Section 5.11 hereof, (ii) in connection with the use of Company Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, or (iii) for dividends and distributions by a Company Subsidiary to the Company or a Company Subsidiary, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest;

          (m) except as set forth on Schedule 2.20, not sell, lease, mortgage, subject to Lien or otherwise dispose of any Company Property or any other material part of its assets, individually or in the aggregate, except in the ordinary course of business;

          (n) except as set forth on Schedule 2.4, not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Company Subsidiaries in the ordinary course of business consistent with prior practice;

          (o) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Acquiror or incurred in the ordinary course of business consistent with past practice;

          (p) except as reflected in the Company Capital Budget, not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment"), other than the renewal of its insurance policies in the ordinary course of business after providing reasonable prior notice to Acquiror of such renewal, which may result in total payments or liability by or to it in excess of $50,000 or aggregate Commitments in excess of $400,000, provided that the Company will not enter into any Commitment with respect to any of the expansion or development projects identified in Parts 3 and 4 of the Company Capital Budget without the prior approval of Acquiror;

          (q) except with respect to Company Subsidiaries, not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (r) not enter into or amend any agreement or arrangement with any consultant or Affiliate of the Company or any of the Company Subsidiaries other than additional agreements or arrangements with consultants involving an aggregate commitment of less than $100,000;

          (s) except as provided in the Severance and Retention Program, not increase any compensation other than pursuant to the terms of employment agreements previously entered into or (i) enter into or amend any employment agreement or other arrangement with its trustees, executive officers or employees other than in the ordinary course of business consistent with past practice, other than waivers by employees of benefits under such agreements, or (ii) enter into any employment agreement or arrangement with any other Person not currently an employee of the Company or a Company Subsidiary other than in the ordinary course of business consistent with past practice, provided that any such agreement or arrangement is terminable at will at the option of the Company or the Company Subsidiary;

          (t) except as otherwise provided in Section 1.13 or Section 5.9, not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

          (u)  not change the ownership of any of its Subsidiaries;

          (v) not accept a promissory note in payment of the exercise price payable under any option to purchase Company Common Shares;

          (w) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement with the persons that are affiliates, or as of the date hereof, officers, directors or employees, of Company or any Company Subsidiary;

          (x) except as provided in Schedule 2.11 or Schedule 2.20, not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity;

          (y) suspend the Company Dividend Reinvestment Plan, effective as of the date of this Agreement; and

          (z) continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction as defined in Section 857(b)(6) of the Code.

     4.3 CONDUCT OF ACQUIROR'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in Schedule
4.3 or (iii) consented to in writing by the Company, Acquiror shall, and shall cause each of the Acquiror Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore, and, irrespective of whether or not in the ordinary course of business, Acquiror shall, and shall cause each of the Acquiror Subsidiaries to:

          (a) use its reasonable efforts to preserve intact its business organizations and goodwill, and will use its reasonable best efforts to keep available the services of its officers and employees to the extent reasonably deemed to be in Acquiror's interests;

          (b) confer upon reasonable request with one or more representatives of the Company to report operational matters of materiality;

          (c) promptly notify the Company of any material emergency or any Acquiror Material Adverse Change or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Acquiror Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Acquiror's status as a qualified REIT under the Code; and

         (g) continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction as defined in Section 857(b)(6) of the Code.

     4.4 OTHER ACTIONS. Each of the Company on the one hand and Acquiror on the other hand shall not take, and shall use its reasonable best efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

     4.5 FILING OF CERTAIN REPORTS. Acquiror shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as the Company or Acquiror may reasonably request, all to the extent required from time to time to enable such Affiliate to sell Acquiror Common Shares received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     4.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, the Company shall promptly cause to be prepared and delivered to Acquiror a list (reasonably satisfactory to counsel for Acquiror) identifying all persons who, at the time of the Company Shareholders Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as an Affiliate in such list to deliver to the Company on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Acquiror Common Shares issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145. Acquiror shall be entitled to place legends as specified in such written agreements on the certificates representing any Acquiror Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Shares, consistent with the terms of such agreements.

                                 ARTICLE 5

                              ADDITIONAL COVENANTS

          5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; THE COMPANY SHAREHOLDERS MEETING. (a) The Company and Acquiror shall use their reasonable best efforts to prepare and file with the SEC a preliminary Proxy Statement, in form and substance satisfactory to each of Acquiror and the Company and such registration statements under the Securities Act and Exchange Act as may be required (collectively, the "Registration Statement") as soon as practicable following the date of this Agreement. Each of the Company and Acquiror shall promptly use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and Exchange Act and the rules and regulations promulgated under such acts as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company agrees to date its Proxy Statement as of the approximate date of mailing to the Company shareholders. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs with respect to the Registration Statement or to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Acquiror or the Company, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement to the Proxy Statement. Acquiror also shall take any action, if any, required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of beneficial interest of Acquiror pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Shares and rights to acquire Company Shares as may be reasonably requested in connection with any such action.

          (b) The Company will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of the Company), convene and hold a meeting of its shareholders (the "Company Shareholders Meeting" for the purpose of obtaining Company Shareholder Approvals. The Company will, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and the Company will use its reasonable best efforts to obtain such approval; provided, that prior to the Company Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Trustees of the Company determines in good faith that such withdrawal, modification or amendment is appropriate.

          (c) If on the date for the Company Shareholders Meeting established pursuant to Section 5.1(c) of this Agreement, the Company has not received a sufficient number of proxies to approve the Merger (but less than one-third of the outstanding Company Common Shares have voted against the Merger), then the Company shall adjourn its shareholders meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of the shareholders meetings or (ii) the date on which the requisite number of proxies approving the Merger has been obtained or proxies have been received representing at least two-thirds of its outstanding Company Common Shares which voted against the Merger.

          5.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the Company and Acquiror shall, and shall cause each of the Company Subsidiaries and Acquiror Subsidiaries, respectively, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Acquiror shall, and shall cause each of the Company Subsidiaries and Acquiror Subsidiaries, respectively, to furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, as well as internal monthly reports prepared in the ordinary course of business. Each of the Company and Acquiror shall, and shall cause the Company Subsidiaries and Acquiror Subsidiaries, respectively, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of August 24, 1998 between the Company and Acquiror (the "Confidentiality Agreement").

          5.3 BEST EFFORTS; NOTIFICATION. (a) Subject to the terms and conditions herein provided, the Company and Acquiror shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations, (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to the Company and Acquiror, and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to he done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, trustees and directors of the Company and Acquiror shall take all such necessary action.

          (b) The Company shall give prompt notice to Acquiror and MSub, and Acquiror and MSub shall give prompt notice to the Company, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.4 COSTS OF TRANSACTION. In the event that the Merger is not consummated, each of Acquiror and the Company shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement; provided, however, that all printing costs and SEC filing fees in connection with the Merger shall be paid 50% by the Company and 50% by Acquiror and, provided further, that this Section 5.4 shall in no way affect the rights and obligations of the parties hereto under Article 7.

          5.5 TAX TREATMENT; TAX ELECTIONS. (a) Each of Acquiror and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(f).

          (b) Acquiror shall prepare and file, on a timely basis, all Federal and state income tax returns and shall use its reasonable best efforts to so prepare and file all other Tax returns and reports required to be filed from and after the Effective Time (whether such return or report related to a time period prior to, at, or after the Effective Time) for the Company, the Company Subsidiaries and any entity taxed as a partnership reflected in Schedule 5.5 (i) in good faith and for returns relating to periods through and/or including the Effective Time on a basis and in a manner consistent with past Company practice and with similar prior returns and reports of the Company, the Company Subsidiaries or such partnership (unless Acquiror determines in good faith that such method is incorrect) and (ii) with respect to any Federal income tax return of the Company for the time period ending contemporaneously with the Effective Time, on a basis and in a manner that seeks to preserve the qualification of the Company as a real estate investment trust within the meaning of Section 856 of the Code.

          5.6 PUBLIC ANNOUNCEMENTS. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

          5.7 LISTING. Prior to the Effective Time, Acquiror shall use its best efforts to have the NYSE and PCX approve for listing, upon official notice of issuance, the Acquiror Common Shares to be issued in the Merger and listed on the NYSE and PCX after the Effective Time.

          5.8 TRANSFER AND GAINS TAXES. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which are imposed upon the Company or Acquiror or their respective subsidiaries and become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, Acquiror shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to the holders of beneficial interests in the Company, all Transfer and Gains Taxes.

          5.9 BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS. (a) BENEFIT PLANS. After the Effective Time, all employees of the Company who are employed by Acquiror shall, at the option of Acquiror, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, currently maintained by the Company which is, at the option of Acquiror, continued by Acquiror, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Acquiror in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by Acquiror for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with the Company or any Company Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate and vesting (if applicable). With respect to medical benefits provided by Acquiror on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by Acquiror, the Company or any of the Acquiror Subsidiaries or Company Subsidiaries before the Closing Date.

          (b) RETENTION PROGRAM. Prior to the Effective Time, the Company and Acquiror shall adopt a retention program (the "Retention Program") attached hereto as Exhibit D. The Retention Program shall allow for the payment of cash retention payments ("Retention Payments") among certain employees of the Company and the Company Subsidiaries, in lieu of any and all other severance payments, but exclusive of and not in lieu of any bonus or other compensation accrued in the ordinary course of business with respect to services rendered in 1998 to the Effective Date, all in accordance with past practice, as compensation for remaining employed by the Company or a Company Subsidiary until the Effective Time. Acquiror shall maintain the Retention Program in accordance with the terms thereof. In no event shall the Company adopt or agree to any other severance or retention program in addition to the Retention Program, except as otherwise specifically set forth in this Agreement. Neither the Retention Program nor any other term of this Agreement shall require Acquiror to continue the employment of any employee of the Company after the Effective Time.

          (c) WITHHOLDING. The Company shall require each employee who exercises a Company Option, receives Company Common Shares pursuant to any existing commitment, receives any payment pursuant to Section 5.9(d) hereof, or otherwise receives any payment from the Company as a result of the transactions contemplated by this Agreement, to pay to the Company in cash or Company Common Shares an amount sufficient to satisfy in full the Company's obligation to withhold Taxes incurred by reason of such exercise, issuance or receipt.

          (d) PAYMENTS. The compensation, benefits, payments, accelerations, share options and share appreciation rights of the executives and trustees of the Company, as set forth in Schedule 2.17, shall be satisfied at the Effective Time or as otherwise set forth in this Agreement in accordance with the terms set forth in Schedule 2.17.

          (e) RETENTION. Acquiror shall have no obligation to retain any employee of the Company or any Company Subsidiary after the Effective Time.

          5.10 INDEMNIFICATION.   (a) From and after the Effective Time,
Acquiror shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, trustee or director of the Company or any Company Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Declaration of Trust and Company By-laws, in any separate indemnification agreements between the Company and its trustees or officers or in any other Employee Plan as in effect at the close of business on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. Acquiror shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" trustees and officers liability insurance with a coverage amount and other terms and conditions no less favorable to the Indemnified Parties than under the Company's current trustees and officers liability insurance policy covering the trustees and officers of the Company with respect to their service as such prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time. If Acquiror has directors' and officers' insurance, such insurance shall apply to all directors and officers of Acquiror serving as such during the period such coverage is in effect.

          (b) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror and the Company. Acquiror agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Acquiror under this Section 5.10. The provisions of this Section 5.10 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

          (c) In the event that Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.10, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each trustee, director and officer covered hereby.

          (d) To the extent permitted by law, all rights of indemnification for the benefit of any trustee or officer of the Company shall be mandatory rather than permissive.

          (e) Any determination required to be made with respect to whether a party's conduct complies with the standards set forth in the applicable articles or incorporation, declaration of trust, bylaws or other appropriate document or under applicable law shall be made by a neutral party mutually agreed to by the Indemnified Party and Acquiror.

          5.11 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, the Company shall not make any dividend or distribution to its shareholders without the prior written consent of Acquiror; provided, however, the written consent of Acquiror shall not be required for the authorization and payment of quarterly distributions with respect to the Company Common Shares (and, if required, Units), on a per share (or per Unit) basis as
follows:   (a)  with respect to the fourth quarter of 1998, of up to $0.46 per share (the "Fourth Quarter Dividend"), provided that, although the Fourth Quarter Dividend may be declared by the Company's Board of Trustees in the fourth quarter of 1998 to shareholders of record as of a date in that quarter selected by the Company's Board of Trustees, the Fourth Quarter Dividend shall not be paid to shareholders prior to January 1, 1999 or later than January 31, 1999; and (b) subsequent to the Fourth Quarter Dividend, with respect to any quarter of 1999 prior to the Effective Time, of up to $0.22 per share multiplied by the Exchange Ratio. The Company shall coordinate with the Acquiror the payment of any dividends with respect to any quarter of 1999, it being the intention of the parties that holders of the Company Common Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Company Common Shares or any Acquiror Common Share. Notwithstanding anything in this Section 5.11 to the contrary, at or prior to the Effective Time, the Company shall make dividend payments the Company is required to make by the Code in order to maintain REIT status and those which are sufficient to eliminate any federal income tax liability for its taxable year ending at the Effective Time.

          5.12 STORAGE TRUST PROPERTIES, L.P. If and to the extent any Limited Partner (as defined in the Amended and Restated Agreement of Limited Partnership dated as of

November 16, 1994, as amended (the "Partnership Agreement") delivers a Notice of Conversion (as defined in the Partnership Agreement) in accordance with Section 4.2(e) of the Partnership Agreement, the Acquiror covenants and agrees for the benefit of the Limited Partners that it will agree to either (a) provide shares of the Acquiror rather than shares of the Company, as adjusted by the Exchange Ratio, otherwise in accordance with the terms of Section 4.2(e) of the Partnership Agreement or (b) pay the Redemption Amount to any such Limited Partner in accordance with the terms of Section 8.6 provided that such Redemption Amount will be based upon the Value (as defined in the Partnership Agreement) of a share of common stock of the Acquiror, multiplied by the Exchange Ratio, rather than a common share of the Company. Acquiror agrees to register the shares issuable upon conversion of Units on a Form S-3 filed with the SEC as soon as practicable following the Effective Time.

          5.13 NOTICES. Each of MSub and the Company shall provide such notice to its shareholders of the Merger and other transactions contemplated hereby as is required under Maryland law.

                                    ARTICLE 6

                                   CONDITIONS

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVALS. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Company Shareholder Approvals.

          (b) LISTING OF SHARES. The NYSE and PCX shall have approved for listing the Acquiror Common Shares to be issued in the Merger and to be listed on the NYSE and PCX after the Effective Time, subject to official notice of issuance.

          (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities and Exchange Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

          6.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror and MSub to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by Acquiror:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect self-storage real estate generally, and Acquiror shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the Company contained herein are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect. For the purposes of this Section 6.2(a), the representations and warranties of the Company shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to material adverse effect, the materiality qualification in such representation and warranty shall not apply.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect.

          (c) OPINION RELATING TO REIT AND PARTNERSHIP STATUS. Acquiror shall have received an opinion of Mayer, Brown & Platt or other nationally recognized outside counsel, reasonably satisfactory to Acquiror, that, (i) the Company is organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) the Partnership is treated for federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (d) OTHER TAX OPINION. Acquiror shall have received an opinion dated the Closing Date from A. Timothy Scott, counsel to Acquiror, based upon customary certificates and representation letters, and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

          (e) CONSENTS. Subject to the disclosures set forth on Schedule 6.2, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

          6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and except to the extent that any inaccuracies of such representations and warranties are a result of general economic changes, changes in the United States financial markets generally, changes that affect REITs generally or changes that affect self-storage real estate, and the Company shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representation and warranties of Acquiror contained herein are so qualified) signed on behalf of Acquiror, the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this Section 6.3(a), the representations and warranties of Acquiror shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have an Acquiror Material Adverse Effect; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to material adverse effect, the materiality qualification in such representation and warranty shall not apply.

          (b) PERFORMANCE OF OBLIGATIONS OF ACQUIROR. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Acquiror signed on behalf of Acquiror by the chief executive officer or the chief financial officer of Acquiror, in such capacity, to such effect.

          (c) OPINION RELATING TO REIT STATUS. The Company shall have received an opinion of Hogan & Hartson or other nationally recognized outside counsel, reasonably satisfactory to the Company, that Acquiror is organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (d) OTHER TAX OPINION. The Company shall have received an opinion dated the Closing Date from Mayer, Brown & Platt, or other nationally recognized outside counsel, based upon customary certificates and representation letters and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

          (e) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Shareholder Approvals are obtained:

          (a) by mutual written consent duly authorized by both the Board of Trustees of the Company and Board of Directors of Acquiror;

          (b) by Acquiror, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Company set forth in this Agreement, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by June 30, 1999 (or as otherwise extended);

          (c) by the Company, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Acquiror set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by June 30, 1999 (or as otherwise extended);

          (d) by either Acquiror or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either Acquiror or the Company, if the Merger shall not have been consummated before June 30, 1999; provided, in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

          (f) by either Acquiror or the Company if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

          (g) by the Company, if prior to the Company Shareholders Meeting, the Board of Trustees of the Company shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

          (h) by Acquiror if prior to the Company Shareholders Meeting, the Board of Trustees of the Company shall have withdrawn or modified in any manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal.

          7.2  CERTAIN FEES AND EXPENSES.  If this Agreement shall be terminated
(i) pursuant to Section 7.1(g) or 7.1(h), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to Section 7.1(b), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c), then Acquiror will pay the Company (provided Acquiror was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination), an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(f), then the Company shall pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(c)) an amount equal to the Break-Up Expenses, provided the Closing Price of the Acquiror Common Shares was equal to or greater than $26.50. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(c), 7.1(d), 7.1(e) or 7.1(f), or by Acquiror pursuant to 7.1(e)), and at the time of the termination of this Agreement an Acquisition Proposal has been received by the Company, and either prior to the termination of this Agreement or within twelve (12) months thereafter the Company or any Company Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then the Company shall pay the Break-Up Fee to Acquiror less any Break-Up Expenses previously paid to Acquiror by reason of clause (ii) of the first sentence of Section 7.2. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Acquiror as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by the Company and to Acquiror, or the Break-Up Expenses shall be paid by the Company to Acquiror or Acquiror to the Company (as applicable), in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break-Up Fee" shall be an amount equal to $12,000,000 plus Break-Up Expenses (to the extent not previously paid). The "Break-Up Expenses" payable to Acquiror or the Company, as the case may be (the "Recipient"), shall be an amount equal to the lesser of
(i) $500,000 and (ii) the Recipient's out-of-pocket expenses, which shall include a reasonable allocation of time for in-house counsel, incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses). The right to receive (i) the Break-Up Expenses by

Acquiror or Company, as applicable, or (ii) the Break-Up Fee by Acquiror, are referred to below as the "Break-Up Payments." Notwithstanding the above, to the extent that the right to receive a Break-Up Payments in a taxable year would create excessive bad income ("EBI") for the recipient (the "Payee"), the right to receive the portion of the Break-Up Payments that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-Up Payments shall be treated as creating EBI for the Payee to the extent that the right to receive the amount, when taken into account with other gross income of the Payee for that year, would cause the Payee to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

          Any amount deferred in a particular taxable year pursuant to the preceding sentences shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of the payor. Notwithstanding the foregoing, Break-Up Payments that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent the Payee, as a condition precedent, obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect the Payee's ability to qualify as a REIT. If a Break-up Payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from the payor to the Payee, to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of the Payees, and these provisions shall be interpreted and applied so as to accomplish that purpose.

          7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror, or the Company, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8; provided that (a) if this Agreement is terminated by Acquiror pursuant to Section 7.1(b), the Company shall not be entitled to any of the benefits of Section 7.2, or (b) if this Agreement is terminated by the Company pursuant to Section 7.1(c), Acquiror shall not be entitled to any of the benefits of Section 7.2.

          7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Trustees and Board of Directors at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Company Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

          7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                              GENERAL PROVISIONS

          8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement of either the Company or the Acquiror shall survive the Effective Time.

          8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)  if to the Company, to:           Daniel C. Staton
                                                Michael G. Burnam
                                                Storage Trust Realty
                                                2407 Rangeline Street
                                                Columbia, Missouri   65202
                                                Phone:   (573) 499-4799
                                                Fax No.  (573) 442-5554

               with a copy to:                  Edward Schneidman
                                                Mayer, Brown & Platt
                                                190 South LaSalle Street
                                                Chicago, Illinois   60603
                                                Phone:   (312) 782-0600
                                                Fax No.  (312) 701-7711

          (b)  if to Acquiror or to MSub, to:   B. Wayne Hughes
                                                Chairman and CEO
                                                Public Storage, Inc.
                                                701 Western Avenue, Suite 200
                                                Glendale, California 91201-2397
                                                Phone: 818-244-8080
                                                Fax No.:  818-548-9288
               with a copy to:                  David Goldberg
                                                701 Western Avenue, Suite 200
                                                Glendale, California 91201-2397
                                                Phone: 818-244-8080
                                                Fax No.: 818-548-9288

All notices shall be deemed given only when actually received.

     8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 (with respect to the Company Schedule 5.9 Employees who do not receive Retention and Severance Program letters) and
Section 5.10 ("Third Party Provisions") and Section 5.12 (with regard to Storage Trust Properties, L.P.), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the trustees and officers of the Company had been trustees or officers of the Company prior to the Effective Time.

     8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or California or in any Missouri or California State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Missouri or California or any Missouri or California State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10 NON-RECOURSE TO DIRECTORS, TRUSTEES AND OFFICERS. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Company by the undersigned in his capacity as a trustee or officer of the Company, which has been formed as a Maryland real estate investment trust, and not individually, and neither the trustees, officers nor shareholders of the Company shall be personally bound or have any personal liability hereunder. Acquiror shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement and any other agreements to which it is a party. Acquiror will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder or thereunder.

     IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                   STORAGE TRUST REALTY

                                   By:   /s/ Daniel C. Staton
                                         _____________________________________
                                         Name: Daniel C. Staton
                                         Title: Chairman


                                   PUBLIC STORAGE, INC.

                                   By:   /s/ David Goldberg
                                         _____________________________________
                                         Name: David Goldberg
                                         Title: Senior Vice President


                                   NEWCO MERGER SUBSIDIARY, INC.

                                   By:   /s/ David Goldberg
                                         _____________________________________
                                         Name: David Goldberg
                                         Title: President

                                                                        ANNEX A2
                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 19, 1999 (this "Amendment"), by and among Storage Trust Realty, a Maryland real estate investment trust (the "Company"), Public Storage, Inc., a California corporation ("Acquiror"), Newco Merger Subsidiary, Inc, a Maryland corporation and a subsidiary of Acquiror ("MSub"), and STR Merger Subsidiary, Inc., a Maryland corporation and subsidiary of the Company ("SSub"). Capital terms, unless defined herein, shall have the meaning assigned to them in the Merger Agreement (defined below).

     WHEREAS, the Company, Acquiror and MSub have entered into that certain Agreement and Plan of Merger, dated as of November 12, 1998 (the "Merger Agreement"); and

     WHEREAS, the Company, Acquiror, MSub and SSub desire to amend the Merger Agreement as set forth herein such that either (i) the Company and MSub will merge with the Company being the surviving entity with each executing Articles of Merger in substantially the form attached to the Merger Agreement as Exhibit A-1 and filing such articles in accordance with Maryland law or (ii) the Company and SSub will merge with SSub being the surviving entity with each executing Articles of Merger in substantially the form attached to the Merger Agreement, as amended, as Exhibit A-2 (the "Alternative Articles of Merger") and filing such articles in accordance with Maryland law and immediately thereafter Acquiror and SSub will merge with Acquiror being the surviving entity with each executing the Agreement of Merger in substantially the form attached to the Merger Agreement, as amended, as Exhibit A-3 (the "Agreement of Merger") and filing such agreement and such other documents as may be required in accordance with California law and Maryland law. The term "Merger" as used in the Merger Agreement and in this Amendment shall refer to either of the transactions described in clause (i) or (ii) above, as appropriate.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment hereby amend the Merger Agreement (in accordance with Section 7.4 of the Merger Agreement) as follows:

     1.   Exhibit A hereto is added in its entirety to the Merger Agreement as
          ---------
Exhibit A-2 and Exhibit A to the Merger Agreement is renamed Exhibit A-1.

     2.   Exhibit B hereto is added in its entirety to the Merger Agreement as
          ---------
Exhibit A-3.

     3. Exhibit D to the Merger Agreement is hereby amended and restated in its entirety as set forth on Exhibit C hereto.
                             ---------

     4. The following provisions of Article I of the Merger Agreement are hereby amended as follows:

          (a) Section 1.1 is hereby amended and restated in its entirety as follows:

          "1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, (a) in accordance with Title 3 and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3" and "Title 8", respectively), MSub shall be merged with and into the Company, with the Company as the surviving entity or, alternatively, (b) in accordance with Chapter 11 of the General Corporation Law of California (the "GCL") and Title 3 and Title 8, the Company shall be merged with and into SSub with SSub as the surviving entity and immediately thereafter SSub shall be merged with and into Acquiror with Acquiror as the surviving entity. The Company as the surviving entity under clause (a) or the Acquiror as the surviving entity under clause (b) hereof, as the case may be, shall be referred to as the "Surviving Entity". The Merger shall be consummated in accordance with clause (b) of this Section 1.1 if, in addition to satisfying the conditions set forth in Article 6 of this Merger Agreement, all consents referred to in that certain Agreement Concerning Consents, dated as of November 12, 1998, by and among the Company, the Acquiror and MSub, have been received in accordance with the terms of that Agreement." The Merger will be consummated in accordance with clause (a) of this Section 1.1 if such consents have not been obtained or waived.

          (b) Section 1.3 is hereby amended and restated in its entirety as follows:

          "1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, (a) if the Merger is consummated in accordance with clause (a) of Section 1.1 hereof, the Company, MSub and Acquiror shall file Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 3 and Title 8 or (b) if the Merger is consummated in accordance with clause (b) of
          Section 1.1 hereof, the Company and SSub shall file the Alternative Articles of Merger, executed in accordance with Title 3 and Title 8, with the Department, and shall make all other filings and recordings required under Title 3 and Title 8, and Acquiror and SSub shall file the Agreement of Merger, executed in accordance with the GCL and Title 3, with the California Secretary of State and the Department, and shall make all other filings and recordings required under the GCL and Title 3. The Merger shall become effective (the "Effective Time") at such time as shall be specified in (i) the Articles of Merger or (ii) the later of the time provided by the GCL and as set forth in the Agreement of Merger or upon the acceptance for record of articles of merger by the Department, as the case may be. Following the Effective Time, (x) if the Merger is consummated in accordance with clause (a) of Section 1.1 hereof, the separate corporate existence of MSub shall cease and the Company shall continue as the surviving entity and shall succeed to and assume all the rights and obligations of MSub in accordance with Maryland law or (y) if the Merger is consummated in accordance with clause (b) of Section 1.1 hereof, the separate existence of the Company and SSub shall cease and Acquiror shall continue as the surviving entity and shall succeed to and assume all the rights and obligations of the Company and

          SSub in accordance with California law Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date."

          (c) Section 1.4 is hereby amended and restated in its entirety as follows:

          "1.4 EFFECTS OF MERGER ON COMPANY'S DECLARATION OF TRUST AND BYLAWS.
          (a) If the Merger is consummated in accordance with clause (a) of
          Section 1.1 hereof, the Declaration of Trust (as defined herein) and Company By-laws (as defined herein), as amended and in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law or (b) if the Merger is consummated in accordance with clause (b) of Section 1.1 hereof, Acquiror's Articles of Incorporation and Bylaws, as amended and in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable California law."

          (d) Section 1.5 is hereby amended and restated in its entirety as follows:

          "1.5 DIRECTORS AND OFFICERS. (a) If the Merger is consummated in accordance with clause (a) of Section 1.1 hereof, from and after the Effective Time, the trustees and officers of the Surviving Entity shall be those set forth on Schedule 1.5 or (b) if the Merger is consummated in accordance with clause (b) of Section 1.1 hereof the directors and officers of Acquiror shall continue as the directors and officers of the Surviving Entity; provided, however, that, irrespective of whether the Merger is consummated in accordance with clause (a) or clause (b) of Section 1.1 hereof, it is also agreed that, from and after the Effective Time, the board of directors of the Acquiror shall be expanded by one seat and Daniel C. Staton shall be elected as a new member of the board of directors of the Acquiror."

          (e) Section 1.6 is hereby amended by adding the following to the end of the last sentence of that section:

          "or Agreement of Merger, as the case may be."

          (f) Section 1.9 is hereby amended and restated in its entirety as follows:

          "1.9 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company,

          (a)  if the Merger is consummated in accordance with clause (a) of
     Section 1.1 hereof:

               (1) All Company Common Shares which are held by Acquiror or any wholly-owned subsidiary of Acquiror (including MSub) or the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                (2) Each other outstanding Company Common Share shall be converted into .86 (the "Exchange Ratio") of a share of common stock of Acquiror, par value $.01 per share ("Acquiror Common Share"), for each Company Common Share subject to the provisions set forth in the Articles of Merger;

                (3) Immediately prior to the Effective Time, MSub shall have issued and outstanding a sufficient number shares of stock ("MSub Stock") necessary to consummate the Merger. At the Effective Time, each issued and outstanding share of MSub Stock shall be converted into one validly issued, fully paid and nonassessable share of beneficial interest of the Surviving Entity; or

          (b)   if the Merger is consummated in accordance with clause (b) of
     Section 1.1 hereof:

                (1) Each outstanding Company Common Share shall be converted into one SSub share of common stock, par value $.01 per share ("SSub Common Share"); and

                (2)  Immediately thereafter:

                     (A) All SSub Common Shares which are held by Acquiror or any wholly-owned subsidiary of Acquiror, SSub) or the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

                     (B) Each other outstanding SSub Common Share shall be converted into the Exchange Ratio for each SSub Common Share subject to the provisions set forth in the Agreement of Merger and such other documents as may be required in accordance with California law and Maryland law to effectuate the Merger."

          (g) Section 1.13 is hereby amended and restated in its entirety as follows:

          "1.13 STOCK OPTIONS. The Company shall take all actions necessary to provide that immediately prior to the Effective Time, each Company Option (as hereinafter defined), whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time, each out-of-the-money or at-the-money Company Option shall be canceled, and each in-the-money Company Option shall be assumed by Acquiror and shall be amended automatically to (i) adjust the number of shares for which such option is thereafter exercisable by multiplying such number of shares by .86, (ii) adjust the per share exercise price by dividing such exercise price by .86 and (iii) provide that such option shall be exercisable for Acquiror Common Shares

          (each in-the-money Company Option as so amended is referred to as an "Amended Option"). Whether a Company Option is in-the-money, at-the-money or out-of-the-money at the Effective Time shall be determined based on the difference between the Closing Price (as defined below) of the Company Common Shares and the exercise price per share of such Company Option immediately prior to the Effective Time. Each holder of an in-the-money Company Option at the Effective Time shall be given an opportunity to elect, effective as of the first business day after the Effective Time, either (i) to continue to hold his or her Amended Option, as further amended to eliminate any dividend equivalent rights or distribution equivalent rights, for the remainder of its term or
          (ii) to have such Amended Option canceled and to receive from Acquiror, in consideration of such cancellation, an amount in cash in respect thereof equal to the product of (1) the excess of the Closing Price (as defined below) of the Company Common Shares over the exercise price per share of such Company Option immediately prior to the Effective Time and (2) the number of Company Common Shares subject thereto immediately prior to the Effective Time (such cash amount is referred to as the "Cash Payment"). Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, to become subject to the profit recovery provisions thereof, any Company Options held by such individual may, if such individual so agrees, subject to the proviso to this sentence, be canceled or purchased, as the case may be, immediately prior to the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive the Cash Payment from the Company or the Surviving Entity; provided, however, that the parties hereto will cooperate, including by providing alternate arrangements, so as to achieve the intent of the foregoing without giving rise to such profit recovery. "Closing Price" shall mean the unweighted average closing price of a Company Common Share reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) for the twenty (20) Trading Days ending on the third Trading Day immediately prior to the Closing Date. For the purposes of the paragraph only, "Trading Day" shall mean any day on which such shares are traded on the NYSE. Each holder of an in-the-money Amended Option shall receive a form on which to indicate his or her election to receive the Cash Payment or to continue to hold the Amended Option, including a consent to eliminate any dividend equivalent rights or distribution equivalent rights. Any optionee who elects to receive the Cash Payment, who fails to return such election form, who otherwise fails to indicate an election or who fails to consent to the elimination of any dividend equivalent rights or distribution equivalent rights shall receive the Cash Payment, and his or her Amended Option shall be canceled. All Amended Options that remain outstanding after the Effective Time shall remain subject to the terms of the Company Option Plan (as hereinafter defined). As soon as practicable following the Effective Time, Acquiror agrees to file with the SEC a registration statement on Form S-8 to register the shares then subject to the

          Company Option Plan. Other than as contemplated herein, neither Company nor the Acquiror may make any further amendments to the Company Options, Amended Options or Company Option Plan that will adversely affect the rights of holders of options.

          (h) Section 8.2 shall be amended to require that all notices, requests, demand and other communications under the Merger Agreement required to be delivered to SSub shall be deliver to:

          if to SSub to:           Daniel C. Staton
                                   Michael G. Burnam
                                   c/o Storage Trust Realty
                                   2407 Rangeline Street
                                   Columbia, Missouri   65202
                                   Phone: (573) 499-4799
                                   Fax No.: (573) 442-5554

          with a copy to:          Edward Schneidman
                                   Mayer, Brown & Platt
                                   190 South LaSalle Street
                                   Chicago, Illinois 60603
                                   Phone: (312) 782-0600
                                   Fax No.: (312) 701-7711

     5.   Consulting Agreements.  Each of the parties hereto acknowledge that
          ---------------------
each of Michael G. Burnam, P. Crismon Burnam and Stephen M. Dulle is entering into a consulting agreement, dated as of January 19, 1999, which provides, among other things, that, in the event the Merger is consummated, they shall provide consulting services to the Acquiror; such consulting services are deemed included on Schedules 2.3 and 2.17 to the Merger Agreement and for any other purposes appropriate under the Merger Agreement.

     6.   Counterparts.  This Amendment may be executed in two or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.   Governing Law.  This Amendment shall be governed by and construed in
          -------------
accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

     8.   Entire Agreement.  This Amendment, together with Merger Agreement,
          ----------------
constitute the entire agreement among the parties with respect to the subject matter hereto and thereto. Unless specifically modified within this Amendment, all provisions in the Merger Agreement shall remain in full force and effect, without alteration.

     IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.


                              STORAGE TRUST REALTY

                              By:   /s/ Daniel C. Staton
                                    --------------------------------------------
                                    Name: Daniel C. Staton
                                    Title: Chairman


                              STR MERGER SUBSIDIARY, INC.

                              By:   /s/ Daniel C. Staton
                                    --------------------------------------------
                                    Name: Daniel C. Staton
                                    Title: Chairman


                              PUBLIC STORAGE, INC.

                              By:   /s/ David Goldberg
                                    --------------------------------------------
                                    Name: David Goldberg
                                    Title: Senior Vice President


                              NEWCO MERGER SUBSIDIARY, INC.

                              By:   /s/ David Goldberg
                                    --------------------------------------------
                                    Name: David Goldberg
                                    Title: President

                                                                         Annex B

                               November 12, 1998



Board of Trustees
Storage Trust Realty
2407 Rangeline Street
Columbia, Missouri  65202

Dear Members of the Board of Trustees:

     Storage Trust Realty ("Storage Trust" or the "Company"), Public Storage, Inc. ("Public Storage") and Newco Merger Subsidiary, Inc. ("Newco") have entered into an Agreement and Plan of Merger dated as of November 12, 1998 (the "Agreement") pursuant to which Newco will be merged with Storage Trust in a transaction (the "Merger") in which each of the Company's outstanding common shares of beneficial interest, par value $.01 per share (the "Company Shares"), will be converted into the right to receive .86 shares (the "Merger Consideration") of common stock of Public Storage and each outstanding share of Newco will be converted into the right to receive one newly issued share of Storage Trust. In connection with the consummation of the Merger and concurrently with the execution of the Agreement, PS Orangeco, Inc. and Burnam Holding Companies Co. will execute an agreement pursuant to which PS Orangeco, Inc. will acquire from Burnam Holding Companies Co. all of the outstanding securities of Storage Realty Management Co. (other than securities owned by Storage Trust Properties, L.P.) at or about the time of the execution of the Agreement.

     You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Shares, other than Public Storage and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

1. Reviewed certain publicly available business and financial information relating to the Company and Public Storage that we deemed to be relevant;

2. Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, cash flow, assets, liabilities and prospects of the Company and of Public Storage after giving effect to the Merger;

3. Discussed with members of senior management of the Company the reasonableness of the aggregate amount of the expected cost savings resulting from potential synergies from the Merger (together, the "Expected Synergies");

4. Conducted discussions with members of senior management of the Company and Public Storage concerning the matters described in clauses (1) and
          (2) above, as well as their respective businesses and prospects;

                                                                         Annex B

 5. Reviewed the market prices and valuation multiples for the Company Shares and the shares of common stock of Public Storage (the "Public Storage Shares") and compared them with those of certain publicly traded companies that we deemed to be relevant;

 6. Reviewed the results of operations of the Company and Public Storage, and compared them with those of certain publicly traded companies that we deemed to be relevant;

 7. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

 8. Participated in certain discussions and negotiations among representatives of the Company and Public Storage and their financial and legal advisors with respect to the Merger;

 9.       Reviewed the potential pro forma impact of the Merger;

10.       Reviewed a draft dated November 11, 1998 of the Agreement; and

11. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, real estate, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Public Storage or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Public Storage. With respect to the financial forecast information furnished to or discussed with us by the Company or Public Storage, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Public Storage's management as the case may be, and with respect to the Expected Synergies, Merrill Lynch also assumed the reasonableness of such amounts based upon its discussions with Storage Trust. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purpose. We have also assumed that the final form of the Agreement was substantially similar to the last draft we reviewed.

     Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of any of the transactions contemplated. We have also assumed that the combined entity will continue to qualify after the Merger as a REIT for federal income tax purposes.

                                                                         Annex B
     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided financial advisory and financing services to the Company and Public Storage, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, Public Storage Shares and other securities of Public Storage for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Trustees of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger, or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares will trade following the announcement of the Merger or as to the prices at which the Public Storage Shares will trade following the consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Shares, other than Public Storage or its affiliates.

                                        Very truly yours,


                                        MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH INCORPORATED

                                    PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS
     --------------------------------------

ITEM 20.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND AGENTS.

In August 1988, the Registrant's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Registrant may indemnify the agents of the Registrant to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.21) which are incorporated herein by this reference. In October 1988, the Registrant also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Registrant to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Registrant from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Registrant believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
          ------------------------------------------

      (A)    EXHIBITS:  See Exhibit Index contained herein.

      (B)    FINANCIAL STATEMENT SCHEDULES:

See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

      (a)    The undersigned Registrant hereby undertakes as follows:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    A. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                    B. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    C. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)A. and (1)B. do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 20 day of January, 1999.

                              PUBLIC STORAGE, INC.


                              By: /s/ Harvey Lenkin
                                 ------------------------------
                                      Harvey Lenkin, President


Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 SIGNATURE                       CAPACITY                                     DATE
/s/ B Wayne Hughes               Chairman of the Board, Chief Executive       January 20, 1999
__________________________
   B. Wayne Hughes               Officer and Director (principal
                                 executive officer)

/s/ Harvey Lenkin                President and Director                       January 20, 1999
__________________________
   Harvey Lenkin

/s/ B. Wayne Hughes, Jr.         Vice President and Director                  January 20, 1999
__________________________
   B. Wayne Hughes, Jr.

/s/ John Reyes                   Senior Vice President and Chief              January 20, 1999
__________________________
   John Reyes                    Financial Officer (principal financial
                                 officer and principal  accounting
                                 officer)

/s/ Robert J. Abernethy          Director                                     January 20, 1999
__________________________
   Robert J. Abernethy

/s/ Dann V. Angeloff             Director                                     January 20, 1999
__________________________
   Dann V. Angeloff

/s/ William C. Baker             Director                                     January 20, 1999
__________________________
   William C. Baker

/s/ Thomas J. Barrack, Jr.       Director                                     January 20, 1999
__________________________
   Thomas J. Barrack, Jr.

/s/ Uri P. Harkham               Director                                     January 20, 1999
__________________________
   Uri P. Harkham


EXHIBIT INDEX

2.1 Agreement and Plan of Merger by and among Storage Trust Realty, Public Storage, Inc. and Newco Merger Subsidiary, Inc. dated as of November 12, 1998 (filed as Annex A-1 to the Proxy Statement and Prospectus).

2.2 Amendment No. 1 to Agreement and Plan of Merger by and among Storage Trust Realty, Public Storage, Inc. and Newco Merger Subsidiary, Inc. dated as of January 19, 1999 (filed as Annex A-2 to the Proxy Statement and Prospectus).

3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

3.16 Certificate of Determination for 8-5/8% Cumulative Preferred Stock, Series I Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.
3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

3.18 Certificate of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

3.19 Certificate of Determination for 8% Cumulative Preferred Stock, Series J. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

3.20 Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 333-61045 and incorporated herein by reference.

3.21 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

3.22 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

3.23 Amendment to Bylaws adopted on June 26, 1997. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

3.24 Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant's Registration Statement No. 333-41123 and incorporated herein by reference.

3.25 Amendment to Bylaws adopted on February 10, 1998. Filed with Registrant's Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

3.26 Certificate of determination for 8 1/4% Cumulative Preferred Stock, Series K. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8 1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

5.1    Opinion on legality.  Filed herewith.

8.1    Opinion of Mayer, Brown & Platt on tax matters.  Filed herewith.

8.2    Opinion of A. Timothy Scott on tax matters.  Filed herewith.

10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

10.3 Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant's Registration Statement No. 333-22665 and incorporated herein by reference.

10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc, Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

*10.5 Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

*10.6 Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

*10.7 Registrant's 1996 Stock Option and Incentive Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.8 Amended and Restated Agreement of Limited Partnership of Storage Trust Properties, L.P., as amended by the First Amendment thereto. Filed with Storage Trust's Annual Report on Form 10-K for the year ended December 31, 1994 and with Storage Trust's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference.

*10.9 Storage Trust Realty 1994 Share Incentive Plan. Filed with Storage Trust's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

*10.10 Amended and Restated Storage Trust Realty Retention Bonus Plan effective as of November 12, 1998. Filed herewith.

23.1   Consent of Independent Auditors (Public Storage).  Filed herewith.

23.2   Consent of Independent Auditors (Storage Trust).  Filed herewith.

23.3   Consent of David Goldberg (included in Exhibit 5.1).

23.4   Consent of Mayer, Brown & Platt (included in Exhibit 8.1).

23.5   Consent of A. Timothy Scott (included in Exhibit 8.2).

23.6   Consent of Merrill Lynch & Co. Filed herewith.

99.1   Proxy card for Storage Trust Realty.  Filed herewith.

99.2 Opinion of Merrill Lynch & Co. dated November 12, 1998 (filed as Annex B to the Proxy Statement and Prospectus).

_________________________

*Compensatory benefit plan